UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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Valero Energy Corporation

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Preliminary Copy
VALERO ENERGY CORPORATION
NOTICE OF 2011 ANNUAL MEETING OF STOCKHOLDERS
The Board of Directors has determined that the 2011 Annual Meeting of Stockholders of Valero Energy Corporation will be held on Thursday, April 28, 2011, at 10:00 a.m., Central Time, at our offices located at One Valero Way, San Antonio, Texas 78249 for the following purposes:
1.	Elect four Class II directors to serve until the 2014 annual meeting of stockholders;

2.	Approve amendment of our Certificate of Incorporation to eliminate classified board;

3.	Ratify appointment of KPMG LLP as independent auditors;

4.	Approve the 2011 Omnibus Stock Incentive Plan;

5.	Approve the 2010 compensation of the named executive officers;

6.	Recommend the frequency of stockholder votes on executive compensation;

7.	Vote on a stockholder proposal entitled, “Disclosure of Political Contributions”;

8.	Vote on a stockholder proposal entitled, “Review Political Contributions”;

9.	Vote on a stockholder proposal entitled, “Report on Steps Taken to Reduce Risk of Accidents”; and

10.	Transact any other business properly brought before the meeting.
By order of the Board of Directors,
Jay D. Browning
Senior Vice President-Corporate Law and Secretary
Valero Energy Corporation
One Valero Way
San Antonio, Texas 78249
March 18, 2011

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VALERO ENERGY CORPORATION
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
Our Board is soliciting proxies to be voted at the 2011 Annual Meeting of Stockholders on April 28, 2011 (the “Annual Meeting”). The accompanying notice describes the time, place, and purposes of the Annual Meeting. Action may be taken at the Annual Meeting, or on any date to which the meeting may be adjourned. Unless otherwise indicated, the terms “Valero,” “we,” “our,” and “us” are used in this proxy statement to refer to Valero Energy Corporation, to one or more of our consolidated subsidiaries, or to all of them taken as a whole. “Board” means our board of directors.
We are mailing the Notice of Internet Availability of Proxy Materials (“Notice”) to stockholders on or about March 18, 2011. On this date, you will have the ability to access all of our proxy materials on the website referenced in the Notice.
Record Date, Shares Outstanding, Quorum
Holders of record of our common stock, $0.01 par value (“Common Stock”), at the close of business on March 1, 2011 (the “record date”) are entitled to vote on the matters presented at the Annual Meeting. On the record date, 568,971,156 shares of Common Stock were issued and outstanding and entitled to one vote per share. Stockholders representing a majority of voting power, present in person, or represented by properly executed proxy, will constitute a quorum.
Voting in Person at the Meeting; Revocability of Proxies
If you attend the Annual Meeting and plan to vote in person, we will give you a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder “of record” and you have the right to vote the shares in person at the meeting. If, however, your shares are held in the name of your broker or other nominee, you are considered the beneficial owner of shares held in street name. As a beneficial owner, if you wish to vote at the meeting, you will need to bring to the meeting a legal proxy from the stockholder of record (e.g., your broker or other nominee) authorizing you to vote the shares.
You may revoke your proxy at any time before it is voted at the Annual Meeting by (i) submitting a written revocation to Valero, (ii) returning a subsequently dated proxy to Valero, or (iii) attending the Annual Meeting, requesting that your proxy be revoked, and voting in person at the Annual Meeting. If instructions to the contrary are not provided, shares will be voted as indicated on the proxy card.
Broker Non-Votes
Brokers holding shares must vote according to specific instructions they receive from the beneficial owners of the stock. If the broker does not receive specific instructions, in some cases the broker may vote the shares in the broker’s discretion. However, the New York Stock Exchange (the “NYSE”) precludes brokers from exercising voting discretion on certain proposals without specific instructions from the beneficial owner. This results in a “broker non-vote” on the proposal. A broker non-vote is treated as “present” for purposes of determining a quorum, has the effect of a negative vote when a majority of the voting power of the issued and outstanding shares is required for approval of a particular proposal, and has no effect when a majority of the voting power of the shares present in person or by proxy and entitled to vote or a plurality or majority of the votes cast is required for approval.

The ratification of the appointment of KPMG LLP as our independent auditor (Proposal No. 3) is deemed to be a routine matter under NYSE rules. A broker or other nominee generally may vote uninstructed shares on routine matters, and therefore no broker non-votes are expected to occur with Proposal No. 3.
Proposals 1, 2, and 4 through 9 are matters considered non-routine under applicable rules. A broker or other nominee cannot vote without instructions on non-routine matters, and therefore an undetermined number of broker non-votes are expected to occur on these proposals.
Solicitation of Proxies
Valero pays for the cost of soliciting proxies and the Annual Meeting. In addition to solicitation by mail, proxies may be solicited by personal interview, telephone, and similar means by directors, officers, or employees of Valero, none of whom will be specially compensated for such activities. Valero also intends to request that brokers, banks, and other nominees solicit proxies from their principals and will pay such brokers, banks, and other nominees certain expenses incurred by them for such activities. Valero retained Georgeson Inc., a proxy soliciting firm, to assist in the solicitation of proxies, for an estimated fee of $15,000, plus reimbursement of certain out-of-pocket expenses.
For participants in our qualified 401(k) plan (“Thrift Plan”), the proxy card will represent (in addition to any shares held individually of record by the participant) the number of shares allocated to the participant’s account in the Thrift Plan. For shares held by the Thrift Plan, the proxy card will constitute an instruction to the trustee of the plan on how to vote those shares. Shares for which instructions are not received may be voted by the trustee per the terms of the plan.
INFORMATION REGARDING THE BOARD OF DIRECTORS
Valero’s business is managed under the direction of our Board. Our Board conducts its business through meetings of its members and its committees. Valero’s Restated Certificate of Incorporation requires the Board to be divided into Class I, Class II, and Class III directors, with each class serving a staggered three-year term. During 2010, our Board held eight meetings and the standing Board committees held 22 meetings in the aggregate. No member of the Board attended less than 75 percent of the meetings of the Board and committees of which he or she was a member. All Board members are expected to attend the Annual Meeting. All Board members attended the 2010 annual stockholders meeting.
INDEPENDENT DIRECTORS
The Board presently has one member from our management, William R. Klesse, and 10 non-management directors. During 2010, nine non-management directors served on the Board. The Board determined that each of its non-management directors who served at any time during 2010 met the independence requirements of the NYSE listing standards as set forth in the NYSE Listed Company Manual. Those independent directors were Ronald K. Calgaard, Jerry D. Choate, Irl F. Engelhardt, Ruben M. Escobedo, Bob Marbut, Donald L. Nickles, Robert A. Profusek, Susan Kaufman Purcell, and Stephen M. Waters. As a member of management, Mr. Klesse is not an independent director under the NYSE’s listing standards. Irl F. Engelhardt retired from the Board effective December 31, 2010. Non-management directors Randall J. Weisenburger and Rayford Wilkins, Jr. were elected to the Board on January 25, 2011.
The Board’s Audit, Compensation, and Nominating/Governance Committees are composed entirely of directors who meet the independence requirements of the NYSE listing standards. Each member of the Audit Committee also meets the additional independence standards for Audit Committee members set forth in regulations of the SEC.

Independence Determinations
Under the NYSE’s listing standards, no director qualifies as independent unless the Board affirmatively determines that he or she has no material relationship with Valero. Based upon information requested from and provided by each director concerning their background, employment, and affiliations, including commercial, banking, consulting, legal, accounting, charitable, and familial relationships, the Board has determined that, other than being a director and/or stockholder of Valero, each of the independent directors named above has either no relationship with Valero, either directly or as a partner, stockholder, or officer of an organization that has a relationship with Valero, or has only immaterial relationships with Valero, and is independent under the NYSE’s listing standards.
In accordance with NYSE listing standards, the Board has adopted categorical standards or guidelines to assist the Board in making its independence determinations regarding its directors. These standards are published in Article I of our Corporate Governance Guidelines and are available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section. Under NYSE’s listing standards, immaterial relationships that fall within the guidelines are not required to be disclosed in this proxy statement. An immaterial relationship falls within the guidelines if it:
•	is not a relationship that would preclude a determination of independence under Section 303A.02(b) of the NYSE Listed Company Manual;

•	consists of charitable contributions by Valero to an organization where a director is an executive officer and does not exceed the greater of $1 million or 2 percent of the organization’s gross revenue in any of the last three years;

•	consists of charitable contributions to any organization with which a director, or any member of a director’s immediate family, is affiliated as an officer, director, or trustee pursuant to a matching gift program of Valero and made on terms applicable to employees and directors; or is in amounts that do not exceed $1 million per year; and

•	is not required to be, and it is not otherwise, disclosed in this proxy statement.
COMMITTEES OF THE BOARD
In 2010, the Board had standing Audit, Compensation, Executive, Finance, and Nominating/Governance Committees. Committee charters are available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section. The committees of the Board and the number of meetings held by each committee in 2010 are described below.
Audit Committee
The Audit Committee reviews and reports to the Board on various auditing and accounting matters, including the quality, objectivity, and performance of our internal and external accountants and auditors, the adequacy of our financial controls, and the reliability of financial information reported to the public. Members of the Audit Committee in 2010 were Ruben M. Escobedo (Chairman), Ronald K. Calgaard, Irl F. Engelhardt, Susan Kaufman Purcell, and Stephen M. Waters. The Audit Committee met six times in 2010. The “Report of the Audit Committee for Fiscal Year 2010” appears in this proxy statement following the disclosures related to Proposal No. 3. Randall J. Weisenburger was appointed to the committee on February 24, 2011.
The Board has determined that Ruben M. Escobedo is an “audit committee financial expert” (as defined by the SEC), and that he is “independent” as independence for audit committee members is defined in the NYSE Listing Standards. For further information regarding Mr. Escobedo’s experience, see "Proposal No. 1 Election of Directors – Information Concerning Nominees and Other Directors.”

Compensation Committee
The Compensation Committee reviews and reports to the Board on matters related to compensation strategies, policies, and programs, including certain personnel policies and policy controls, management development, management succession, and benefit programs. The Compensation Committee also approves and administers our equity compensation plans and incentive bonus plan. The Compensation Committee’s duties are described more fully in the “Compensation Discussion and Analysis” section below. The Compensation Committee has, for administrative convenience, delegated authority to Valero’s Chief Executive Officer to make non-material amendments to Valero’s benefit plans and to make limited grants of stock options and restricted stock to new hires who are not executive officers.
During 2010, members of the Compensation Committee were Bob Marbut (Chairman), Jerry D. Choate, Donald L. Nickles, and Robert A. Profusek. The Compensation Committee met nine times in 2010. The “Compensation Committee Report” for fiscal year 2010 appears in this proxy statement immediately preceding “Compensation Discussion and Analysis.” Rayford Wilkins, Jr. was appointed to the committee on February 24, 2011.
Compensation Committee Interlocks and Insider Participation
There are no compensation committee interlocks. None of the members of the Compensation Committee listed above has served as an officer or employee of Valero or had any relationship requiring disclosure by Valero under Item 404 of the SEC’s Regulation S-K, which addresses related person transactions.
Nominating/Governance Committee
The Nominating/Governance Committee evaluates policies on the size and composition of the Board and criteria and procedures for director nominations, and considers and recommends candidates for election to the Board. The committee also evaluates, recommends, and monitors corporate governance guidelines, policies and procedures, including our codes of business conduct and ethics. During 2010, the members of the Nominating/Governance Committee were Jerry D. Choate (Chairman), Ronald K. Calgaard, Donald L. Nickles, and Robert A. Profusek. The Committee met four times in 2010. Rayford Wilkins, Jr. was appointed to the committee on February 24, 2011.
The Nominating/Governance Committee recommended Ronald K. Calgaard, Stephen M. Waters, Randall J. Weisenburger, and Rayford Wilkins, Jr. to the Board as nominees for election as Class II directors at the Annual Meeting. The committee also considered and recommended the appointment of a lead director to preside at meetings of the independent directors without management, and recommended assignments for the Board’s committees. The full Board approved the recommendations of the Nominating/Governance Committee and adopted resolutions approving the slate of director nominees to stand for election at the Annual Meeting, the appointment of a lead director, and Board committee assignments.
Effective February 24, 2011, the responsibilities of the committee were expanded, and the name of the committee was changed to the “Nominating/Governance and Public Policy Committee.” In addition to the committee’s duties stated above, the committee will also (i) assist the Board in identifying, evaluating, and monitoring public policy trends and social and political issues that could impact our business activities and performance, and (ii) consider and make recommendations for our strategies relating to corporate responsibility, contributions, and reputation management. As used in this proxy statement, the moniker “Nominating/Governance Committee” refers to, as the context may require (i) the Nominating/Governance Committee as constituted prior to its name change and expansion of duties, or (ii) the Nominating/Governance and Public Policy Committee as presently constituted.

Executive Committee
The Executive Committee exercises the Board’s power and authority during intervals between meetings of the Board. With limited exceptions specified in our bylaws and under Delaware law, actions taken by the Executive Committee do not require Board ratification. Members of the Executive Committee are William R. Klesse (Chairman), Jerry D. Choate, Ruben M. Escobedo, and Bob Marbut. Mr. Engelhardt was also a member of the committee in 2010. The Executive Committee did not meet in 2010.
Finance Committee
The Board had a Finance Committee in 2010. The Finance Committee reviewed and monitored the investment policies and performance of our Thrift Plan and pension plans, insurance and risk management policies and programs, and finance matters and policies as needed. During 2010, the members of the Finance Committee were Irl F. Engelhardt (Chairman), Ruben M. Escobedo, Bob Marbut, Susan Kaufman Purcell, and Stephen M. Waters. The Finance Committee met three times in 2010. The Board has determined that it will not have a separately appointed Finance Committee in 2011.
SELECTION OF DIRECTOR NOMINEES
The Nominating/Governance Committee solicits recommendations for Board candidates from a number of sources, including our directors, our officers, individuals personally known to the members of the Board, and third-party research. In addition, the Committee will consider candidates submitted by stockholders when submitted in accordance with the procedures described in this proxy statement under the caption “Miscellaneous – Stockholder Nominations and Proposals.” The Committee will consider all candidates identified through the processes described above and will evaluate each of them on the same basis. The level of consideration that the Committee will extend to a stockholder’s candidate will be commensurate with the quality and quantity of information about the candidate that the nominating stockholder makes available to the Committee.
Evaluation of Director Candidates
The Nominating/Governance Committee is charged with assessing the skills and characteristics that candidates for election to the Board should possess and with determining the composition of the Board as a whole. The assessments include qualifications under applicable independence standards and other standards applicable to the Board and its committees, as well as consideration of skills and expertise in the context of the needs of the Board.
Each candidate must meet certain minimum qualifications, including:
•	independence of thought and judgment;

•	the ability to dedicate sufficient time, energy and attention to the performance of her or his duties, taking into consideration the candidate’s service on other public company boards; and

•	skills and expertise complementary to those of the existing Board members; in this regard, the Board will consider its need for operational, managerial, financial, governmental affairs, or other relevant expertise.
The Nominating/Governance Committee also considers diversity concepts such as race, gender, and national origin, as well as the ability of a prospective candidate to work with the then-existing interpersonal dynamics of the Board and the candidate’s ability to contribute to the collaborative culture among Board members.

Based on this initial evaluation, the Committee will determine whether to interview a proposed candidate, and if warranted, will recommend that one or more of its members, other members of the Board, or senior management, as appropriate, interview the candidate in person or by telephone. After completing this evaluation and interview process, the Committee ultimately determines its list of nominees and submits the list to the full Board for consideration and approval.
LEADERSHIP STRUCTURE OF THE BOARD
As prescribed by our bylaws, the Chairman of the Board has the power to preside at all meetings of the Board. William R. Klesse, our Chief Executive Officer and President, serves as the Chairman of our Board of Directors. For most of Valero’s history, the same individual has served as both Chairman of the Board and Chief Executive Officer. Although the Board believes that the combination of the Chairman and Chief Executive Officer roles is appropriate in the current circumstances, Valero’s Corporate Governance Guidelines do not establish this approach as a policy, and in fact, the Chairman and Chief Executive Officer roles were separate from 2005-2007.
The Chief Executive Officer is appointed by the Board to manage Valero’s daily affairs and operations. We believe that Mr. Klesse’s extensive industry experience and direct involvement in Valero’s operations make him best suited to serve as Chairman in order to:
•	lead the Board in productive, strategic planning,

•	determine necessary and appropriate agenda items for meetings of the Board with input from the Lead Director and Board committee chairpersons, and

•	determine and manage the amount of time and information devoted to discussion and analysis of agenda items and other matters that may come before the Board.
Our Board structure also fosters strong oversight by independent directors. Mr. Klesse is the only member of management (past or present) who serves on the Board, and all of our other directors are fully independent. Each of the Board’s committees (except for the Executive Committee, which meets infrequently) is chaired by an independent director.
LEAD DIRECTOR AND MEETINGS OF NON-MANAGEMENT DIRECTORS
Our Board appoints a “Lead Director,” whose responsibilities include leading the meetings of the non-management members of our Board outside the presence of management. Our Board regularly meets in executive session outside the presence of management, generally at each Board meeting. Following the recommendation of the Nominating/Governance Committee, the Board designated Robert A. Profusek to serve as the Lead Director during 2011. He also served as Lead Director during 2010.
The Lead Director, working with committee chairpersons, sets the agenda and leads the discussion of regular meetings of the Board outside the presence of management, provides feedback regarding these meetings to the Chairman, and otherwise serves as liaison between the independent directors and the Chairman. If necessary, the Lead Director is also responsible for receiving, reviewing, and acting upon communications from stockholders or other interested parties when those interests should be addressed by a person independent of management. The Board believes that this approach appropriately and effectively complements Valero’s combined Chief Executive Officer/Chairman structure.
RISK OVERSIGHT
The Board considers oversight of Valero’s risk management efforts to be a responsibility of the full board. The Board’s role in risk oversight includes receiving regular reports from members of senior management on areas of material risk to Valero, or to the success of a particular project or endeavor under consideration, including operational, financial, legal, regulatory, strategic, and reputational risks. The full Board (or the appropriate Board committee, in the case of risks that are under the purview of a particular committee) receives reports from management to enable the Board (or committee) to assess Valero’s risk identification, risk management, and risk mitigation strategies. When a report is vetted at the committee level, the chairperson of that committee thereafter reports on the matter to the full Board. This enables to the Board and its committees to coordinate the Board’s risk oversight role. The Board also believes that risk management is an integral part of Valero’s annual strategic planning process, which addresses, among other things, the risks and opportunities facing Valero.
One of the Audit Committee’s responsibilities, as set forth in its charter, is to discuss with management our major financial risk exposures and the steps management has taken to monitor and control those exposures, including our risk assessment and risk management policies. In this regard, our chief audit officer prepares annually a comprehensive risk assessment report and reviews that report with the Audit Committee. This report identifies the material business risks for Valero, and identifies Valero’s internal controls that respond to and mitigate those risks. Valero’s management regularly evaluates these controls, and the Audit Committee is provided regular updates regarding the effectiveness of the controls. The Finance Committee also shared certain responsibilities with respect to risk oversight. The Finance Committee reviewed with management our financial arrangements, capital structure, and access to capital markets. It also reviewed allocation policies with respect to our pension assets, as well as the performance of investments in our pension and other benefit plans. (These responsibilities will be fulfilled by the full Board on a going-forward basis.) The Board’s standing committee’s regularly report to the full Board.
PROPOSAL NO. 1 –
ELECTION OF DIRECTORS
(Item 1 on the Proxy Card)
Our Board is divided into three classes for purposes of election. Four Class II directors will be elected at the Annual Meeting to serve a three-year term expiring at the 2014 annual meeting of stockholders (subject to the result of the stockholder vote on Proposal No. 2). Nominees for Class II directors are Ronald K. Calgaard, Stephen M. Waters, Randall J. Weisenburger, and Rayford Wilkins, Jr. The persons named on the proxy card intend to vote for the election of each of these nominees unless you direct otherwise on your proxy card.
The Board recommends that stockholders vote “FOR” all nominees.
In accordance with Valero’s bylaws, each director to be elected under this Proposal No. 1 shall be elected by the vote of the majority of the votes cast at the Annual Meeting if a quorum is present. For purposes of this election, a “majority of the votes cast” shall mean that the number of shares voted “for” a director’s election exceeds 50 percent of the number of votes cast with respect to that director’s election. With respect to each nominee, votes “cast” shall include votes to withhold authority and shall exclude abstentions.
If any nominee is unavailable as a candidate at the time of the Annual Meeting, either the number of directors constituting the full Board will be reduced to eliminate the resulting vacancy, or the persons named as proxies will use their best judgment in voting for any available nominee. The Board has no reason to believe that any current nominee will be unable to serve.

INFORMATION CONCERNING NOMINEES AND OTHER DIRECTORS
The following table describes (i) each nominee for election as a director at the Annual Meeting, and (ii) the other members of the Board whose terms expire in 2012 and 2013. The information provided is based partly on data furnished by the directors and partly on Valero’s records. There is no family relationship among any of the executive officers, directors, or nominees for director. There is no arrangement or understanding between any director or any other person pursuant to which the director was or is to be selected a director or nominee.

	Executive Officer or	Age as of	Director
	Director Since (1)	12/31/10	Class (2)
Nominees
Ronald K. Calgaard, Director	1996	73	II
Stephen M. Waters, Director	2008	64	II
Randall J. Weisenburger, Director	2011	52	(3)
Rayford Wilkins, Jr., Director	2011	59	(3)

Other Directors
Ruben M. Escobedo, Director	1994	73	I
Bob Marbut, Director	2001	75	I
Robert A. Profusek, Director	2005	60	I
Jerry D. Choate, Director	1999	72	III
William R. Klesse, Chairman of the Board, Chief Executive Officer, and President	2001	64	III
Donald L. Nickles, Director	2005	62	III
Susan Kaufman Purcell, Director	1994	68	III

Footnotes:

(1)	Dates reported include service on the Board of Directors of Valero’s former parent company prior to Valero’s separation from that company in 1997.

(2)	If elected, the terms of office of the Class II directors will expire at the 2014 Annual Meeting. The terms of office of the Class I directors will expire at the 2013 Annual Meeting, and the terms of office of the Class III directors will expire at the 2012 Annual Meeting.

(3)	Messrs. Weisenburger and Wilkins will be assigned to Class II at the Annual Meeting.
Nominees
     Dr. Calgaard is Chairman of the Ray Ellison Grandchildren Trust in San Antonio, Texas. He was formerly Chairman and Chief Executive Officer of Austin Calvert & Flavin Inc., a San Antonio-based investment management firm, from 2000 to February 2006. Dr. Calgaard served as President of Trinity University, San Antonio, Texas, from 1979 until his retirement in 1999. He is also a director of The Trust Company, N.A. and served as its Chairman from June 1999 until January 2000. Dr. Calgaard has served as a director of Valero or its former parent company since 1996. Dr. Calgaard’s pertinent experience, qualifications, attributes, and skills include: a Ph.D in economics, financial literacy and expertise gained through his experience with an investment management firm, managerial experience attained through his service as Chief Executive Officer of an investment management firm and as President of Trinity University, the knowledge and experience he has attained through his service on other public company boards, and the knowledge and experience he has attained through his service on Valero’s Board since 1996.

     Mr. Waters has been the managing partner of Compass Advisers LLP and its predecessor partnership since 1996 and the Chief Executive of Compass Partners European Equity Fund since 2005. From 1988 to 1996, he served in several capacities at Morgan Stanley, including Co-Head of the Mergers and Acquisitions department from 1990 to 1992, Co-Chief Executive Officer of Morgan Stanley Europe from 1992 to 1996, and as a member of the firm’s worldwide Firm Operating Committee from 1992 to 1996. From 1974 to 1988, he was with Lehman Brothers, co-founding the Mergers and Acquisitions department in 1977, becoming a partner in 1980 and serving as Co-Head of the Mergers and Acquisitions department from 1985 to 1988. Mr. Waters is also Chairman of Boston Private Financial Holdings, Chairman of the Advisory Board of the Boston University School of Public Health, Chairman of the United States Naval Institute, and Co-Chairman of the Harvard College Fund. He has served as a director of Valero since 2008. His pertinent experience, qualifications, attributes, and skills include: financial literacy and expertise, capital markets expertise, and managerial experience gained through his mergers and acquisitions experience and leadership roles with investment banking firms, Lehman Brothers, Morgan Stanley, and Compass Advisers; and the knowledge and experience he has attained through his service on other public company boards.
     Mr. Weisenburger has served as Omnicom Group Inc.’s Executive Vice President and Chief Financial Officer since joining that company in 1998. Prior to joining Omnicom, he was a founding member of Wasserstein Perella and a former member of the First Boston Corporation. While at Wasserstein Perella, Mr. Weisenburger specialized in private equity investing and leveraged acquisitions, and in 1993, he became President and CEO of the firm’s private equity subsidiary. His other corporate board service includes Carnival Corporation and Carnival PLC, and he is also a member of the Board of Overseers for the Wharton School of Business at the University of Pennsylvania. Mr. Weisenburger’s pertinent experience, qualifications, attributes, and skills include: financial literacy and expertise, capital markets expertise, managerial experience he has attained serving as an executive officer of other public companies, and the experience he has attained from service on other public company boards.
     Mr. Wilkins serves as CEO of Diversified Businesses of AT&T, where he responsible for international investments, AT&T Interactive, AT&T Advertising Solutions, customer information services and the consumer wireless initiative in India. Mr. Wilkins has held several other leadership positions at AT&T and its predecessor companies, including Group President and CEO of SBC Enterprise Business Services and President and CEO of SBC Pacific Bell. He also serves on the board of América Móvil, and is on the boards of The Tiger Woods Foundation, the National Urban League, and the Advisory Council of the McCombs School of Business at the University of Texas at Austin. Mr. Wilkins’s pertinent experience, qualifications, attributes, and skills include: managerial experience he has attained serving as an executive officer of other public companies, international business acumen he has attained from his responsibilities as executive officer and director for international business concerns, and the experience he has attained from service on other public company boards.
Other Directors
     Mr. Choate retired from Allstate Corporation, an insurance company, in 1998 where he had served as Chairman of the Board and Chief Executive Officer since 1995. Mr. Choate also serves as a director of Amgen, Inc. and Van Kampen Mutual Funds. He has served as a director of Valero since 1999. Mr. Choate’s pertinent experience, qualifications, attributes, and skills include: financial literacy and managerial experience attained through his service as Chief Executive Officer and Chairman of Allstate Corporation, the knowledge and experience he has attained through service on the board of other public companies, and the knowledge and experience he has attained through his service on Valero’s Board since 1999.

     Mr. Escobedo is a Certified Public Accountant. He owned and operated his public accounting firm, Ruben Escobedo & Company, CPAs, in San Antonio, Texas since its formation in 1977 through 2007. Mr. Escobedo also serves as a director of Cullen/Frost Bankers, Inc. He has served as a director of Valero or its former parent company since 1994. Mr. Escobedo’s pertinent experience, qualifications, attributes, and skills include: public accounting and financial reporting expertise (including extensive experience as a certified public accountant), managerial experience attained from serving as chief executive of his own accounting firm, the knowledge and experience he has attained from service on another public company board, and the knowledge and experience he has attained from his service on Valero’s Board since 1994.
     Mr. Klesse is Valero’s Chairman of the Board, Chief Executive Officer, and President. He was elected Chairman of the Board in January 2007, and was elected President in January 2008. He previously served as Valero’s Chief Executive Officer and Vice Chairman of the Board since the end of 2005. He served as Valero’s Executive Vice President and Chief Operating Officer from 2003 through 2005, and as Executive Vice President-Refining and Commercial Operations since Valero’s acquisition of Ultramar Diamond Shamrock Corporation (UDS) in 2001. Mr. Klesse’s pertinent experience, qualifications, attributes, and skills include: his experience in virtually every aspect of the refining industry for over 40 years, including his approximately 23 years of service with UDS and Valero; and the knowledge and experience he has attained through his service on Valero’s Board since 2005, and as its Chairman since 2007.
     Mr. Marbut is director and Chairman of RISCO U.S. (since April 2010) and, from 2004 through March 2010, was Executive Chairman of Electronics Line 3000 Ltd., a provider of wireless security with remote management solutions. Concurrently, he was founder and CEO of SECTecGLOBAL, Inc. from 2004 through 2006, and co-founder, Chairman, and CEO of Argyle Security, Inc. and its predecessor company Argyle Security Acquisition Corporation, from 2005 through January 2010. Mr. Marbut is a director of Tupperware Brands Corporation, and during the past five years previously served on the boards of Hearst-Argyle Television, Inc.; Argyle Security, Inc.; and Electronics Line 3000 Ltd. He served as a director of UDS since 1996, and has served as a director of Valero since Valero’s acquisition of UDS in 2001. Mr. Marbut’s pertinent experience, qualifications, attributes, and skills include: managerial experience he has attained serving as chief executive officer and chairman of other public companies, the experience he has attained from service on other public company boards, and the knowledge and experience he has attained through his service on the UDS or Valero Board since 1990.
     Senator Nickles retired in January 2005 as U.S. Senator from Oklahoma after serving in the U.S. Senate for 24 years. He had also served in the Oklahoma State Senate for two years. During his tenure as a U.S. Senator, he was Assistant Republican Leader for six years, Chairman of the Republican Senatorial Committee, and Chairman of the Republican Policy Committee. He served as Chairman of the Budget Committee, and as a member of the Finance and Energy and Natural Resources Committees. In 2005, he formed and is the Chairman and Chief Executive Officer of The Nickles Group, a Washington-based consulting and business venture firm. Senator Nickles also serves on the Board of Directors of Chesapeake Energy Corporation; Washington Mutual Investors Fund; JP Morgan Value Opportunities Fund; and American Funds Tax Exempt Series I. He is formerly a director of Fortress International Group, Inc. He has served as a director of Valero since 2005. His pertinent experience, qualifications, attributes, and skills include: the extensive political, legislative and regulatory knowledge and expertise attained through his 24 years of service as a U.S. Senator; the experience attained through his service on the boards of other public companies; the knowledge and experience he has attained from serving as founder and chief executive officer of a consulting and business venture firm; and the knowledge and experience he has attained through his service on Valero’s Board since 2005.

     Mr. Profusek is a partner, and heads the mergers and acquisitions division, of the Jones Day law firm. His law practice focuses on mergers, acquisitions, takeovers, restructurings, and corporate governance matters, including compensation. Mr. Profusek is also a director of CTS Corporation, an NYSE-listed components manufacturer. He has served as a director of Valero since 2005. Mr. Profusek’s pertinent experience, qualifications, attributes, and skills include: legal expertise in corporate law matters, including governance and compensation; capital markets expertise attained through his extensive experience in mergers and acquisitions; managerial experience attained through his leadership roles with the Jones Day law firm; the knowledge and experience he has attained through his current service on another public company board and prior service as a director of two other NYSE-listed companies; and the knowledge and experience he has attained through his service on Valero’s Board since 2005.
     Dr. Purcell is Director of the Center for Hemispheric Policy at the University of Miami. The Center examines political, economic, financial, trade, and security issues in Latin America, as well as U.S. – Latin America relations. Dr. Purcell previously served as Vice President of the Council of the Americas, a non-profit business organization of mainly Fortune 500 companies with investments in Latin America, and of the Americas Society, a non-profit educational institution, both in New York City. Dr. Purcell has been a director of Valero or its former parent company since 1994. Dr. Purcell’s pertinent experience, qualifications, attributes, and skills include: economic, political and international relations expertise attained through her experience with the University of Miami, the Council of Americas, and the Americas Society; a Ph.D in political science; financial literacy and experience attained through her service on the boards and audit committees of several closed-end mutual funds; and the knowledge and experience she has attained through her service on Valero’s Board since 1994.
For information regarding the nominees’ holdings of Common Stock, compensation, and other arrangements, see “Information Regarding the Board of Directors,” “Beneficial Ownership of Valero Securities,” “Compensation Discussion and Analysis,” “Compensation of Directors,” and “Certain Relationships and Related Transactions.”

IDENTIFICATION OF EXECUTIVE OFFICERS
The following are Valero’s executive officers. There is no arrangement or understanding between any executive officer listed below or any other person pursuant to which the executive officer was or is to be selected as an officer.

		Age as of
	Officer Since (1)	12/31/10
William R. Klesse, Chief Executive Officer and President	2001	64
Jean Bernier, Executive Vice President-Corporate Communications, Information Services and Supply Chain Management	2010	54
Kimberly S. Bowers, Executive Vice President and General Counsel	2003	46
Michael S. Ciskowski, Executive Vice President and Chief Financial Officer	1998	53
S. Eugene Edwards, Executive Vice President and Chief Development Officer	1998	54
Joseph W. Gorder, Executive Vice President and Chief Commercial Officer	2003	53
Mr. Klesse (Mr. Klesse’s biographical information is stated above under the caption “Information Concerning Nominees and Other Directors”).
Mr. Bernier was elected Executive Vice President of Valero on November 3, 2010, and has remained, since 1999, as President of Ultramar Ltd., a subsidiary of Valero engaged in the refining, distribution and marketing of petroleum products in Eastern Canada. Mr. Bernier joined Ultramar Ltd. in 1996 as Director, Motorist Development, and was elected Vice President, Retail Operations in 1998. Prior to joining Ultramar Ltd., Mr. Bernier served in a variety of senior management positions at Provigo, Inc.
Ms. Bowers was elected Executive Vice President and General Counsel in October 2008. She previously served as Senior Vice President and General Counsel of the Company since April 2006. Before that, she was Valero’s Vice President – Legal Services from 2003 to 2006. Ms. Bowers joined Valero’s legal department in 1997.
Mr. Ciskowski was elected Executive Vice President and Chief Financial Officer in August 2003. Before that, he served as Executive Vice President – Corporate Development since April 2003, and Senior Vice President in charge of business and corporate development since 2001.
Mr. Edwards was elected Executive Vice President and Chief Development Officer in January 2011. He previously served as Executive Vice President – Corporate Development and Strategic Planning beginning in December 2005. Starting in 2001, he served as Senior Vice President with responsibilities for product supply, trading, and wholesale marketing. He has held several positions in the company with responsibility for planning and economics, business development, risk management, and marketing.
Mr. Gorder was elected Executive Vice President and Chief Commercial Officer in January 2011. He previously served as Executive Vice President – Marketing and Supply beginning in December 2005. Starting in August 2003, he served as Senior Vice President – Corporate Development. Prior to that he held several positions with Valero and UDS with responsibilities for corporate development and marketing.

BENEFICIAL OWNERSHIP OF VALERO SECURITIES
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table describes each person, or group of affiliated persons, we know to be a beneficial owner of more than five percent of our Common Stock as of February 1, 2011. The information is based solely upon reports filed by such persons with the SEC.

	Amount and Nature of
Name and Address of Beneficial Owner	Beneficial Ownership	Percent of Class
BlackRock, Inc. 40 East 52nd Street New York NY 10022	43,719,985 (1)	7.72%

(1)	BlackRock, Inc. filed with the SEC an amended Schedule 13G on January 21, 2011, reporting that it or certain of its affiliates beneficially owned in the aggregate 43,719,985 shares, and that it had sole voting power and sole dispositive power with respect to 43,719,985 shares.

SECURITY OWNERSHIP OF MANAGEMENT AND DIRECTORS
The following table presents information as of February 1, 2011, regarding Common Stock beneficially owned (or deemed to be owned) by each nominee for director, each current director, each executive officer named in the Summary Compensation Table (excluding Mr. Marcogliese), and all current directors and executive officers of Valero as a group. No executive officer, director, or nominee for director owns any class of equity securities of Valero other than Common Stock. None of the shares listed below are pledged as security. The address for each person is One Valero Way, San Antonio, Texas 78249.

		Shares Under		Percent
Name of Beneficial Owner	Shares Held (1)	Options (2)	Total Shares	of Class
Kimberly S. Bowers	95,351	87,859	183,210	0.03%
Ronald K. Calgaard	37,729	3,000	40,729	*
Jerry D. Choate	59,559	33,000	92,559	*
Michael S. Ciskowski	242,435	231,143	473,578	0.08%
S. Eugene Edwards	89,764	67,210	156,974	0.03%
Ruben M. Escobedo	26,740	0	26,740	*
Joseph W. Gorder	101,675	78,351	180,026	0.03%
William R. Klesse	827,925	677,375	1,505,300	0.26%
Bob Marbut	57,168	60,060	117,228	*
Donald L. Nickles	19,453	11,000	30,453	*
Robert A. Profusek	19,314	11,000	30,314	*
Susan Kaufman Purcell	20,800	3,000	23,800	*
Stephen M. Waters	17,923	10,000	27,923	*
Randall J. Weisenburger	6,205	0	6,205	*
Rayford Wilkins, Jr.	6,205	0	6,205	*

Directors and executive officers as a group (16 persons)	1,673,864	1,350,895	3,024,759	*

*	Indicates that the percentage of beneficial ownership of the directors, nominees, and by all directors and executive officers as a group does not exceed 1% of the class.

(1)	Includes shares allocated under the Thrift Plan through January 31, 2011, and shares of restricted stock. Restricted stock may not be disposed of until vested. This column does not include shares that could be acquired under options, which are reported in the column captioned “Shares Under Options.”

(2)	Represents shares of Common Stock that may be acquired under outstanding stock options currently exercisable and that are exercisable within 60 days from February 1, 2011. Shares subject to options may not be voted unless the options are exercised. Options that may become exercisable within such 60-day period only in the event of a change of control of Valero are excluded.
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our executive officers, directors, and greater than 10 percent stockholders to file with the SEC certain reports of ownership and changes in ownership of our Common Stock. Based on a review of the copies of such forms received and written representations from certain reporting persons, we believe that during the year ended December 31, 2010, all Section 16(a) reports applicable to our executive officers, directors and greater than 10 percent stockholders were timely filed.

COMPENSATION CONSULTANT DISCLOSURES
In 2010, the Compensation Committee retained Towers Watson and Pay Governance LLC as independent compensation consultants. In their roles as advisors to the Compensation Committee, Towers Watson and Pay Governance were retained directly by the Committee, which, in its sole discretion, has the authority to select, retain, and terminate its relationship with the firms. In 2010, Towers Watson and Pay Governance provided the Committee with objective and expert analyses, independent advice, and information with respect to executive and director compensation. Towers Watson received $258,389, and Pay Governance received $267,467 in professional fees for their executive and director compensation services to the Committee during 2010. Towers Watson and Pay Governance did not provide other consulting services to the Committee, to Valero, or to any senior executives of Valero in 2010.
Pay Governance, the Compensation Committee’s current advisor, is an independent executive compensation firm formed by selected retired partners from Towers Watson’s executive compensation practice. Pay Governance is wholly independent of and has no relationship to Towers Watson. The partners and employees of Pay Governance have not received compensation, referral fees, or financial assistance from Towers Watson in the start-up or on-going operation of Pay Governance. Pay Governance does not provide any type of consulting service other than services dealing with executive compensation and the compensation of non-employee directors.
During 2010, Towers Watson’s and Pay Governance’s executive and director compensation consulting services included:
•	Assistance with the determination of appropriate peer and comparator companies for benchmarking executive pay and monitoring Valero’s performance;

•	Assistance with the determination of our overall executive compensation philosophy in light of Valero’s business strategy and market considerations;

•	Competitive pay assessment of target and actual total direct compensation for executives, with separate analyses of base salary, annual incentive, and long-term incentive compensation;

•	Competitive pay assessment of director compensation;

•	Assessment of, and recommendation of enhancements to, our annual incentive bonus program with respect to both financial and operational performance metrics;

•	Assessment of, and recommendation of enhancements to, our long-term incentive program strategy, including the appropriate mix of equity incentive vehicles, performance measures and measurement techniques, and determination of competitive equity grant guidelines consistent with our overall pay philosophy; and

•	Updates on trends and developments in executive compensation, new regulatory issues, and best practices.

RISK ASSESSMENT OF COMPENSATION PROGRAMS
We believe that, viewed holistically, our incentive compensation programs effectively balance risk and reward. In our risk assessment, we consider both the annual incentive bonus plan for management as well as long-term incentives that are awarded under our stock incentive plan. We also consider the mix of award opportunities (i.e., short- vs. long-term), performance targets and metrics, the target-setting process, and the administration and governance associated with the plans. Features of our compensation programs that we believe mitigate excessive risk taking include:
•	the mix between fixed and variable, annual and long-term, and cash and equity compensation, designed to encourage strategies and actions that are in Valero’s long-term best interests,

•	determination of incentive awards based on a variety of indicators of performance, thus diversifying the risk associated with a single indicator of performance,

•	multi-year vesting periods for equity incentive awards, which encourage focus on sustained growth and earnings, and

•	our compensation-related policies, including the executive compensation “clawback” policy and stock retention guidelines (discussed below under the caption “Compensation Discussion and Analysis – Compensation Related Policies”).

The following Compensation Committee Report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference into any of Valero’s filings under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein. Rayford Wilkins, Jr. was appointed to the Compensation Committee in 2011, and is therefore not listed below the Compensation Committee Report pertaining to the fiscal year ended December 31, 2010.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis with management. Based on the foregoing review and discussions and such other matters the Compensation Committee deemed relevant and appropriate, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.
Members of the Compensation Committee:
Bob Marbut, Chairman
Jerry D. Choate
Donald L. Nickles
Robert A. Profusek
COMPENSATION DISCUSSION AND ANALYSIS
OVERVIEW
Our philosophy for compensating our “named executive officers” (as defined below) is based on the belief that a significant portion of executive compensation should be incentive-based and determined by both company and individual performance. Our executive compensation programs are designed to accomplish the following long-term objectives:
•	to produce long-term, positive results for our stockholders;

•	to build stockholder wealth while practicing good corporate governance;

•	to align executive incentive compensation with Valero’s short- and long-term performance results, with discrete measurements of such performance; and

•	to provide market-competitive compensation and benefits to enable us to recruit, retain, and motivate the executive talent necessary to be successful.
Compensation for our named executive officers includes base salary, an annual incentive bonus opportunity, and long-term equity-based incentives. Our named executive officers also participate in benefit plans generally available to our other employees.
Named Executive Officers. In accordance with SEC rules, the following persons are referred to as our “named executive officers” in this proxy statement: (i) the individuals serving as our principal executive officer (William R. Klesse, Chief Executive Officer) and principal financial officer (Michael S. Ciskowski, Chief Financial Officer) during the last completed fiscal year; (ii) our three other most highly compensated executive officers who were serving as executive officers at the end of the last completed fiscal year (Kimberly S. Bowers, Joseph W. Gorder, and S. Eugene Edwards); and (iii) one additional individual who would have been one of our three most highly compensated executive officers but for the fact that he was not serving as an executive officer on December 31, 2010 (Richard J. Marcogliese).

ADMINISTRATION OF EXECUTIVE COMPENSATION PROGRAMS
Our executive compensation programs are administered by our Board’s Compensation Committee. The Compensation Committee is composed of four independent directors who are not participants in our executive compensation programs. Policies adopted by the Compensation Committee are implemented by our compensation and benefits staff. The duties and responsibilities of the Compensation Committee are further described in this proxy statement under the caption “Information Regarding the Board of Directors – Committees of the Board – Compensation Committee.”
In 2010, the Compensation Committee retained Towers Watson and Pay Governance LLC as independent compensation consultants for executive and director compensation matters. The nature and scope of the consultants’ services are described above under the caption “Compensation Consultant Disclosures.”
Benchmarking Data
When determining executive compensation, the Compensation Committee relies on several sources of compensation data in assessing benchmark rates of base salary, annual incentive compensation, and long-term compensation. The Towers Watson Compensation Data Bank and Compensation Comparator Group (further described below) are used as references in benchmarking compensation for our named executive officers. These references are sometimes referred to as “compensation survey data” or “competitive survey data” in this proxy statement.
     Towers Watson Compensation Data Bank
The Towers Watson Compensation Data Bank (“Data Bank”) includes over 800 companies operating in several industries. Use of the Data Bank enables Valero to compare its executive base salary compensation to that of other companies from many industries having similar revenues and market capitalization. Valero believes that the Data Bank represents an appropriate benchmark for Valero’s executive base salaries because Valero competes across all industry lines for executive talent. Valero believes that many of the skills required for a successful management team (e.g., business acumen, leadership, integrity) transcend the refining industry. The Data Bank provides a guide for Valero to assess how its executive base salaries compare with the salaries of a wide range of other businesses.
     Compensation Comparator Group
The Compensation Comparator Group, a subset of the Towers Watson Compensation Data Bank, consists of compensation information and analyses of Towers Watson that includes compensation practices and available data for the following 13 companies that significantly participate in the domestic oil and gas industry:
BP PLC
Chevron Corporation
CITGO Petroleum Corporation
ConocoPhillips
Exxon Mobil Corporation
Hess Corporation
Koch Industries, Inc.
Marathon Oil Corporation
Murphy Oil Corporation
Occidental Petroleum Corporation
Shell Oil Company (USA)
Sunoco, Inc.
Tesoro Corporation
We use the Compensation Comparator Group as a reference in benchmarking base salaries, annual incentive bonus targets, and long-term incentive targets for our named executive officers. Selection of the Compensation Comparator Group reflects consideration of each company’s relative revenues, asset base, employee population and capitalization, and the scope of managerial responsibility and reporting relationships for the positions under consideration.

     Peer Group
We also use a peer group (“Peer Group”) to measure Valero’s (i) return-on-investment (ROI) metric, for purposes of calculating the annual incentive bonus, and (ii) total shareholder return (TSR) metric, for the purpose of calculating the number of shares of Common Stock that may be issued upon the vesting of performance shares. The Peer Group is composed of the following 13 companies engaged in domestic refining operations:
Alon USA Energy Inc.
Chevron Corporation
ConocoPhillips
CVR Energy Inc.
Exxon Mobil Corporation
Frontier Oil Corporation
Hess Corporation
Holly Corporation
Marathon Oil Corporation
Murphy Oil Corporation
Sunoco, Inc.
Tesoro Corporation
Western Refining Inc.
The Peer Group represents the group of companies that we use for purposes of the “Performance Graph” disclosed in Part II, Item 5 of our Form 10-K for the year ended December 31, 2010. The Peer Group is not used in benchmarking base salaries, bonus targets, or long-term incentive targets.
     Use of Benchmarking Data
Recommendations for base salary, bonuses, and other compensation arrangements are developed under the supervision of the Compensation Committee by our compensation and benefits staff using the foregoing information and with assistance from Towers Watson and Pay Governance. Use of the compensation survey data is consistent with our philosophy of providing executive compensation and benefits that are competitive with companies competing with us for executive talent. In addition, the use of competitive compensation survey data and analyses assists the Compensation Committee in gauging our pay levels and targets relative to companies in our Compensation Comparator Group, the domestic oil refining and marketing industry, and general industry.
In addition to benchmarking competitive pay levels to establish compensation levels and targets, we also consider the relative importance of a particular management position in comparison to other management positions in the organization. In this regard, when setting the compensation level and target for a particular position, we evaluate that position’s scope and nature of responsibilities, size of business unit, complexity of duties and responsibilities, as well as that position’s relationship to managerial authorities throughout the management ranks of Valero.
Process and Timing of Compensation Decisions
The Compensation Committee reviews and approves all compensation targets and payments for the named executive officers. The Chief Executive Officer evaluates the performance of the other named executive officers and develops individual recommendations based upon the competitive survey data. Both the Chief Executive Officer and the Committee may make adjustments to the recommended compensation based upon an assessment of an individual’s performance and contributions to the Company. The compensation for the Chief Executive Officer is reviewed and approved by the Compensation Committee and by the Board, based on the competitive survey data, and adjustments may be made based upon their independent evaluation of the Chief Executive Officer’s performance and contributions. In addition, the charter of the Compensation Committee requires the independent directors of the Board to review and approve all compensation for the Chief Executive Officer.

The Compensation Committee establishes the target levels of annual incentive and long-term incentive compensation for the current fiscal year based upon its review of competitive market data provided by Towers Watson and Pay Governance. The Compensation Committee also reviews competitive market data for annual salary rates for executive officer positions for the next fiscal year and recommends new salary rates to become effective the next fiscal year. The Compensation Committee may, however, review salaries or grant long-term incentive awards at other times during the year because of new appointments or promotions during the year.
The following summarizes the timing of our more significant compensation events in 2010:
First Quarter:
•	determined annual incentive bonus earned for preceding fiscal year,

•	reviewed and certified financial performance for performance shares granted in prior years,

•	established financial performance objectives, operational and strategic performance objectives, and individual goals and objectives for purposes of the 2010 annual incentive bonus plan.
     Third Quarter:
•	established target levels for annual incentive bonus and long-term incentive compensation for executive officers.
     Fourth Quarter:
•	considered base salaries for executive officers for next fiscal year,

•	considered long-term incentive compensation awards for executive officers for current fiscal year,

•	reviewed and approved long-term performance goals for performance shares granted in the fourth quarter.
ELEMENTS OF EXECUTIVE COMPENSATION
General
Our executive compensation programs consist of the following material elements:
•	base salary;

•	annual incentive bonus;

•	long-term equity-based incentives, including:
-	stock options

-	restricted stock

-	performance shares; and
•	medical and other insurance benefits, retirement benefits, and other perquisites.
We chose these elements to remain competitive in attracting and retaining executive talent and to provide strong performance incentives that provide the potential for both current and long-term payouts. We use base salary as the foundation for our executive compensation program. Base salary is designed to provide a fixed level of competitive pay that reflects the executive officer’s primary duties and responsibilities, and to provide a foundation upon which incentive opportunities and benefit levels are established. Our annual incentive bonus is designed to focus our executive officers on Valero’s attainment of key financial performance measures and key operational and strategic measures to generate profitable annual operations and sustaining results in conjunction with operating safely, being environmentally responsible, maintaining reliable operations, and managing costs. Our long-term equity incentive awards are designed to tie the executive officer’s financial reward opportunities with the rewards to stockholders as measured by long-term stock price performance, payment of regular dividends, and increasing our stockholders’ return-on-investment. In this proxy statement, the term “Total Direct Compensation” refers to the sum of an executive officer’s base salary, incentive bonus, and long-term incentive target awards for a particular fiscal year.
Our Compensation Committee’s general philosophy for 2010 was to target base salary compensation for our named executive officers at or near the 50th percentile of competitive survey data. Base salaries are benchmarked on the 50th percentile of competitive survey data using regression analysis based on company size as measured by annual revenues. In 2010, for base salaries, actual compensation for each of our named executive officers was either at or below the 50th percentile benchmark. The 50th percentile has been established as a desired target for our executives’ base salaries, and through the past several years the Company has been working toward that target. Significant changes in the structure and size of Valero from 2000 to the present, including significant mergers in 2001 and 2005, have resulted in changing landscapes of competitive compensation and benchmarks from year to year.
We established incentive target opportunities (expressed as a percentage of base salary) for each executive position based upon the 65th percentile benchmark of the Compensation Comparator Group for the annual incentive bonus, and the 65th percentile benchmark of the Compensation Comparator Group for long-term incentives.
In both 2009 and 2010, the Compensation Committee directed changes in our strategy with respect to both the annual incentive bonus program and long-term incentive compensation. The changes were made following a wide-ranging review beginning in 2009 of the annual incentive bonus compensation program which resulted in changes to the program’s performance metrics and performance measurement techniques, including the introduction of annual operational and strategic measures. In 2010, the Committee further modified the annual incentive bonus program by adding a third measurement area, individual performance and objectives, and eliminating the total shareholder return metric from the set of financial performance measures since it is the performance metric used in our performance shares program. Our annual incentive bonus program is described below under the caption “Annual Incentive Bonus.”
In 2010, the long-term incentive compensation program was also modified to change the mix and weighting of the types of long-term incentive compensation, including the introduction of a new performance share program. In 2009, an executive’s total long-term incentive compensation was composed of the following: 50 percent (in expected value) of stock options, and 50 percent (in expected value) in the form of restricted stock. In 2010, the mix of long-term incentive awards was changed to include 50 percent (in terms of share count) in the form of performance shares, 25 percent (in terms of share count) in the form of stock options, and 25 percent (in terms of share count) in the form of restricted stock.
For 2010, we paid annual incentive bonuses above the 65th percentile target for our named executive officers, reflecting Valero’s performance in 2010, which was reflective of reducing costs, improving operations, and a recovering refining industry in 2010. As described below under the caption “Annual Incentive Bonus,” Valero’s performance for 2010 resulted in a bonus payout of 110.74% of target.
Long-term incentive grants awarded in 2010 to our Chief Executive Officer were at the 65th percentile target. Long-term incentive grants awarded in 2010 to our other named executive officers, excluding Mr. Marcogliese, ranged from 57% of the 65th percentile target to 134% of the 65th percentile target (Mr. Marcogliese retired from Valero in 2010 and did not receive long-term incentive awards in 2010). Because the nature of long-term compensation is prospective and forward looking, it is difficult to ascertain whether the actual gains or rewards realized by our executives from long-term incentive grants will be less than, equal to, or exceed the 65th percentile target, as such results are driven by the future performance of Valero.

Relative Size of Major Compensation Elements
When setting executive compensation, the Compensation Committee considers the aggregate amount of compensation payable to an executive officer and the form of the compensation. The Committee seeks to achieve an appropriate balance between immediate cash rewards for the achievement of company and personal objectives and long-term incentives that align the interests of our officers with those of our stockholders. The size of each element is based on the assessment of competitive market practices as well as company and individual performance. The Committee believes that making a significant portion of an executive officer’s incentive compensation contingent on long-term stock price performance more closely aligns the executive officer’s interests with those of our stockholders.
We evaluate the total compensation opportunity offered to each executive officer at least once annually and have conducted compensation assessments on several occasions during the course of the year. In this regard, the Compensation Committee analyzes total compensation from a market competitive perspective, and then evaluates each component relative to its market reference. Because we place such a large amount of our total executive compensation opportunity at risk in the form of variable pay (annual bonus and long-term incentives), the Committee generally does not adjust current compensation based upon realized gains or losses from prior incentive awards, prior compensation, or current stock holdings. For example, we normally will not change the size of a target long-term incentive grant in a particular year solely because of the way in which Valero’s stock price performed during the immediately preceding years, although we may take this into account in other compensation decisions. The Compensation Committee recognizes that refining and marketing is a volatile industry and strives to maintain a measure of predictability consistent with a substantial reliance on variable compensation structures in furtherance of a fundamental pay-for-performance philosophy.
The following table summarizes the relative size of base salary and target incentive compensation for 2010 for each of our named executive officers:

	Percentage of Total Target Direct Compensation
		Annual
Name	Base Salary	Incentive Bonus	Long-Term Incentives
William R. Klesse	13%	19%	68%
Michael S. Ciskowski	17%	21%	62%
Kimberly S. Bowers	28%	22%	50%
Joseph W. Gorder	28%	22%	50%
S. Eugene Edwards	28%	22%	50%
Richard J. Marcogliese	17%	21%	62%
Individual Performance and Personal Objectives
The Compensation Committee evaluates the individual performance and performance objectives for the Chief Executive Officer and our other named executive officers. Performance and compensation for our Chief Executive Officer are reviewed and approved by the Compensation Committee and the Board’s independent directors. For officers other than the Chief Executive Officer, individual performance and compensation are evaluated by the Compensation Committee with recommendations from our Chief Executive Officer. Individual performance and objectives are specific to each officer position.

Assessment of individual performance may include objective criteria, but by necessity it is largely subjective. Generally, we do not use prescribed targets or other quantitative criteria – such as an executive’s business unit achieving a certain percentage of sales or growth – to measure individual performance. We do employ quantitative metrics for the company’s performance under our annual incentive bonus program (as described below under the caption “Annual Incentive Bonus”). The criteria used to measure an individual’s performance may include assessment of objective criteria (e.g., execution of projects within budget parameters, improving an operating unit’s profitability, or timely completing an acquisition or divestiture) as well as more qualitative factors such as the executive officer’s ability to lead, ability to communicate, and successful adherence to Valero’s stated core values (i.e., commitment to environment and safety, acting with integrity, showing work commitment, communicating effectively, and respecting others). There are no specific weights assigned to these various elements of individual performance.
Base Salaries
Base salaries for each executive officer position are determined using data from the Towers Watson Compensation Data Bank and the Compensation Comparator Group for positions with similar duties and levels of responsibility. Base salaries are reviewed annually and may be adjusted to reflect promotions, the assignment of additional responsibilities, individual performance or the performance of Valero. Salaries are also periodically adjusted to remain competitive with entities within the compensation survey data. An executive’s compensation typically increases in relation to his or her responsibilities within Valero, with the level of compensation for more senior executive officers being higher than that for less senior executive officers.
In 2010, the base salaries of our named executive officers were adjusted to the following levels:

Name	Base Salary 12/31/2009	Base Salary 12/31/2010
William R. Klesse	$1,500,000	$1,500,000
Michael S. Ciskowski	$750,000	$750,000
Kimberly S. Bowers	$494,000	$515,000
Joseph W. Gorder	$460,000	$469,000
S. Eugene Edwards	$430,000	$450,000
Richard J. Marcogliese	$955,000	$955,000
The base salaries for our Chief Executive Officer and other executive officers are approved by the Compensation Committee taking into consideration compensation survey data. In addition, the Compensation Committee considers the recommendations of the Chief Executive Officer with regard to officers other than the Chief Executive Officer. The base salary and all other compensation of the Chief Executive Officer are reviewed and approved by the independent directors of the Board.
The base salaries of three of our named executive officers were increased for fiscal year 2011 to remain competitive in our market. Effective January 1, 2011, the annual base salary for each of Ms. Bowers, Mr. Gorder, and Mr. Edwards was increased to $535,000, commensurate with new roles and responsibilities assigned to each executive for 2011.

Annual Incentive Bonus
Our named executive officers can earn annual incentive bonuses based on the following factors:
•	the position of the named executive officer, which is used to determine a targeted percentage of base salary that may be awarded as incentive bonus based on the Compensation Comparator Group at the 65th percentile benchmark, with the targets ranging from a low of 80% of base salary (for certain executives) to 150% of base salary (for our CEO);

•	Valero’s realization of quantitative financial performance goals and operational and strategic performance measures, and realization of qualitative individual goals and objectives of Valero for the year; and

•	a qualitative evaluation of the individual’s performance.
The following table shows the percentages of each named executive officer’s annual base salary and Total Direct Compensation that represent his or her annual bonus target for the fiscal year ended December 31, 2010:

		Annual Incentive Bonus
	Annual Incentive Bonus Target	Target as a Percentage of
Name	as a Percentage of Base Salary	Total Direct Compensation
William R. Klesse	150%	19%
Michael S. Ciskowski	125%	21%
Kimberly S. Bowers	80%	22%
Joseph W. Gorder	80%	22%
Sidney E. Edwards	80%	22%
Richard J. Marcogliese	125%	21%
A named executive officer’s annual incentive bonus is determined by first multiplying the executive officer’s bonus target percentage by his or her base salary (e.g., for Mr. Klesse, 150% times $1,500,000 results in a bonus target of $2,250,000). The amount of the bonus payment ultimately made to a named executive officer can range from 0% of the bonus target amount to 200% of the bonus target amount, depending on Valero’s achievement of certain performance objectives.
In 2010, the annual incentive bonus program’s performance measures included three segments: Financial Performance Measures, weighted as 40% of the total bonus opportunity, Operational and Strategic Performance Measures, weighted as 40% of the total bonus opportunity, and Individual Goals and Objectives Measures, weighted as 20% of the total bonus opportunity. (Each segment is discussed individually in the sections that follow.) Financial Performance Measures and Operational and Strategic Performance Measures have a range of performance scores from 0% to 225% before application of the 40% weighting. The Individual Goals and Objectives Measures segment has a range of performance scores from 0% to 100% before application of the 20% weighting. The results of the segment scores after the application of weightings produce a total performance score and bonus opportunity ranging from 0% to 200% of the bonus target amount.
Each performance segment is weighted separately. Thus, if in any year Valero’s performance score under the Financial Performance Measures segment were 68%, and if its performance score under the Operational and Strategic Measures segment were 110%, and its performance score under the Individual Goals and Objectives Measures segment were 100%, then the final, total performance score of Valero for that fiscal year’s bonus program would be 91.2% (representing the sum of 68% times 40%, plus 110% times 40%, plus 100% times 20%). Continuing with the example of Mr. Klesse above, his bonus payment for the hypothetical year would be equal to $2,052,000 (representing his annual incentive bonus target of $2,250,000 times 91.2%).
     Financial Performance Measures
The Financial Performance Measures for our annual incentive bonus program are the following. These are measured against target levels pre-established by the Compensation Committee in the first quarter of the fiscal year.
•	Valero’s earnings per share, or “EPS,” compared to threshold, target, and maximum EPS performance levels approved by the Compensation Committee; and

•	Valero’s return-on-investment, or “ROI,” percentile ranking compared to the ROI percentile of the Peer Group for the 12-month period ended September 30, 2010, as approved by the Compensation Committee.
We believe that the measures appropriately reflect our business planning process and corporate financial philosophy regarding financial performance measurement. We believe that the bonus program should measure both the quantity of earnings as well as the quality of earnings. The quantity of earnings is typically measured by some amount of earnings performance, such as earnings per share or net income from operations. The quality of earnings is typically measured by some determination of return-on-investment, such as return-on-equity or return on capital employed, allowing consideration of management’s ability to generate a reasonable rate of return on the capital investment in the business. Our current incentive bonus plan considers these financial principles in its overall design.
After completion of the fiscal year, each of the Financial Performance Measures is measured against Valero’s actual performance, with each metric being weighted equally as one-half of the final Financial Performance Measures score. For the EPS performance measure, the target percentage of base salary is subject to adjustment, upward or downward, based upon whether our EPS exceeds or falls short of the target EPS. For the ROI financial performance measure, the target percentage of base salary is subject to adjustment, upward or downward, depending upon whether our ROI exceeds, or falls short of, the ROI 50th percentile ranking for our Peer Group.
For the 2010 program, the Compensation Committee established the following targets: EPS of $1.40 (continuing operations), and ROI at the 50th percentile of our ROI Peer Group ranking. Actual EPS performance of $1.62 (continuing operations) achieved a payout level of 130.18 percent of target. Actual ROI performance at the 30.7th percentile achieved a payout level of 38.81 percent of target. For 2010, the two equally weighted measures of this segment generated a bonus performance score of 33.80 percent of the target bonus amounts (i.e., the sum of 130.18% and 38.81%, divided by two, and multiplied by 40%).
     Operational and Strategic Performance Measures
The Operational and Strategic Measures for our annual incentive bonus program are the following. These are measured against target levels pre-established by the Compensation Committee in the first quarter of the fiscal year.
•	Valero’s achievements in health, safety, and environmental (“HS&E”); and

•	Valero’s achievements in improving refining competitiveness through improved mechanical availability (“MA”); and

•	Valero’s achievements in cost management and expense control (“CM&EC”).

We believe that these measures appropriately reflect key business elements of Valero. We believe that the bonus program should measure management’s execution of key operational and strategic measures. After completion of the fiscal year, each of the Operational and Strategic Performance Measures is measured against Valero’s actual performance in these areas, with each metric being weighted equally as one-third of the final Operational and Strategic Performance Measures score.
For the 2010 program, the Compensation Committee established the following performance targets: MA at second quartile performance based on the industry standard Solomon survey, and CM&EC of $92.6 million. Actual MA performance was at third quartile performance and achieved a payout level of 56.25 percent of target. Actual CM&EC of $225 million achieved 225 percent of target.
With respect to HS&E metrics for 2010, the Compensation Committee established the targets detailed in the table below. Valero’s actual HS&E performance was 145.77 percent of target.

	Refineries	Renewables	Logistics	Retail
Recordable Injury Rate
Target	0.80	3.50	1.08	3.70
Actual	0.85	3.44	1.39	3.67
Environmental Scorecard Incidents
Target	320	60	n/a	n/a
Actual	241	34	n/a	n/a
Reliability Incident Rate
Target	1.20	n/a	n/a	n/a
Actual	1.29	n/a	n/a	n/a
API Process Safety Incidents Rate
Target	0.18	0.55	n/a	n/a
Actual	0.16	0.13	n/a	n/a
HSE Audit Past Due Items
Target	3.0	n/a	1.0	n/a
Actual	0.0	n/a	0.0	n/a
Plant Outages (>1/2 day)
Target	n/a	25	n/a	n/a
Actual	n/a	26	n/a	n/a
Reportable Spills
Target	n/a	n/a	3.0	n/a
Actual	n/a	n/a	1.0	n/a
Non-Reportable Spills
Target	n/a	n/a	21.0	n/a
Actual	n/a	n/a	12.0	n/a
Lost Time Injury Rate
Target	n/a	n/a	n/a	0.68
Actual	n/a	n/a	n/a	0.74
Environ’l Audits/Training Compliance
Target	n/a	n/a	n/a	96.0%
Actual	n/a	n/a	n/a	97.1%
Pendant Compliance
Target	n/a	n/a	n/a	92.0%
Actual	n/a	n/a	n/a	94.0%
Cash Handling
Target	n/a	n/a	n/a	$110
Actual	n/a	n/a	n/a	$114
The Compensation Committee weighted the three measures equally, resulting in a 56.94% bonus score (i.e., the sum of 56.25%, 225%, and 145.77%, divided by three, and multiplied by 40%) for the Operational and Strategic Measures segment.

     Individual Goals and Objectives Performance Measures
Valero’s Individual Goals and Objectives Performance Measures are also established by the Chief Executive Officer in consultation with the Committee in the first quarter of the fiscal year. Valero’s success is measured in areas such as upgrading the company’s asset portfolio and completion of projects to further improve Valero’s competitiveness. After completion of the fiscal year, the Individual Goals and Objectives Measures are evaluated as a whole.
Based on the Compensation Committee’s assessment of Valero’s achievements in 2010, the Committee awarded 100% of target resulting in a 20% bonus score (i.e., the product of 100% multiplied by 20%) for the Individual Goals and Objectives segment.
     2010 Annual Incentive Bonus Awards for Named Executive Officers
The following table provides a summary of how the 2010 annual incentive bonus amounts paid to our named executive officers were calculated:

	Klesse	Ciskowski	Bowers	Gorder	Edwards	Marcogliese
Base salary (1)	$1,500,000	$750,000	$515,000	$469,000	$450,000	$955,000
Bonus target percentage (2)	150%	125%	80%	80%	80%	125%
Bonus target amount (3)	$2,250,000	$937,500	$412,000	$375,200	$360,000	$1,193,750
Valero performance score (4)	110.74%	110.74%	110.74%	110.74%	110.74%	110.74%
Bonus calculation (5)	$2,491,650	$1,038,188	$456,249	$415,496	$398,664	$1,321,959
Actual bonus amount paid (6)	$2,492,000	$1,038,000	$456,000	$415,000	$400,000	$1,322,000

Footnotes:

(1)	As described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Base Salaries.”

(2)	As described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Annual Incentive Bonus.”

(3)	Determined by multiplying “base salary” times “bonus target percentage.”

(4)	Determined by adding Valero’s Financial Performance Measures score (times 40%) to Valero’s Operational and Strategic Performance Measures score (times 40%) to Valero’s Individual Goals and Objectives Performance Measures score (times 20%). Valero’s total performance score can range from 0% to 200%. For 2010, Valero’s bonus performance score was 110.74% (representing 33.80% from the Financial Performance Measures segment plus 56.94% from the Operational and Strategic Performance Measures segment plus 20% from the Individual Goals and Objectives Performance Measures segment).

(5)	Determined by multiplying “bonus target amount” by “Valero performance score.”

(6)	As disclosed in the Summary Compensation Table. The “actual bonus amount paid” reflects rounding adjustments, and in certain years can reflect other adjustments based upon the exercise of discretion of the Chief Executive Officer and the Compensation Committee as described above in this subsection and in “Compensation Discussion and Analysis – Elements of Executive Compensation – Individual Performance and Personal Objectives.”

Long-Term Incentive Awards
We provide stock-based, long-term compensation for executive officers through our stockholder-approved equity plans. The plans provide for a variety of stock and stock-based awards, including stock options and restricted stock, each of which vests over a period determined by the Compensation Committee, as well as performance shares that vest (become nonforfeitable) upon Valero’s achievement of an objective performance goal. The Compensation Committee presently expects to make awards of performance shares, stock options, and restricted stock annually. The Committee does not time the grants of long-term incentive awards around Valero’s release of undisclosed material information.
For each officer, a target amount of long-term incentives is established based on the 65th percentile of the Compensation Comparator Group and is expressed as a percentage of base salary. An executive officer’s targeted award may be adjusted based upon the Compensation Committee’s evaluation of the officer’s individual performance, which (for officers other than the Chief Executive Officer) takes into consideration the recommendation of the Chief Executive Officer. See “Compensation Discussion and Analysis – Elements of Executive Compensation – Individual Performance and Personal Objectives.” As with the annual incentive bonus, the Compensation Committee retains discretion to determine whether any award should be made.
The following table shows the percentages of each named executive officer’s base salary and Total Direct Compensation that represent his or her long-term compensation target for the fiscal year ended December 31, 2010:

	Long-Term Incentive Awards	Long-Term Incentive Awards
	Target as a Percentage of	Target as a Percentage of Total
Name	Base Salary	Direct Compensation
William R. Klesse	540%	68%
Michael S. Ciskowski	380%	62%
Kimberly S. Bowers	180%	50%
Joseph W. Gorder	180%	50%
S. Eugene Edwards	180%	50%
Richard J. Marcogliese	380%	62%
     Stock Options and Restricted Stock
Our 2010 long-term incentive awards included an allocation of stock options and restricted stock weighted 25% in the form of stock options and 25% in the form of restricted stock, each on a share-count basis, and is based on our determination to provide an appropriate balance of long-term incentives.
Stock options granted in 2010 will vest in equal annual installments over a period of three years and have ten-year terms. Grants and vesting of stock options are not contingent upon the achievement of any specified performance targets. However, because the exercise price of options cannot be less than 100 percent of the fair market value of our Common Stock on the date of grant, options will provide a benefit to the executive only to the extent that there is appreciation in the market price of our Common Stock. Options and restricted stock are subject to forfeiture if an executive terminates employment prior to vesting.
In 2010, the Compensation Committee determined that awards of restricted stock will vest in equal annual installments over a period of three years and contain a performance accelerator feature to provide for the potential early vesting of one-half of the restricted stock grant. The performance accelerator feature requires that the closing market price per share for our Common Stock must be $40.00 or higher for five consecutive trading days, whereupon the shares then eligible for accelerated vesting will vest.

The Compensation Committee considers and grants stock options and restricted stock to our officers and certain other employees annually, typically during the third or fourth quarter. The Committee may also grant stock options or restricted stock to new officers or employees when they are hired or promoted. During periods between meetings of the Compensation Committee, as an administrative convenience, the Chief Executive Officer has limited authority to make awards to employees other than executive officers when they are hired or promoted.
As required by our equity incentive plans, the exercise price for stock options is equal to the the mean of the highest and lowest sales prices per share of our Common Stock as reported on the NYSE on the grant date. All awards of options described in the Summary Compensation Table and Grants of Plan-Based Awards Table of this proxy statement were reviewed and approved by the Compensation Committee. All of these stock options have a grant date that is equal to or after the date on which the options were approved by the Compensation Committee or our independent directors.
The stock option and restricted stock components of our executive officers’ 2010 long-term incentive awards were granted in November 2010. The following table shows the percentages of each named executive officer’s base salary and Total Direct Compensation that represent his or her stock option and restricted stock targets for the fiscal year ended December 31, 2010.

		Stock Option		Restricted Stock
	Stock Option	Target as a	Restricted Stock	Target as
	Target as a	Percentage of Total	Target as a	Percentage of
	Percentage of	Direct	Percentage of	Total Direct
Name	Base Salary	Compensation	Base Salary	Compensation
William R. Klesse	135%	17%	135%	17%
Michael S. Ciskowski	95%	15.5%	95%	15.5%
Kimberly S. Bowers	45%	12.5%	45%	12.5%
Joseph W. Gorder	45%	12.5%	45%	12.5%
S. Eugene Edwards	45%	12.5%	45%	12.5%
Richard J. Marcogliese	95%	15.5%	95%	15.5%
     Performance Shares
In 2010, the Compensation Committee reintroduced performance shares as a component of the long-term incentives mix of our executive officers’ compensation program (performance shares were not granted in 2008 or 2009). In 2010, performance shares represented 50% of each executive officer’s long-term incentive target on a share count basis. Performance shares are payable in shares of Common Stock on the vesting dates of the performance shares. Shares of Common Stock are earned with respect to vesting performance shares only upon Valero’s achievement of an objective performance measure, namely total stockholder return or “TSR.”
Specifically, the performance shares granted in 2010 are subject to vesting in three annual increments, based upon our TSR compared to our Peer Group during one-year, two-year, and three-year performance periods. Performance periods measure TSR based on the average closing stock prices for the 30 days of December 2 to December 31 at the beginning and end of the performance periods, including dividends. At the end of each performance period, our TSR for the period is compared to the TSR of our Peer Group and percentile ranking. Shares of Common Stock are awarded from zero percent of the vesting performance shares (for TSR performance below the 25th percentile ranking), to 100 percent of the vesting performance shares (for TSR performance at the 50th percentile ranking), and up to a maximum of 200 percent of the vesting performance shares (for TSR performance at the 75th percentile ranking or higher). Results are interpolated between the 25th and 75th percentiles. Shares not earned in a given performance period as a result of our ranking in the 25th percentile or below can be carried forward for one additional performance period and up to 100 percent of the carried amount can still be earned, depending upon Valero’s percentile performance ranking for the subsequent period.
The following table shows the percentages of each named executive officer’s base salary and Total Direct Compensation that represent his or her performance shares targets for the fiscal year ended December 31, 2010.

	Performance Shares Target	Performance Shares Award
	as a Percentage of Base	Target as a Percentage of Total
Name	Salary	Direct Compensation
William R. Klesse	270%	34%
Michael S. Ciskowski	190%	31%
Kimberly S. Bowers	90%	25%
Joseph W. Gorder	90%	25%
S. Eugene Edwards	90%	25%
Richard J. Marcogliese	190%	31%
Perquisites and Other Benefits
     Perquisites
We provide certain perquisites to our named executive officers. The officers are eligible to receive reimbursement for club dues, personal excess liability insurance, federal income tax preparation, life insurance policy premiums with respect to cash value life insurance, annual health examination, and tickets to sporting and other entertainment events. We do not provide executive officers with automobiles or automobile allowances or supplemental executive medical benefits or coverage. In addition, we generally do not allow executive officers to use company aircraft for personal use, such as travel to and from vacation destinations. However, spouses (or other family members) occasionally accompany executive officers when executive officers are traveling on company aircraft for business purposes, such as attending an industry business conference at which spouses are invited and expected to attend.
     Other Benefits
We provide other benefits, including medical, life, dental, and disability insurance in line with competitive market conditions. Our named executive officers are eligible for the same benefit plans provided to our other employees, including our Thrift Plan and insurance and supplemental plans chosen and paid for by employees who desire additional coverage.
Executive officers and other employees whose compensation exceeds certain limits are eligible to participate in non-qualified excess benefit programs whereby those individuals can choose to make larger contributions than allowed under the qualified plan rules and receive correspondingly higher benefits. These plans are described below under “Compensation Discussion and Analysis – Elements of Executive Compensation – Post-Employment Benefits.”
Post-Employment Benefits
     Pension Plans
We have a noncontributory defined benefit Pension Plan in which most of our employees, including our named executive officers, are eligible to participate and under which contributions by individual participants are neither required nor permitted. We also have a noncontributory, non-qualified Excess Pension Plan and a non-qualified Supplemental Executive Retirement Plan, or “SERP,” which provide supplemental pension benefits to certain highly compensated employees. Our named executive officers are participants in the SERP. The Excess Pension Plan and the SERP provide eligible employees with additional retirement savings opportunities that cannot be achieved with tax-qualified plans due to Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), limits on (i) annual compensation that can be taken into account under qualified plans, or (ii) annual benefits that can be provided under qualified plans.
For employees hired prior to January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) provides a monthly pension at normal retirement equal to 1.6% of the participant’s average monthly compensation (based upon the participant’s earnings during the three consecutive calendar years during the last 10 years of the participant’s credited service, including service with our former parent, affording the highest such average) times the participant’s years of credited service.
For employees hired on or after January 1, 2010, the Pension Plan (supplemented, as necessary, by the Excess Pension Plan) is a cash balance benefit that provides a monthly pension at normal retirement based on annual employer contributions that are based on years of service, eligible compensation and pay credits. After a one-year waiting period, pay credits are retroactive to the participant’s date of hire and are based on years of service and eligible compensation.

Years of Service	Pay Credits
Under 10 years	5%
10 to 19 years	6%
20 years and over	7%
In addition to pay credits, participants will also be eligible for monthly interest credits based on the 10-Year treasury note rate with a minimum of 3 percent.
The SERP provides an additional benefit equal to 0.35% times the product of the participant’s years of credited service (maximum 35 years) multiplied by the excess of the participant’s average monthly compensation over the lesser of 1.25 times the monthly average (without indexing) of the social security wage bases for the 35-year period ending with the year the participant attains social security retirement age, or the monthly average of the social security wage base in effect for the year that the participant retires. For purposes of the SERP, the participant’s most highly compensated consecutive 36 months of service are considered, including employment with our former parent and its subsidiaries. The SERP benefit payment is made in a lump sum; an annuity form of benefit payment is not available under the SERP. An executive will become a participant in the SERP as of the date he or she is selected and named in the minutes of the Compensation Committee for inclusion as a participant in the SERP. Compensation for purposes of the Pension Plan, Excess Pension Plan, and SERP includes salary and bonus. Pension benefits are not subject to any deduction for social security or other offset amounts. For more information regarding our named executive officers’ participation in our pension plans, see the table under the caption “Pension Benefits” and its related disclosures.
     Nonqualified Deferred Compensation Plans
Deferred Compensation Plan. Our named executive officers are eligible to participate in our Deferred Compensation Plan (“DC Plan”). The DC Plan permits eligible employees to defer a portion of their salary and/or bonus until separation (i.e., retirement or termination of employment). The DC Plan is a non-qualified deferred compensation arrangement designed to be a “top hat” plan within the meaning of the Employee Retirement Income Security Act (“ERISA”) and is, therefore, exempt from most of ERISA’s requirements relating to pension plans. The DC Plan is not designed to constitute a qualified pension plan under Section 401(a) of the Internal Revenue Code.

Designated eligible employees are intended to constitute a select group of management or highly compensated employees within the meaning of ERISA. Under the DC Plan, each year eligible employees are permitted to elect to defer up to 30% of their salary and/or 50% of their cash bonuses to be earned for services performed during the following year.
Pursuant to the DC Plan, Valero may from time to time make discretionary contributions to participants’ accounts in such amounts as shall be determined or determinable under a formula and announced to DC Plan participants. For the Chief Executive Officer or the President, any such discretionary contributions would be made upon recommendation by the Compensation Committee and approval of the Board. For certain other executive officers, any such discretionary contributions would be made upon recommendation of the Chief Executive Officer and approval of the Compensation Committee. For any other participant, any such discretionary contributions would be made upon recommendation of the Chief Executive Officer. We have made no discretionary contributions to participants’ accounts, and currently we have no plans to make any discretionary contributions to participants’ accounts. We would likely only consider such contributions in the event of a significant, catastrophic economic event (or series of events) that materially impairs the value of participants’ accounts.
All amounts credited under the DC Plan (other than discretionary credits) are immediately 100 percent vested. Any discretionary credits will vest in accordance with the vesting schedule determined at the time of the grant of discretionary credits. Participant accounts are credited with earnings (or losses) based on investment fund choices made by the participants among available funds selected by Valero’s Benefits Plans Administrative Committee from time to time.
At the time of their deferral elections, participants may also elect when and over what period of time their deferrals will be distributed based on plan provisions. Specifically, participants may elect to have their accounts distributed in a lump sum on a specified date in the future, at least five years after the year of the deferral election. Effective January 1, 2010, the five year period changed to three years after the year of the deferral election for 2010 deferrals and after. Even if a participant has elected a specified distribution date, the participant’s DC Plan account will be distributed upon the participant’s death, retirement, or other termination of employment. Participants may, at the time of their deferral elections, choose to have their accounts distributed as soon as reasonably practical following retirement or other termination, or on the January 1st following the date of retirement or termination.
Participants may also elect to have their accounts distributed in one lump sum payment or in five, 10 or 15 year installments upon retirement, and in a lump sum or five annual installments upon other termination. Effective January 1, 2010, participants may also elect to have their accounts distributed in one lump-sum payment or in two- to 15-year installments upon retirement. Upon a participant’s death, the participant’s beneficiary will receive the participant’s DC Plan account in one lump-sum payment within 90 days following the participant’s death. Participants may also receive a portion of their DC Plan account necessary to satisfy an unforeseeable emergency (as defined in the DC Plan). Upon a change in control (as defined in the DC Plan) of Valero, all DC Plan accounts are immediately vested in full. However, distributions are not accelerated and, instead, are made in accordance with the DC Plan’s normal distribution provisions.

Excess Thrift Plan. Our Excess Thrift Plan provides benefits to our employees whose annual additions to our Thrift Plan are subject to the limitations on such annual additions as provided under Section 415 of the Internal Revenue Code, and/or who are constrained from making maximum contributions under the Thrift Plan by Section 401(a)(17) of the Internal Revenue Code, which limits the amount of an employee’s annual compensation which may be taken into account under that plan. Two separate components comprise the Excess Thrift Plan: (i) an “excess benefit plan” as defined under Section 3(36) of ERISA; and (ii) a plan that is unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.
Information regarding contributions by Valero and each of our named executive officers under our non-qualified defined contribution and other deferred compensation plans during the year ended December 31, 2010, is stated in this proxy statement in the table under the caption “Executive Compensation – Nonqualified Deferred Compensation.”
The Excess Pension Plan, the SERP and the Excess Thrift Plan are subject to Internal Revenue Code Section 409A and its regulations. We intend to administer and interpret these plans in a manner consistent with such Internal Revenue Code section and regulations.
     Severance Arrangements
We have entered into change of control agreements with each of our named executive officers. The agreements are intended to assure the continued availability of the officers in the event of a change of control of Valero. If a change of control occurs during the term of an agreement, then the agreement becomes operative for a fixed three-year period. The agreements provide generally that the officers’ terms and conditions of employment will not be adversely changed during the three-year period after a change of control.
Following a change of control, particular payments under the agreements are triggered commensurate with the occurrence of any of the following: (i) termination of employment by the company other than for “cause” (as defined in the agreement) or disability; (ii) termination by the executive for “good reason” (as defined in the agreements); (iii) termination by the executive other than for “good reason”; and (iv) termination of employment because of death or disability. These triggers were designed to ensure the continued availability of the officers following a change of control, and to compensate the officers at appropriate levels if their employment is unfairly or prematurely terminated during the applicable term following a change of control. For more information regarding payments that may be made under our severance arrangements, see the disclosures below under the caption “Executive Compensation – Potential Payments upon Termination or Change of Control.”
IMPACT OF ACCOUNTING AND TAX TREATMENTS
Accounting Treatment
We recognize in our financial statements the costs of equity awards over the period in which an employee is required to provide service in exchange for the awards. The cost of such awards is measured at fair value on the date of grant and we use the Black-Scholes option pricing model to determine the grant date present value of stock options.

Tax Treatment
Under Section 162(m) of the Internal Revenue Code, publicly held corporations may not take a tax deduction for compensation in excess of $1 million paid to the Chief Executive Officer or the other four most highly compensated executive officers unless that compensation meets the Internal Revenue Code’s definition of “performance based” compensation. Section 162(m) allows a deduction for compensation to a specified executive that exceeds $1 million if it is paid (i) solely upon attainment of one or more performance goals, (ii) pursuant to a qualifying performance-based compensation plan adopted by the Compensation Committee, and (iii) the material terms, including the performance goals, of such plan are approved by the stockholders before payment of the compensation.
The Compensation Committee considers deductibility under Section 162(m) with respect to compensation arrangements for executive officers. The Committee believes that it is in our best interests for the Committee to retain its flexibility and discretion to make compensation awards to foster achievement of performance goals established by the Committee and other corporate goals the Committee deems important to our success, such as encouraging employee retention, rewarding achievement of nonquantifiable goals, and achieving progress with specific projects. We believe that our outstanding stock options and performance share grants qualify as performance-based compensation and are not subject to any deductibility limitations under Section 162(m). Grants of restricted stock or other equity-based awards that are not subject to specific quantitative performance measures will likely not qualify as “performance based” compensation and, in such event, would be subject to Section 162(m) deduction restrictions.
COMPENSATION-RELATED POLICIES
Say On Pay Policy
In 2009, our Board considered and approved a “say on pay” policy. The policy provided that at each annual meeting of stockholders, stockholders would be given the opportunity to vote on an advisory resolution to ratify the compensation of our named executive officers as set forth in the Summary Compensation Table of the proxy statement. As noted in our disclosures below for Proposal No. 5, in January 2011 the SEC adopted a mandatory “say on pay” rule that effectively superseded our previously adopted say-on-pay policy. Accordingly, we will follow the mandates of the new SEC rule with regard to stockholder advisory votes on executive compensation.
Executive Compensation Clawback Policy
In 2009, our Board considered and approved an executive compensation policy entitled Policy on Executive Compensation in Restatement Situations, a so-called “clawback” policy. The policy provides that in the event of a material restatement of Valero’s financial results, the Board, or the appropriate committee thereof, will review all bonuses and other incentive and equity compensation awarded to our executive officers. If such bonuses and other incentive and equity compensation would have been lower had they been calculated based on such restated results, the Board, or the appropriate committee thereof, will, to the extent permitted by governing law and as appropriate under the circumstances, seek to recover for the benefit of Valero all or a portion of such bonuses and incentive and equity compensation awarded to executive officers whose fraud or misconduct caused or partially caused such restatement, as determined by the Board, or the appropriate committee thereof. In determining whether to seek recovery, the Board, or the appropriate committee thereof, shall take into account such considerations as it deems appropriate, including governing law and whether the assertion of a claim may prejudice the interests of Valero in any related proceeding or investigation. The full text of the policy is available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.

Compensation Consultant Disclosure Policy
In 2009, our Board approved a compensation consultant disclosure policy. The policy provides that we will make certain disclosures pertaining to compensation consultants in our proxy statements for annual meetings of stockholders. For any compensation consultant retained by the Compensation Committee to provide compensation advice with respect to the compensation disclosed in the Summary Compensation Table in the proxy statement, we will disclose (i) the total fees paid annually to the consultant for compensation-related services and non-compensation-related services, (ii) a description of any non-compensation-related services provided by the consultant, and (iii) any services that the consultant has provided to senior executives of Valero and the nature of those services. The full text of the policy is available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.
Stock Ownership Guidelines
Our Board, the Compensation Committee, and our executive officers recognize that ownership of Common Stock is an effective means by which to align the interests of our directors and executive officers with those of our stockholders. We have long emphasized the importance of stock ownership among our executive officers and directors. Our stock ownership and retention guidelines for our directors and officers, as approved by the Compensation Committee and our Board, are set forth below.
Non-Employee Director Stock Ownership Guidelines. Non-employee directors are expected to acquire and hold during their service shares of our Common Stock equal in value to at least three times the annual cash retainer paid to our directors. Directors have five years from their initial election to the Board to meet the target stock ownership guideline, and they are expected to continuously own sufficient shares to meet the guideline once attained.
Executive Stock Ownership Guidelines. Stock ownership guidelines for our officers are as follows:

Officer Position	Value of Shares Owned
Chief Executive Officer	5x Base Salary
President	3x Base Salary
Executive Vice Presidents	2x Base Salary
Senior Vice Presidents	1x Base Salary
Vice Presidents	1x Base Salary
Our officers are expected to meet the applicable guideline within five years and are expected to continuously own sufficient shares to meet the guideline once attained. The full text of our stock ownership and retention guidelines is available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section.
Insider Trading and Speculation in Valero Stock
We have established policies prohibiting our officers, directors, and employees from purchasing or selling Valero securities while in possession of material, nonpublic information, or otherwise using such information for their personal benefit or in any manner that would violate applicable laws and regulations. In addition, our policies prohibit our officers, directors, and employees from speculating in our stock, which includes short selling (profiting if the market price of our stock decreases), buying or selling publicly traded options (including writing covered calls), hedging, or any other type of derivative arrangement that has a similar economic effect.

EQUITY COMPENSATION PLAN INFORMATION
The following table presents certain information regarding our compensation plans as of December 31, 2010.

	Number of		Number of
	Securities	Weighted-	Securities
	to be Issued	Average	Remaining Avail-
	Upon Exercise	Exercise Price	able for Future
	of Outstanding	of Outstanding	Issuance Under
	Options, Warrants	Options, Warrants	Equity Compen-
	and Rights (#)	and Rights ($)	sation Plans (1)
Approved by stockholders:
2005 Omnibus Stock Incentive Plan	5,796,187	19.80	9,711,596
2001 Executive Stock Incentive Plan	2,007,220	10.82	—
Non-employee director stock option plan	227,000	19.06	—
Non-employee director restricted stock plan	—	—	77,839
UDS non-qualified stock option plans (2)	263,309	10.04	—
Premcor non-qualified stock option plans (2)	764,990	24.82	—
Not approved by stockholders:
1997 non-qualified stock option plans	2,439,936	7.93	—
2003 All-Employee Stock Incentive Plan (3)	12,880,916	32.87	46,593

Total	24,379,558	24.83	9,836,028

Footnotes:
(1)	Securities available for future issuance under these plans can be issued in various forms, including without limitation restricted stock and stock options.

(2)	These plans were assumed by Valero, as applicable (i) on December 31, 2001, upon our acquisition of Ultramar Diamond Shamrock Corporation, and (ii) on September 1, 2005, upon our acquisition of Premcor Inc.

(3)	Officers and directors of Valero are not eligible to receive grants under this plan.
For additional information on these plans, see Note 15 of Notes to Consolidated Financial Statements for the fiscal year ended December 31, 2010, included in Valero’s Annual Report on Form 10-K.

EXECUTIVE COMPENSATION
The tables in the following sections of this proxy statement provide information required by the SEC regarding compensation paid to or earned by our named executive officers for the year ended December 31, 2010. We have used captions and headings in these tables in accordance with the SEC regulations requiring these disclosures. The footnotes to these tables provide important information to explain the values presented in the tables, and are an important part of our disclosures.
SUMMARY COMPENSATION TABLE
The following table provides a summary of compensation paid to our named executive officers for the fiscal years ending December 31, 2010, 2009, and 2008. The table shows amounts earned by such persons for services rendered to Valero in all capacities in which they served. The elements of compensation listed in the table are more fully described in the “Compensation Discussion and Analysis” section of this proxy statement and in the table’s footnotes.

						Change in
						Pension Value
						and Nonquali-
				Stock	Option	fied Deferred	All Other
				Awards	Awards	Compensation	Compensa-
Principal Position	Year	Salary ($)	Bonus ($)	($)(1)(2)	($)(1)(3)	Earnings($)(4)	tion ($)(5)	Total ($)(1)
William R. Klesse,	2010	1,500,000	2,492,000	4,405,197	1,222,505	1,273,054	210,629	11,103,385
Chief Executive Officer,	2009	1,500,000	—	4,905,200	4,306,896	791,410	194,725	11,698,231
President, and	2008	1,500,000	705,510	2,058,846	2,235,337	1,181,461	138,494	7,819,648
Chairman of the Board

Michael S. Ciskowski,	2010	750,000	1,038,000	882,658	244,950	948,613	68,542	3,932,763
Executive Vice President	2009	750,000	450,000	1,884,808	1,654,928	209,862	60,508	5,010,106
and Chief Financial	2008	700,000	513,912	739,152	802,477	636,887	56,880	3,449,308
Officer

Kimberly S. Bowers,	2010	515,000	456,000	588,439	163,300	226,607	41,721	1,991,067
Executive Vice President	2009	494,000	200,000	688,068	604,208	90,175	39,305	2,115,756
and General Counsel	2008	475,000	217,954	278,551	302,479	185,353	38,643	1,497,980

Joseph W. Gorder,	2010	469,000	415,000	588,439	163,300	223,840	47,872	1,907,451
Executive Vice President	2009	460,000	200,000	640,695	562,496	92,026	43,936	1,999,153
and Chief Commercial	2008	445,000	204,188	261,099	283,441	207,099	43,141	1,443,968
Officer

S. Eugene Edwards,	2010	450,000	400,000	588,439	163,300	448,374	43,036	2,093,149
Executive Vice President	(6)
and Chief Development	(6)
Officer

Richard J. Marcogliese (7)	2010	955,000	1,322,000	—	—	4,048,774	1,194,961	7,520,735
	2009	955,000	450,000	1,884,808	1,654,928	920,851	75,099	5,940,686
	2008	855,000	627,707	902,724	980,081	1,757,183	72,049	5,194,744

Footnotes to “Summary Compensation” table:
(1)	The amounts shown represent the grant date fair value of awards for each of the fiscal years shown, computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (FASB ASC Topic 718).

(2)	See the Grants of Plan-Based Awards table for information regarding performance shares and shares of restricted stock granted in 2010. Additional information about the performance shares and restricted stock granted in 2010 is disclosed in Note 15 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Form 10-K for the year ended December 31, 2010.

(3)	See the Grants of Plan-Based Awards table for information on stock options granted in 2010. For information about valuation assumptions for the 2010 stock option grants, refer to Note 15 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Form 10-K for the year ended December 31, 2010. For information about valuation assumptions for the 2009 and 2008 stock option grants, refer to Note 22 (“Stock-Based Compensation”) of Notes to Consolidated Financial Statements in Valero’s Form 10-K for the years ended December 31, 2009, and 2008, respectively.

(4)	This column represents the sum of the change in pension value and non-qualified deferred compensation earnings for each of the named executive officers. See the “Pension Benefits Table” for the present value assumptions used for these calculations. The amount of above-market or preferential earnings on non-tax-qualified deferred compensation included in the amounts presented above is zero.

(5)	The amounts listed as “All Other Compensation” for the year ended December 31, 2010, are composed of the following items:

Item of income (in dollars)	Klesse	Ciskowski	Bowers	Gorder	Edwards	Marcogliese
Valero contribution to Thrift Plan account	14,700	14,700	14,700	14,700	14,700	14,700
Valero contribution to Excess Thrift Plan account	94,125	37,875	20,250	16,515	15,375	53,250
Reimbursement of club membership dues	—	7,158	—	7,158	6,098	—
Imputed income for personal liability insurance	1,414	1,414	1,414	1,414	1,414	1,388
Imputed income for tax return preparation	—	900	—	900	900	900
Executive insurance premiums with respect to cash value life insurance	88,277	—	—	—	—	—
Long-term disability premium imputed income	4,549	4,549	4,549	4,549	4,549	4,466
Imputed income for insurance (life & survivor) over $50,000	7,564	1,946	808	2,636	—	9,245
Accrued vacation payout	—	—	—	—	—	139,112
Severance pay	—	—	—	—	—	971,900

Total	210,629	68,542	41,721	47,872	43,036	1,194,961

(6)	Mr. Edwards was not a named executive officer for the years ended December 31, 2009 and 2008.

(7)	Mr. Marcogliese retired from the office of Executive Vice President and Chief Operating Officer effective November 22, 2010. He is included in the compensation tables above pursuant to Item 402(a)(3)(iv) of Regulation S-K because his compensation would have been disclosed but for the fact that he was not serving as an executive officer as of December 31, 2010. Mr. Marcogliese’s reported compensation amounts do not include any estimate of the cost of his forfeiture of 8,839 performance shares resulting from his retirement. In connection with his retirement, Mr. Marcogliese and Valero entered into a compensation arrangement. See “Certain Relationships and Related Transactions – Transactions with Management and Others” for a description of the arrangement.

GRANTS OF PLAN-BASED AWARDS
FOR FISCAL YEAR ENDED DECEMBER 31, 2010
The following table describes grants of plan-based awards made to our named executive officers in 2010.

						Exercise or
			Estimated Future Payouts Under			Base Price	Closing	Grant Date Fair
			Equity Incentive Plan Awards			of Option	Market Price	Value of Stock
			Threshold	Target	Maximum	Awards	on Grant	and Option
Name	Grant Date		(#)	(#)	(#)	($/sh.) (1)	Date ($/sh.)	Awards ($)(2)
William R. Klesse	11/17/10	(3)	n/a	149,725	n/a			2,842,529
	11/17/10	(4)	0	299,450	598,900			1,562,668
	11/17/10	(5)	n/a	149,725	n/a	18.985	19.10	1,222,505

Michael S. Ciskowski	11/17/10	(3)	n/a	30,000	n/a			569,550
	11/17/10	(4)	0	60,000	120,000			313,108
	11/17/10	(5)	n/a	30,000	n/a	18.985	19.10	244,950

Kimberly S. Bowers	11/17/10	(3)	n/a	20,000	n/a			379,700
	11/17/10	(4)	0	40,000	80,000			208,739
	11/17/10	(5)	n/a	20,000	n/a	18.985	19.10	163,300

Joseph W. Gorder	11/17/10	(3)	n/a	20,000	n/a			379,700
	11/17/10	(4)	0	40,000	80,000			208,739
	11/17/10	(5)	n/a	20,000	n/a	18.985	19.10	163,300

S. Eugene Edwards	11/17/10	(3)	n/a	20,000	n/a			379,700
	11/17/10	(4)	0	40,000	80,000			208,739
	11/17/10	(5)	n/a	20,000	n/a	18.985	19.10	163,300

Richard J. Marcogliese	(6)

Footnotes:
(1)	Valero’s 2005 Omnibus Incentive Plan provides that the exercise price for all options granted under the plan will be equal to the mean of the high and low reported sales price per share on the NYSE of our Common Stock on the date of grant.

(2)	The reported grant date fair value of stock and option awards was determined in compliance with FASB ASC Topic 718.

(3)	Represents a grant of shares of restricted stock. The shares vest (become nonforfeitable) annually in equal one-third increments beginning in 2011. Fifty percent of the shares are eligible (the “Eligible Shares”) for performance-accelerated vesting. Accordingly, notwithstanding the restricted shares’ regular three-year vesting schedule, to the extent any Eligible Shares have not yet vested per their regular vesting schedule, and to the extent the Eligible Shares have not been forfeited or otherwise canceled, all unvested Eligible Shares will vest automatically at the close of business on the last date of the period when the NYSE-reported closing price per share of Common Stock is $40.00 or higher for five consecutive trading days. Dividends on restricted stock are paid as and when dividends are declared and paid on our outstanding Common Stock. Restricted stock is more fully described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Awards.”

(4)	Represents an award of performance shares. In our performance share program, on any normal vesting date, our executive officers can earn, in shares of Common Stock, from 0% to 200% of the number of performance shares that are vesting, based upon Valero’s achievement of objective performance measures during the performance periods prescribed by our Compensation Committee. Additional information regarding the performance shares listed above is disclosed under the caption “Compensation Discussion and Analysis – Long-Term Incentive Awards – Performance Shares.” The amounts listed above represent a grant of performance shares in three tranches. The performance shares will vest annually in one-third increments in

January 2012, January 2013, and January 2014. The first tranche will vest in January 2012, with any resulting payout at that time conditioned upon Valero’s performance during the performance period ending in December 2011. Each tranche is deemed to be a separate grant for fair value purposes. The first tranche was deemed to be granted (for fair value purposes under FASB ASC Topic 718) in 2010, and is deemed to have an expected conversion rate of 83% and fair value per share of $18.79. The grant date (for fair value purposes) for the second tranche is expected to occur in either the fourth quarter of 2011 or in January 2012, depending on actions to be taken by our Compensation Committee. Similarly, the grant date (for fair value purposes) for the third tranche is expected to occur in either the fourth quarter of 2012 or in January 2013, depending on actions to be taken by our Compensation Committee. The expected conversion rates and fair values of the second and third tranches will be determined on their respective grant dates.

(5)	Represents a grant of options to purchase Common Stock. The options vest (become nonforfeitable) in equal annual installments over a period of three years beginning in 2010, and will expire in 10 years from their date of grant. For financial reporting purposes, the fair value of stock options must be determined using an option-pricing model such as Black-Scholes or a binomial model taking into consideration the following:
•	the exercise price of the option;

•	the expected life of the option;

•	the current price of the underlying stock;

•	the expected volatility of the underlying stock;

•	the expected dividends on the underlying stock; and

•	the risk-free interest rate for the expected life of the option.

The Black-Scholes option pricing model was used to determine grant date fair value. Options issued under our plans are not freely traded, and the exercise of such options is subject to substantial restrictions. The Black-Scholes model does not give effect to either risk of forfeiture or lack of transferability. The estimated values under the Black-Scholes model are based on assumptions as to variables such as interest rates, stock price volatility, and future dividend yield. The estimated values presented in this table were calculated using an expected average option life of 6.0 years, risk-free rate of return of 1.83%, expected volatility rate of 48.21%, and a dividend yield of 1.05%, which is the expected annualized quarterly dividend rate in effect at the date of grant expressed as a percentage of the market value of our Common Stock on the date of grant. The actual value of stock options could be zero; realization of any positive value depends upon the actual future market performance of our Common Stock, the continued employment of the option holder throughout the vesting period, and the timing of the exercise of the option. Accordingly, the values set forth in this table may not be achieved. The actual value, if any, a person will realize upon exercise of an option will depend on the excess of the market value of our Common Stock over the exercise price on the date the option is exercised. The options are also described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Awards.”

(6)	Mr. Marcogliese did not receive any grants of plan-based awards in 2010.

OUTSTANDING EQUITY AWARDS
AT DECEMBER 31, 2010
The following table describes unexercised stock options, unvested shares of restricted stock, and unvested performance shares held by our named executive officers as of December 31, 2010.

						Stock Awards
						Restricted Stock			Performance Shares
									Equity Incentive		Equity Incentive
		Option Awards							Plan Awards:		Plan Awards:
	Number of	Number of						Market Value	Number of		Market or
	Securities	Securities				Number of		of Shares	Unearned Shares,		Payout Value of
	Underlying	Underlying				Shares or		or Units of	Units or		Unearned Shares,
	Unexercised	Unexercised		Option	Option	Units of Stock		Stock That	Other Rights		Units or Other
	Options (#)	Options (#)		Exercise	Expira-	That Have		Have Not	That Have Not		Rights That Have
Name	Exercisable	Unexcercisable		Price ($)(1)	tion Date	Not Vested (#)		Vested ($)(2)	Vested (#)(2)		Not Vested ($)(2)
William R. Klesse	108,000	—		9.825	10/29/13	3,652	(6)	84,434	3,936	(11)	0
	68,000	—		21.355	10/21/14	11,439	(7)	264,470	18,999	(12)	292,838
	297,450	148,725	(3)	17.11	10/16/15	45,882	(8)	1,060,792	299,450	(13)	6,923,284
	203,925	407,850	(4)	19.415	10/15/19	128,448	(9)	2,969,718
	—	149,725	(5)	18.985	11/17/20	95,151	(10)	2,199,891

Michael S. Ciskowski	46,000	—		21.355	10/21/14	1,224	(6)	28,299	838	(11)	0
	106,784	53,391	(3)	17.11	10/16/15	3,600	(7)	83,232	3,750	(12)	57,800
	78,359	156,716	(4)	19.415	10/15/19	25,920	(8)	599,270	60,000	(13)	1,387,200
	—	30,000	(5)	18.985	11/17/20	77,664	(9)	1,795,592
						30,000	(10)	693,600

Kimberly S. Bowers	9,600	—		9.825	10/29/13	412	(6)	9,525	281	(11)	0
	9,400	—		21.355	10/21/14	1,440	(7)	33,293	1,500	(12)	23,120
	40,250	20,125	(3)	17.11	10/16/15	9,768	(8)	225,836	40,000	(13)	924,800
	28,609	57,216	(4)	19.415	10/15/19	28,352	(9)	655,498
	—	20,000	(5)	18.985	11/17/20	20,000	(10)	462,400
(table with footnotes continues on the following page)

						Stock Awards
						Restricted Stock			Performance Shares
									Equity Incentive		Equity Incentive
		Option Awards							Plan Awards:		Plan Awards:
	Number of	Number of						Market Value	Number of		Market or
	Securities	Securities				Number of		of Shares	Unearned Shares,		Payout Value of
	Underlying	Underlying				Shares or		or Units of	Units or		Unearned Shares,
	Unexercised	Unexercised		Option	Option	Units of Stock		Stock That	Other Rights		Units or Other
	Options (#)	Options (#)		Exercise	Expira-	That Have		Have Not	That Have Not		Rights That Have
Name	Exercisable	Unexcercisable		Price ($)(1)	tion Date	Not Vested (#)		Vested ($)(2)	Vested (#)(2)		Not Vested ($)(2)
Joseph W. Gorder	14,000	—		21.355	10/21/14	921	(6)	21,294	630	(11)	0
	37,717	18,858	(3)	17.11	10/16/15	2,624	(7)	60,667	2,734	(12)	42,148
	26,634	53,266	(4)	19.415	10/15/19	9,156	(8)	211,687	40,000	(13)	924,800
	—	20,000	(5)	18.985	11/17/20	26,400	(9)	610,368
						20,000	(10)	462,400

S. Eugene Edwards	7,560	—		21.355	10/21/14	921	(6)	21,294	630	(11)	0
	34,750	17,375	(3)	17.11	10/16/15	2,544	(7)	58,817	2,649	(12)	40,830
	24,900	49,800	(4)	19.415	10/15/19	8,436	(8)	195,040	40,000	(13)	924,800
	—	20,000	(5)	18.985	11/17/20	24,680	(9)	570,602
						20,000	(10)	462,400

Richard J. Marcogliese	20,000	—		9.8625	06/16/11	—		—	748	(11)	0
	60,000	—		8.43625	07/18/11	—		—	8,839	(12)	0
	60,000	—		7.515	09/18/12
	32,000	—		9.825	10/29/13
	20,000	—		21.355	10/21/14
	130,417	65,208	(3)	17.11	10/16/15
	78,359	156,716	(4)	19.415	10/15/19

Footnotes to “Outstanding Equity Awards” table:
(1)	Our 2005 Omnibus Incentive Plan provides that the exercise price for all options granted under the plan will be equal to the mean of the Common Stock’s high and low NYSE reported sales price per share on the date of grant.

(2)	The assumed market values were determined using the closing market price of our Common Stock on December 31, 2010 ($23.12 per share). For a further discussion of the vesting of certain performance share awards (as noted in the following footnotes), see “Compensation Discussion and Analysis – Elements of Executive Compensation – Long-Term Incentive Awards – Performance Shares.” For performance shares that vested in January 2011, the payout value used for this column was zero because the actual performance share vesting percentage on 01/24/2011 was 0%.

Footnotes to “Outstanding Equity Awards” table (cont.):
(3)	The unvested portion of this award will vest on 10/16/11.

(4)	The unvested portion of this award will vest in equal installments on 10/15/11 and 10/15/12.

(5)	The unvested portion of this award will vest in equal installments on 11/17/11, 11/17/12, and 11/17/13.

(6)	The unvested portion of this award will vest on 10/19/11.

(7)	The unvested portion of this award will vest in equal installments on 10/25/11 and 10/25/12.

(8)	The unvested portion of this award will vest in equal installments on 10/16/11, 10/16/12, and 10/16/13; 50% of the shares of restricted stock represented by this award are eligible for accelerated vesting as described in the footnotes to the “Grants of Plan Based Awards” table above (substituting “$60.00” for the “$40.00” stated therein).

(9)	The unvested portion of this award will vest in equal installments on 10/16/11, 10/16/12, 10/16/13, and 10/16/14; 50% of the shares of restricted stock represented by this award are eligible for accelerated vesting as described in the footnotes to the “Grants of Plan Based Awards” table above.

(10)	The unvested portion of this award will vest in equal installments on 11/17/11, 11/17/12, and 11/17/13; 50% of the shares of restricted stock represented by this award are eligible for accelerated vesting as described in the footnotes to the “Grants of Plan Based Awards” table above.

(11)	These performance shares vested on 01/24/11 at 0%, and thus no shares of Common Stock were issued on that vesting date. The performance shares are not eligible to be carried forward for future vesting; they expired on 01/24/11.

(12)	These performance shares vested on 01/24/11 at 0%; no shares of Common Stock were issued on that date for such performance shares. One-third of these shares are not eligible to be carried forward for future vesting, and thus they expired on 01/24/11. Per the terms of the awards for the remaining two-thirds of these performance shares, they will be carried forward and will be eligible for vesting on the next normal vesting date of performance shares (expected to be in January 2012). For the expired one-third of these performance shares, the value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” is zero. For the remaining two-thirds, for the NEO’s other than Mr. Marcogliese, the value shown represents the market value of 100% of the performance shares at the closing price of Valero’s Common Stock on 12/31/10. The value shown for Mr. Marcogliese is zero as the performance shares expired as a result of his retirement.

(13)	These performance shares will vest in 1/3 increments in each of January 2012, January 2013, and January 2014. The value shown in the column, “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested,” represents the market value of 100% of the performance shares at the closing price of Valero’s Common Stock on 12/31/10.

OPTION EXERCISES AND STOCK VESTED
DURING THE FISCAL YEAR ENDED DECEMBER 31, 2010
The following table provides information regarding (i) option exercises by our named executive officers, and (ii) the vesting of restricted stock and performance shares held by our named executive officers during 2010 on an aggregated basis.

	Option Awards		Stock Awards (1)
	No. of Shares	Value	No. of Shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)(2)	Exercise ($)(3)	Vesting (#)(2)	Vesting ($)(4)
William R. Klesse	247,016	1,727,768	117,636	2,136,533
Michael S. Ciskowski	—	—	37,892	688,086
Kimberly S. Bowers	—	—	13,505	245,229
Joseph W. Gorder	14,400	151,360	16,248	295,086
S. Eugene Edwards	—	—	15,778	286,563
Richard J. Marcogliese	40,000	468,470	44,329	804,805

Footnotes to “Option Exercises and Stock Vested” table:

(1)	Represents vested shares of restricted stock and performance shares.

(2)	Represents the gross number of shares received by the named executive officer before deducting shares withheld from (i) an option’s exercise to pay the exercise price and/or tax obligation, or (ii) the vesting of restricted stock or performance shares to pay the resulting tax obligation.

(3)	The reported value is determined by multiplying (i) the number of option shares, times (ii) the difference between the market price of the Common Stock on the date of exercise and the exercise price of the stock option. The value is stated before payment of applicable taxes.

(4)	The reported value is determined by multiplying number of vested shares by the market value of the shares on the vesting date. The value is stated before payment of applicable taxes.

POST-EMPLOYMENT COMPENSATION
PENSION BENEFITS
FOR FISCAL YEAR ENDED DECEMBER 31, 2010
The following table provides information regarding the accumulated benefits of our named executive officers under Valero’s tax-qualified defined benefit plan and supplemental retirement plans during the year ended December 31, 2010.

			Present	Payments
		No. of Years	Value of	During
		Credited	Accumulated	Last Fiscal
Name	Plan Name	Service (#)	Benefits ($)	Year ($)
William R. Klesse (1)	Pension Plan	23.92	1,017,410	—
	Excess Pension Plan	9.00	4,747,352	—
	SERP	9.00	1,060,816	—

Michael S. Ciskowski	Pension Plan	25.25	648,174	—
	Excess Pension Plan	25.25	2,572,375	—
	SERP	25.25	789,493	—

Kimberly S. Bowers	Pension Plan	13.25	241,647	—
	Excess Pension Plan	13.25	480,953	—
	SERP	13.25	127,125	—

Joseph W. Gorder (2)	Pension Plan	23.25	441,562	—
	Excess Pension Plan	8.67	483,242	—
	SERP	8.67	126,008	—

S. Eugene Edwards	Pension Plan	28.21	786,999	—
	Excess Pension Plan	28.21	1,709,248	—
	SERP	28.21	451,114	—

Richard J. Marcogliese (3)	Pension Plan	36.58	1,502,849	—
	Excess Pension Plan	36.58	8,051,339	—
	SERP	36.58	1,824,732	—

Footnotes to “Pension Benefits” table:

(1)	The 22.92 years of service stated for Mr. Klesse for the Pension Plan represent the sum of Mr. Klesse’s participation in (a) the Valero Pension Plan since the date of Valero’s acquisition of UDS in 2001 (nine years), and (b) the qualified pension plan of UDS prior to the date of Valero’s acquisition of UDS (14.92 years). (In addition, Mr. Klesse has approximately 18 years of service in a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS.) The nine years of service stated for Mr. Klesse for the Excess Pension Plan and SERP represent his participation in these plans since the date of Valero’s acquisition of UDS in 2001.

(2)	The 23.25 years of service stated for Mr. Gorder for the Pension Plan represent the sum of his participation in (a) the Valero Pension Plan since 2002 (8.67 years), (b) the qualified pension plan of UDS (11.5 years), and (c) a pension plan sponsored by an entity unaffiliated with Valero or UDS that was spun-off from a predecessor of UDS (3.08 years). In 2001, Mr. Gorder received a lump sum settlement relating to prior years of service. The Pension Plan amount stated above reflects the effect of offsetting Mr. Gorder’s accrued benefit under the Valero Pension Plan (using 23.25 years of credited service) by the value of his lump sum settlement in 2001. The 8.67 years of service stated for Mr. Gorder for the Excess Pension Plan and SERP represent his participation in these plans since the date of his commencement of employment with Valero.

(3)	The years of service stated for Mr. Marcogliese represent his combined years of credited service in Valero’s plans (approximately 10.7 years) and the plan of Exxon Mobil Corporation (“ExxonMobil”), his previous employer (approximately 25.8 years). Valero’s plans “wrap around” the ExxonMobil plan such that Mr. Marcogliese’s ultimate pension benefit from Valero will be calculated generally by computing his benefit under the Valero plans using the combined years of service stated in the table above, and then subtracting the amounts accruing to Mr. Marcogliese under the ExxonMobil plan.
Our Pension Plan, Excess Pension Plan, and SERP are described in the “Compensation Discussion and Analysis” section under the captions “Post-Employment Benefits” and “Pension Plans.”
The present values stated in the table above were calculated using the same interest rate and mortality table we use for our financial reporting. The present values as of December 31, 2010 were determined using a 5.40% discount rate and the plans’ earliest unreduced retirement age (i.e., age 62). The present values reflect postretirement mortality rates based on the RP2000 Combined Healthy Mortality Table Projected by Scale AA to 2015. No decrements were included for pre-retirement termination, mortality, or disability. Where applicable, lump sums were determined based on a 5.90% interest rate and the mortality table prescribed by the IRS in Rev. Ruling 2007-67 and updated by IRS Notice 2008-85 for distributions in the years 2009-2013.
Under our Pension Plan, an eligible employee may elect to retire prior to the normal retirement age of 65, provided the individual is between the ages of 55 and 65 and has completed as least five years of vesting service. Under the plan’s early retirement provisions, an employee may elect to commence a benefit upon retirement or delay payments to a later date. Pension payments that begin after age 55 and before age 62 are reduced by four percent for each full year between the benefit start date and the individual’s 62nd birthday. The four-percent reduction is prorated for a partial year. The formula used to calculate the benefit and the optional forms of payment are otherwise the same as for normal retirement. Mr. Klesse and Mr. Marcogliese are eligible for early retirement benefits under the plans listed in the table above.

NONQUALIFIED DEFERRED COMPENSATION
FOR YEAR ENDED DECEMBER 31, 2010
The following table describes contributions by Valero and each named executive officer under our non-qualified defined contribution and other deferred compensation plans during 2010. The table also presents each named executive officer’s earnings, withdrawals (if any), and year-end balances in these plans.

		Executive	Registrant		Aggregate	Aggregate
		Contribu-	Contribu-	Aggregate	Withdraw-	Balance
		tions in	tions in	Earnings in	als/Distri-	at Last
Name	Plan Name	Last FY ($)	FY ($)(1)	Last FY ($)	butions ($)	FYE ($)
William R.	Deferred Compensation Plan	—	—	280,705	—	1,627,060
Klesse	Excess Thrift Plan	—	94,125	—	—	462,134
	Diamond Shamrock Excess ESOP (2)	—	—	—	—	543,744
	UDS Non-qualified 401(k) Plan (2)	—	—	289,625	—	2,978,971
	Diamond Shamrock Deferred Compensation Plan (2)	—	—	32,290	—	570,244

Michael S.	Deferred Compensation Plan	—	—	21,628	—	164,756
Ciskowski	Excess Thrift Plan	—	37,875	—	—	259,444

Kimberly S.	Deferred Compensation Plan	—	—	33,312	—	270,398
Bowers	Excess Thrift Plan	—	20,250	—	—	66,916

Joseph W.	Deferred Compensation Plan	—	—	—	—	—
Gorder	Excess Thrift Plan	—	16,515	—	—	54,184

S. Eugene	Deferred Compensation Plan	—	—	190,761	—	1,072,998
Edwards	Excess Thrift Plan	—	15,375	—	—	220,189

Richard J.	Deferred Compensation Plan	135,052	—	22,087	—	606,341
Marcogliese	Excess Thrift Plan	—	53,250	—	—	272,037

Footnotes to “Nonqualified Deferred Compensation” table:

(1)	All of the amounts included in this column are included within the amounts reported as “All Other Compensation” for 2010 in the Summary Compensation Table.

(2)	Valero assumed the Diamond Shamrock Excess ESOP, UDS Non-qualified 401(k) Plan, and Diamond Shamrock Deferred Compensation Plan when we acquired UDS in 2001. These plans are frozen. Only Mr. Klesse has balances in these plans.
Our Deferred Compensation Plan and Excess Thrift Plan are described in “Compensation Discussion and Analysis – Elements of Executive Compensation – Post-Employment Benefits.”

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL
Our named executive officers have change-of-control severance agreements with Valero. The agreements seek to assure the continued availability of the officers in the event of a change of control (described below) of Valero. When determining the amounts and benefits payable under the agreements, the Compensation Committee and Valero sought to secure compensation that is competitive in our market to recruit and retain executive talent. Consideration was given to the principal economic terms found in written employment and change of control agreements of other publicly traded companies.
When a change of control occurs, the agreements become operative for a fixed three-year period. The agreements provide generally that the officer’s terms of employment will not be adversely changed during the three-year period after a change of control. In addition, outstanding stock options held by the officer will automatically vest, restrictions on outstanding restricted stock will lapse, and unvested performance shares will vest and become payable at 200 percent of target. The officers are also entitled to receive a payment in an amount sufficient to make them whole for any excise tax on excess parachute payments imposed under Section 4999 of the Internal Revenue Code. Each agreement subjects the officer to obligations of confidentiality, both during the term and after termination, for confidential information relating to Valero that the officer acquired during his or her employment.
For purposes of these agreements, a “change of control” means any of the following (subject to additional particulars as stated in the agreements):
•	the acquisition by an individual, entity or group of beneficial ownership of 20 percent or more of our outstanding Common Stock;

•	the ouster from the Board of a majority of the incumbent directors;

•	consummation of a business combination (e.g., merger, share exchange);

•	approval by stockholders of the liquidation or dissolution of Valero.
In the agreements, “cause” is defined to mean, generally, the willful and continued failure of the executive to perform substantially the executive officer’s duties, or illegal or gross misconduct by the officer that is materially and demonstrably injurious to Valero. “Good reason” is defined to mean, generally:
•	a diminution in the executive officer’s position, authority, duties and responsibilities;

•	relocation of the executive;

•	increased travel requirements;

•	failure of Valero’s successor to assume and perform under the agreement.
SEC regulations require us to disclose potential payments to an executive in connection with his or her termination or a change of control of Valero. We have elected to use the following tables to make the required disclosures. Except as noted, values in the tables assume that a change of control occurred on December 31, 2010, and that the executive officer’s employment was terminated on that date.
Under the change of control agreements, if an officer’s employment is terminated for “cause,” the officer will not receive any benefits or compensation other than any accrued salary or vacation pay that remained unpaid through the date of termination, and, therefore, there is no presentation of termination for “cause” in the tables below. Mr. Marcogliese is not included in the following tables because he is not eligible for change of control severance compensation.

PAYMENTS UNDER CHANGE OF CONTROL SEVERANCE AGREEMENTS
Termination of Employment by the Company Other Than for
“Cause” or Disability, or by the Executive for “Good Reason” (1) ($)

	Klesse	Ciskowski	Bowers	Gorder	Edwards
Salary (2)	4,500,000	2,250,000	1,030,000	1,407,000	1,350,000
Bonus (2)	7,476,000	3,114,000	912,000	1,245,000	1,200,000
Pension, Excess Pension, and SERP	3,724,840	2,976,726	577,177	633,465	553,914
Contributions under Defined Contribution Plans	326,475	157,725	69,900	93,645	90,225
Health & Welfare Plan Benefits (3)	53,289	29,793	36,816	43,425	43,425
Outplacement Services	25,000	25,000	5,000	25,000	25,000
Accelerated Vesting of Stock Options (4)	3,024,034	1,025,563	415,637	393,387	371,633
Accelerated Vesting of Restricted Stock (5)	6,579,305	3,199,993	1,386,553	1,366,415	1,308,153
Accelerated Vesting of Performance Shares (6)	14,907,082	2,986,549	1,931,953	2,005,151	2,001,221
280G Tax Gross Up (7)	—	—	1,245,759	—	—
Termination of Employment by the Company because of Death or
Disability (8) and Termination by the Executive Other Than for “Good Reason” (9) ($)

	Klesse	Ciskowski	Bowers	Gorder	Edwards
Accelerated Vesting of Stock Options (4)	3,024,034	1,025,563	415,637	393,387	371,633
Accelerated Vesting of Restricted Stock (5)	6,579,305	3,199,993	1,386,553	1,366,415	1,308,153
Accelerated Vesting of Performance Shares (6)	14,907,082	2,986,549	1,931,953	2,005,151	2,001,221
Continued Employment Following Change of Control (10) ($)

	Klesse	Ciskowski	Bowers	Gorder	Edwards
Salary	(10)	(10)	(10)	(10)	(10)
Bonus	(10)	(10)	(10)	(10)	(10)
Pension, Excess Pension, and SERP	(10)	(10)	(10)	(10)	(10)
Contributions under Defined Contribution Plans	(10)	(10)	(10)	(10)	(10)
Health & Welfare Plan Benefits	(10)	(10)	(10)	(10)	(10)
Accelerated Vesting of Stock Options (4)	3,024,034	1,025,563	415,637	393,387	371,633
Accelerated Vesting of Restricted Stock (5)	6,579,305	3,199,993	1,386,553	1,366,415	1,308,153
Accelerated Vesting of Performance Shares (6)	14,907,082	2,986,549	1,931,953	2,005,151	2,001,221

Footnotes appear on the following page.

Footnotes for “Payments Under Change Of Control Severance Agreements” tables:

(1)	The agreements provide that if the company terminates the officer’s employment (other than for “cause,” death or “disability,” as defined in the agreement) or if the officer terminates his or her employment for “good reason,” as defined in the agreement, the officer is generally entitled to receive the following: (a) a lump sum cash payment equal to the sum of (i) accrued and unpaid compensation through the date of termination, including a pro-rata annual bonus (for this table, we assumed that the officers’ bonuses for the year of termination were paid at year end), (ii) three times the sum of the officer’s annual base salary (two times for Ms. Bowers) plus the officer’s highest annual bonus from the past three years, (iii) the actuarial present value of the pension benefits (qualified and nonqualified) the officer would have received for an additional three years of service (two years for Ms. Bowers), and (iv) the equivalent of three years (two years for Ms. Bowers) of employer contributions under Valero’s tax-qualified and supplemental defined contribution plans; (b) continued welfare benefits for three years (two years for Ms. Bowers); and (c) up to $25,000 of outplacement services.

(2)	Per SEC regulation, we assumed each officer’s compensation at the time of each triggering event to be as stated below. The listed salary is the executive officer’s actual rate of pay as of December 31, 2010. The listed bonus amount represents the highest bonus earned by the executive in any of fiscal years 2008, 2009, or 2010 (the three years prior to the assumed change of control):

Name	Salary	Bonus
William R. Klesse	$1,500,000	$2,492,000
Michael S. Ciskowski	$750,000	$1,038,000
Kimberly S. Bowers	$515,000	$456,000
Joseph W. Gorder	$469,000	$415,000
S. Eugene Edwards	$450,000	$400,000

(3)	The executive is entitled to coverage under welfare benefit plans (e.g., health, dental, etc.) for three years (two years for Ms. Bowers) following the date of termination.

(4)	The amounts stated in the table represent the assumed cash value of the accelerated options derived by multiplying (x) the difference between $23.12 (the closing price of Common Stock on the NYSE on December 31, 2010), and the options’ exercise prices, times (y) the number of option shares.

(5)	The amounts stated in the table represent the product of (x) the number of shares whose restrictions lapsed because of the change of control, and (y) $23.12 (the closing price of Common Stock on the NYSE on December 31, 2010).

(6)	The amounts stated in the table represent the product of (x) the number of performance shares whose vesting was accelerated because of the change of control, times 200%, times (y) $23.12 (the closing price of Common Stock on the NYSE on December 31, 2010).

(7)	If any payment or benefit is determined to be subject to an excise tax under Section 4999 of the Internal Revenue Code, the executive is entitled to receive an additional payment to adjust for the incremental tax cost of the payment or benefit.

(8)	If the officer’s employment is terminated by reason of death or disability, then his or her estate or beneficiaries will be entitled to receive a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the officer in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end). In addition, in the case of disability, the officer would be entitled to any disability and related benefits at least as favorable as those provided by Valero under its plans and programs during the 120-days prior to the officer’s termination of employment.

(9)	If the officer voluntarily terminates employment other than for “good reason,” then he or she will be entitled to a lump sum cash payment equal to any accrued and unpaid salary and vacation pay plus a bonus equal to the highest bonus earned by the officer in the prior three years (prorated to the date of termination; in this example, we assumed that the officers’ bonuses for the year of termination were paid at year end).

(10)	The agreements provide for a three-year term of employment following a change of control. The agreements generally provide that the officer will continue to enjoy compensation and benefits on terms at least as favorable as in effect prior to the change of control. In addition, all outstanding equity incentive awards will automatically vest on the date of the change of control.

COMPENSATION OF DIRECTORS
The following table summarizes compensation paid to our directors during the year ended December 31, 2010.
DIRECTOR COMPENSATION
FOR THE YEAR ENDED DECEMBER 31, 2010

	Fees Earned	Stock	Option	All Other
	or Paid	Awards	Awards	Compen-
Name	in Cash ($)	($)(1)	($)(1)	sation ($)	Total ($)
Ronald K. Calgaard	113,000	160,006	—	—	273,006
Jerry D. Choate	124,000	160,006	—	—	284,006
Irl F. Engelhardt	120,000	160,006	—	—	280,006
Ruben M. Escobedo	133,000	160,006	—	—	293,006
William R. Klesse	—	—	—	—	(2)
Bob Marbut	134,000	160,006	—	—	294,006
Donald L. Nickles	114,000	160,006	—	—	274,006
Robert A. Profusek	131,000	160,006	—	—	291,006
Susan Kaufman Purcell	110,000	160,006	—	—	270,006
Stephen M. Waters	108,000	160,006	—	—	268,006
Randall J. Weisenburger	—	—	—	—	(3)
Rayford Wilkins, Jr.	—	—	—	—	(3)

Footnotes to “Director Compensation” table:

(1)	The amounts shown represent the grant date fair value of awards granted in 2010, computed in accordance with FASB ASC Topic 718. In 2010, each of our non-employee directors who were serving on the Board as of April 29, 2010, received a grant of 7,676 shares of restricted Common Stock. Valero did not grant stock options to any director in 2010. The following table presents for each non-employee director as of December 31, 2010 (i) the shares of Common Stock that were subject to outstanding stock options (vested and unvested), and (ii) the number of unvested restricted shares of Common Stock held. Mr. Klesse’s balances are stated in the “Outstanding Equity Awards” table in this proxy statement.

	Outstanding	Unvested
Name	Stock Options	Restricted Stock
Ronald K. Calgaard	13,000	7,676
Jerry D. Choate	33,000	7,676
Irl F. Engelhardt	5,000	—
Ruben M. Escobedo	—	7,676
Bob Marbut	60,060	7,676
Donald L. Nickles	11,000	7,676
Robert A. Profusek	11,000	7,676
Susan Kaufman Purcell	3,000	7,676
Stephen M. Waters	10,000	14,047

(2)	In 2010, William R. Klesse served as Valero’s Chairman of the Board, Chief Executive Officer, and President. In 2010, he did not receive any compensation for his service as a director. Mr. Klesse’s compensation for service as Chief Executive Officer and President is presented earlier in this proxy statement in the compensation tables for our named executive officers.

(3)	Messrs. Weisenburger and Wilkins were not elected to the Board until January 2011, and did not receive any compensation from Valero in 2010.

In 2010, our non-employee directors received a retainer fee of $91,000 per year, plus $2,000 for each committee meeting attended in person, and $1,000 for each committee meeting attended telephonically. For 2011, an annual retainer of $115,000 will be paid in lieu of making payments for separate committee meeting fees. In addition to the retainer, directors who serve as chairpersons of the Audit, Compensation, and Nominating/Governance Committees receive an additional $20,000 annually. The director serving as the designated lead director receives an additional fee of $20,000 in addition to the standard retainer. Directors are reimbursed for expenses of meeting attendance. Directors who are employees of Valero receive no compensation (other than reimbursement of expenses) for serving as directors.
Equity grants supplement the cash compensation paid to our non-employee directors and serve to increase our directors’ identification with the interests of our stockholders through ownership of Common Stock. Each non-employee director receives an annual grant of restricted shares of Common Stock valued at $160,000, and vesting occurs based on the number of prior grants made to the director as follows: (i) the initial grant to the director will vest (become nonforfeitable) in three equal annual installments; (ii) the second grant will vest one-third on the first anniversary of the grant date and the remaining two-thirds will vest 100% on the second anniversary of the grant date; and (iii) all grants thereafter will vest 100% on the first anniversary of the grant date.
Upon a non-employee director’s initial election to the Board, the director will receive a grant of 4,000 restricted shares of Common Stock that will vest in three equal installments. The grant of 4,000 restricted shares replaces the former grant of 10,000 stock options upon a director’s election to the Board. In the event of a “Change of Control” as defined in our equity plans, all unvested restricted shares of Common Stock and stock options previously granted to the non-employee directors will immediately become vested or exercisable.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
REVIEW
We have established a conflict of interest policy to address instances in which an employee or director’s private interests may conflict with the interests of Valero. Our conflicts policy is published on our intranet website. We have established a Conflicts of Interest Committee (“COI Committee”) to help administer our conflicts policy and to render ad hoc, objective determinations regarding whether any employee or director’s private interests may interfere with the interests of Valero. The COI Committee is composed of representatives from our legal, internal audit, and Sarbanes-Oxley compliance departments. Conflicts of interest are also addressed in our Code of Business Conduct and Ethics, which is published on our internet website. Any waiver of any provision of this code for executive officers or directors may be made only by the Board, and will be promptly disclosed as required by law or NYSE rule.
Management also makes it a practice to inform the Board and/or its committees regarding any potential “related person” transaction (within the meaning of Item 404(a) of the SEC’s Regulation S-K) of which management is aware. We also solicit information from our directors and executive officers annually in connection with the preparation of disclosures in our proxy statement. These questionnaires specifically seek information pertaining to any “related person” transaction.

TRANSACTIONS WITH MANAGEMENT AND OTHERS
Richard J. Marcogliese retired from Valero in 2010. He resigned from all officer and director positions with Valero effective November 22, 2010, and his employment with Valero terminated effective December 24, 2010. In connection with his retirement, Mr. Marcogliese and Valero entered into a compensation arrangement. The arrangement provided that he would receive a severance payment equal to approximately 12 months of service. In addition, he would participate in our bonus plan for fiscal year 2010 per the targets and parameters previously established by the Compensation Committee. In addition, the vesting of all outstanding shares of restricted stock previously granted to Mr. Marcogliese was accelerated. The agreement provided that his outstanding stock options would remain subject to vesting and would remain exercisable per the original timelines specified in each option agreement. The agreement awarded him four additional points for our SERP, which were added to his age for determining retirement benefits payable under the SERP.
The following amounts represent the “approximate dollar value of the amount involved in the transaction” pursuant to Item 404(a)(3) of Regulation S-K:

Approximate
Element of Compensation Arrangement	Dollar Value ($)
Severance pay	971,900
Participation in 2010 bonus plan (1)	1,322,000
Acceleration of restricted stock (2)	1,725,745
Nonforfeiture of stock options (3)	910,394
Four points added to age under SERP (4)	196,985

Footnotes:

(1)	As shown in the Summary Compensation Table, and calculated as shown in “Compensation Discussion and Analysis — Elements of Executive Compensation — Annual Incentive Bonus.”

(2)	Represents the accelerated vesting of 75,558 shares of restricted stock valued at $22.84 per share (the assumed fair market value per share on December 24, 2010, the date of vesting). The average of the high and low NYSE market prices of our Common Stock on December 23, 2010 was $22.84.

(3)	Represents an estimated value of the unvested stock options held by Mr. Marcogliese (for 221,924 shares of Common Stock) which would have otherwise expired upon his termination of employment. The amount stated above was computed by multiplying (a) the number of unvested stock options, by (b) the difference between the options’ exercise prices and the assumed fair market value of our Common Stock on December 23, 2010 ($22.84 per share). The true value of the nonforfeited options will depend on the market prices of our Common Stock in future periods prior to the options’ expiration dates.

(4)	Represents the annualized value of an assumed monthly benefit under the SERP of $16,415.38 as of December 31, 2010.
David Wiechmann, a Valero employee, is married to the daughter of Ruben M. Escobedo. Mr. Escobedo is a member of our Board. As the son-in-law of a director of Valero, Mr. Wiechmann is deemed to be a “related person” under Item 404(a) of the SEC’s Regulation S-K. Mr. Wiechmann is not an officer of Valero, does not attend Board or Audit Committee meetings, and does not prepare reports that are presented to the Board or to the Audit Committee. The aggregate value of salary, bonus, and other benefits paid by Valero to Mr. Wiechmann in 2010 was less than $200,000 (including the dollar amount recognized for his equity awards for financial statement reporting purposes). There were no material differences in the compensation paid to any other employees who held analogous positions to Mr. Wiechmann and the compensation paid to Mr. Wiechmann.

PROPOSAL NO. 2 –
APPROVE AMENDMENT OF CERTIFICATE OF
INCORPORATION TO ELIMINATE CLASSIFIED BOARD
(Item 2 on the Proxy Card)
The Restated Certificate of Incorporation of Valero (Certificate of Incorporation) establishes that the Board shall be classified into three separate classes, with the directors in each class serving for staggered, three-year terms. Specifically, Paragraph 2 of Article V of the Certificate of Incorporation states that:
[t]he Board of Directors . . . shall be divided into three classes as nearly equal in number as may be, being Class I, Class II and Class III. . . . Each Director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected.
The Board has considered a stockholder recommendation to amend the Certificate of Incorporation to eliminate the classified structure of the Board. Specifically, in 2010, the Board approved an amendment to the Certificate of Incorporation, subject to approval by the stockholders of Valero, to eliminate the classified structure of the Board and to reorganize the Board into one class, with all directors being subject to election each year at the annual meeting of stockholders. In order to amend the Certificate of Incorporation, approval of the amendment by the stockholders of Valero is required.
The Board requests the stockholders to approve the following resolution:
RESOLVED, that the Restated Certificate of Incorporation of Valero Energy Corporation shall be amended and restated by amending and restating paragraphs 2, 3, and 4 of Article V thereof to read as follows:
“(2) Number ~~and Classification~~  of Directors. The number of Directors which shall constitute the whole Board of Directors shall be as specified from time to time in the By-Laws of the corporation (but in any event not fewer than five (5)), except in the case of an increase in the number of Directors by reason of any default provisions with respect to any outstanding series of Preferred Stock. ~~The Board of Directors (excluding any Directors elected by reason of any default provisions with respect to any outstanding series of Preferred Stock) shall be divided into three classes as nearly equal in number as may be, being Class I, Class II and Class III. The number of Directors in each class shall be the whole number contained in the quotient derived by dividing the authorized number of Directors by three, and if a fraction is also contained in the quotient, then if that fraction is one-third (a) then the extra Director shall be a member of Class III, and if the fraction is two-thirds (b) then one of the extra Directors shall be a member of Class III and the other shall be a member of Class II.~~ Each Director shall serve for a term ending on the first ~~third~~ annual meeting following the annual meeting at which such director was elected~~; provided, however, that the Directors first elected to Class I shall serve for a term ending on the annual meeting following their first election as Directors, the Directors first elected to Class II shall serve for a term ending on the second annual meeting following their first election as Directors, and the Directors first elected to Class III shall serve a full term as hereinabove provided.~~ The foregoing notwithstanding, each Director shall serve until his or her successor shall have been qualified, or until he or she becomes disabled or is otherwise removed.
 ~~(3) Designation and Redesignation of Directors.~~ For purposes of this Paragraph (2) of this Article V, reference to the first election of Directors shall signify the first election of Directors concurrent with or following the first date on which this Article V shall become effective in accordance with the laws of Delaware. ~~At each annual election held thereafter, the Directors chosen to succeed those whose terms then expire shall be~~

~~identified as being of the same class as the Directors they succeed. If for any reason the number of Directors in the various classes shall not conform with the formula set forth in the preceding paragraph, the Board of Directors may (but shall not be required to) redesignate any Director into a different class in order that the balance of Directors in such classes shall conform thereto.~~
(3)~~(4)~~ Election and Removal of Directors. At each annual meeting of stockholders, Directors chosen to succeed those whose terms then expire shall be elected for a full term of office expiring at the first ~~third~~ succeeding annual meeting of stockholders after their election. ~~When the number of Directors is increased by amendment to the By-Laws of the corporation, and any newly created directorships are filled by the Board of Directors, such additional Directors shall not be assigned to a director class until the next annual meeting of stockholders.~~ Subject to the foregoing, Directors elected to fill a vacancy shall hold office for a term expiring at the first succeeding annual meeting of stockholders after their election ~~at which the term of the class to which they shall have been elected expires~~. No decrease in the number of Directors constituting the Board of Directors shall shorten the term of any incumbent Director. Subject to the rights of the holders of any series of Preferred Stock or any other series or class of stock as set forth in this Restated Certificate of Incorporation to elect additional directors under specific circumstances, any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 60 percent of the voting power of the then outstanding voting stock, voting together as a single class.”
The Board recommends that the stockholders vote “FOR” the proposal to approve an amendment to Valero’s Certificate of Incorporation to eliminate the classification of the Board.
Paragraph 7 of Article V of the Certificate of Incorporation states that “the affirmative vote of the holders of at least 80 percent of the voting power of the then outstanding voting stock, voting together as a single class, shall be required” to amend Paragraph 2 of Article V of the Certificate Incorporation. Therefore, the affirmative vote of at least 80 percent of the voting power of the outstanding shares of Valero is required for adoption of this proposal. Brokers will not have discretion to vote on this proposal.
If the proposal is not approved, then the Certificate of Incorporation will not be amended, and the Board will continue to be classified into its three existing classes as described above under the caption “Information Concerning Nominees and Other Directors,” and the directors elected to each class will serve in accordance with the terms stated in the Certificate of Incorporation.

PROPOSAL NO. 3 –
RATIFICATION OF APPOINTMENT OF
INDEPENDENT AUDITORS
(Item 3 on the Proxy Card)
The Audit Committee of the Board determined on February 23, 2011, to engage KPMG LLP (“KPMG”) as Valero’s independent registered public accounting firm for the fiscal year ending December 31, 2011. KPMG also served as Valero’s independent registered public accounting firm for fiscal years ending December 31, 2006, and following.
The Board requests stockholder approval of the following resolution adopted by the Audit Committee and the Board.
RESOLVED, that the appointment of the firm of KPMG LLP as Valero’s independent registered public accounting firm for the purpose of conducting an audit of the consolidated financial statements and the effectiveness of internal control over financial reporting of Valero and its subsidiaries for the fiscal year ending December 31, 2011 is hereby approved and ratified.
The Board recommends that the stockholders vote “FOR” the proposal to ratify the appointment of KPMG LLP as Valero’s independent registered public accounting firm for 2011.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. If the appointment is not approved, the adverse vote will be considered as an indication to the Board that it should select another independent registered public accounting firm for the following year. Because of the difficulty and expense of making any substitution of public accountants so long after the beginning of the current year, it is contemplated that the appointment for 2011 will be permitted to stand unless the Audit Committee finds other good reason for making a change.
Representatives of KPMG are expected to be present at the Annual Meeting to respond to appropriate questions raised at the Annual Meeting or submitted to them in writing prior to the Annual Meeting. The representatives may also make a statement if they desire to do so.
KPMG FEES FOR FISCAL YEAR 2010
•	Audit Fees. The aggregate fees for fiscal year 2010 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2010 included in Valero’s Form 10-K, review of Valero’s interim financial statements included in Valero’s 2010 Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC) were $6,508,619.

•	Audit-Related Fees. The aggregate fees for fiscal year 2010 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding caption were $216,500. These fees related to the audit of Valero’s benefit plans.

•	Tax Fees. The aggregate fees for fiscal year 2010 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $97,534. These fees were for consultation services on a state and local tax matter ($15,970), assistance to our Canadian subsidiary with customs compliance matters ($35,931), and tax advice regarding prior business combinations ($45,633).

•	All Other Fees. The aggregate fees for fiscal year 2010 for services provided by KPMG, other than the services reported under the preceding captions, were $0.
KPMG FEES FOR FISCAL YEAR 2009
•	Audit Fees. The aggregate fees for fiscal year 2009 for professional services rendered by KPMG for the audit of the annual financial statements for the year ended December 31, 2009 included in Valero’s Form 10-K, review of Valero’s interim financial statements included in Valero’s 2009 Forms 10-Q, the audit of the effectiveness of Valero’s internal control over financial reporting, and services that are normally provided by the principal auditor (e.g., comfort letters, statutory audits, attest services, consents and assistance with and review of documents filed with the SEC) were $5,812,059.

•	Audit-Related Fees. The aggregate fees for fiscal year 2009 for assurance and related services rendered by KPMG that are reasonably related to the performance of the audit or review of Valero’s financial statements and not reported under the preceding caption were $216,500. These fees related to the audit of Valero’s benefit plans.

•	Tax Fees. The aggregate fees for fiscal year 2009 for professional services rendered by KPMG for tax compliance, tax advice and tax planning were $70,045. These fees were for consultation services on a state sales tax matter, cost segregation services for a certain property, and attestation services related to a federal grant.

•	All Other Fees. The aggregate fees for fiscal year 2009 for services provided by KPMG, other than the services reported under the preceding captions, were $0.
AUDIT COMMITTEE PRE-APPROVAL POLICY
The Audit Committee adopted a pre-approval policy to address the approval of services rendered to Valero by its independent auditors. The text of that policy appears in Exhibit 99.01 to Valero’s Annual Report on Form 10-K for the year ended December 31, 2010.
None of the services provided by KPMG (as described above) were approved by the Audit Committee under paragraph (c)(7)(i)(C) of Rule 2-01 of Regulation S-X.

REPORT OF THE AUDIT COMMITTEE FOR FISCAL YEAR 2010 *
Management is responsible for Valero’s internal controls and financial reporting process. KPMG LLP, Valero’s independent registered public accounting firm for the fiscal year ended December 31, 2010, is responsible for performing an independent audit of Valero’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (“PCAOB”), and an audit of the effectiveness of Valero’s internal control over financial reporting in accordance with the standards of the PCAOB, and to issue its reports thereon. The Audit Committee monitors and oversees these processes. The Audit Committee approves the selection and appointment of Valero’s independent registered public accounting firm and recommends the ratification of such selection and appointment to our Board.
The Audit Committee has reviewed and discussed Valero’s audited financial statements with management and KPMG. The committee has discussed with KPMG the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380 “Communication with Audit Committees”), as adopted by the PCAOB in Rule 3200T. The committee has received the written disclosures and the letter from KPMG required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with KPMG that firm’s independence.
Based on the foregoing review and discussions and such other matters the Audit Committee deemed relevant and appropriate, the committee recommended to the Board that the audited financial statements of Valero be included in its Annual Report on Form 10-K for the year ended December 31, 2010, for filing with the SEC.
Members of the Audit Committee:
Ruben M. Escobedo, Chairman
Ronald K. Calgaard
Susan Kaufman Purcell
Stephen M. Waters

*	The material in this Report of the Audit Committee is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any of Valero’s filings under the Securities Act or the Exchange Act, respectively, whether made before or after the date of this proxy statement and irrespective of any general incorporation language therein. Mr. Randall J. Weisenburger was appointed to the Audit Committee in 2011, and is therefore not listed in the Report of the Audit Committee pertaining to the fiscal year ended December 31, 2010.

PROPOSAL NO. 4 –
APPROVAL OF THE 2011 OMNIBUS STOCK INCENTIVE PLAN
(Item 4 on the Proxy Card)
We are asking stockholders to approve the Valero Energy Corporation 2011 Omnibus Stock Incentive Plan (the “2011 OSIP”). The Compensation Committee and the Board of Directors have approved the 2011 OSIP, subject to approval by Valero’s stockholders.
The Board requests that you approve the following resolution.
RESOLVED, that the stockholders hereby approve the Valero Energy Corporation 2011 Omnibus Stock Incentive Plan.
The Board recommends that stockholders vote “FOR” this proposal.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal. Pursuant to the rules of the NYSE, brokers will not have discretion to vote on this proposal.
Our employees and our non-employee directors are eligible to participate in the 2011 OSIP. With the plan, we seek to attract, reward, retain, and motivate our employees and non-employee directors for the long-term growth and profitability of Valero, and to align their interests with the interests of our stockholders through the granting of stock-based awards. As of January 31, 2011, we had 20,313 employees and 10 non-employee directors.
With the 2011 OSIP, we are seeking approval for 20.8 million shares. No awards or grants have been made under the 2011 OSIP, and no awards or grants will be made under the plan unless it is approved by the stockholders. We will register the shares to be issued from the 2011 OSIP on a registration statement on Form S-8 as soon as practicable after stockholder approval of the plan. If the 2011 OSIP is not approved by the stockholders, it will automatically terminate and be deemed void.
We presently use our 2005 Omnibus Stock Incentive Plan (2005 OSIP) for stock-based awards. As of December 31, 2010, we had 9,711,596 shares available for issuance under the 2005 OSIP. If you approve the 2011 OSIP, no further awards will be made under 2005 OSIP and it will be terminated, canceling the shares that remain available for grant under that plan. Information about our other stock-based compensation plans is provided in this proxy statement under the caption “Equity Compensation Plan Information.”
On February 24, 2011, the closing price of our Common Stock on the NYSE was $26.80 per share.
Anticipated Awards to Participants
Because awards under the Plan are granted at the discretion of the Compensation Committee, it is not possible for us to determine the amount of awards that may be granted from the 2011 OSIP to the named executive officers listed in the Summary Compensation Table of this proxy statement or to any other potential participants.

Summary
Following is a summary of the material terms of the 2011 OSIP. The summary does not purport to be complete and is subject to and qualified in its entirety by reference to the complete text of the 2011 OSIP, which is attached to this proxy statement as Appendix A. To the extent that there is a conflict between this summary and the 2011 OSIP, the terms of the 2011 OSIP will govern. In the following, “shares” means Valero’s $0.01 par value common stock, and such other securities or property as may become the subject of awards under the Plan, “stock unit” means a unit or right whose value is based on the value of a share, “Plan” means the 2011 OSIP, and “Committee” means the Compensation Committee of the Board.
     Administration. The Plan is administered by the Committee, composed of directors appointed by the Board who are non-employee directors, as defined by Rule 16b-3 of the Securities Exchange Act of 1934, and outside directors, as defined in Section 162(m) of the Internal Revenue Code. The Committee is authorized, subject to the terms of the Plan, to determine which participants will receive awards, the times when such awards will be made, the times when such awards will vest, the types of awards, the number of shares to be issued under the awards, the value or amount of the awards, and other terms and conditions of awards. All decisions with respect to the Plan are within the discretion of the Committee, except for certain discretion granted to our Chief Executive Officer. Certain of the Committee’s duties and authority may be delegated pursuant to the terms of the Plan.
     Share Counting. Generally, if an award granted under the Plan is forfeited or cancelled without the payment of consideration, the shares allocable to the forfeited or cancelled portion of the award are added back to the aggregate available for grant under the Plan, and may again be subject to an award granted under the Plan. If, however, shares are delivered or tendered to Valero for repurchase to satisfy the exercise price of any option award, those shares will not be added back to the aggregate number of shares available for grant under the Plan. In addition, if any shares are withheld from issuance to satisfy tax obligations associated with any award, those shares will count against the aggregate number of shares available for future grants under the Plan.
     Limitations on Awards. The following limitations apply:
•	The exercise price of stock options cannot be less than 100 percent of the fair market value of a share at the time the option is granted.

•	The grant price of a stock appreciation right (“SAR”) cannot be less than 100 percent of the fair market value of a share at the time the SAR is granted.

•	Repricing of stock options and SARs is not permitted.

•	Not more than 90 percent of shares pursuant to awards may be in the form of time-lapse restricted stock, stock units, performance shares, performance units, performance cash, and dividend equivalents.

•	No participant may receive during any calendar year awards that are to be settled in shares covering an aggregate of more than 1,000,000 shares.

•	No participant may receive during any calendar year awards that are to be settled in cash covering an aggregate of more than $20,000,000.

•	The terms of awards may not exceed 10 years.

•	The Plan does not contain an evergreen provision.
     Types of Awards. The Plan permits grants of: (i) restricted stock and restricted stock units; (ii) stock options (including incentive and non-qualified stock options); (iii) SAR’s; (iv) performance awards of cash, stock, or property; and (v) other stock-based awards. Awards may be granted alone, in addition to, or in combination with, any other awards under the Plan or any other compensation plan. Awards can be granted for cash or other consideration as determined by the Committee or as required by applicable law (or for no cash consideration). Awards may provide that upon the grant or exercise thereof, the holder will receive cash, shares or other securities, or property, or any combination of these.
     Restricted Stock and Restricted Stock Units. Restricted stock is an award of shares subject to a restriction period specified in the award. During the restriction period, the shares may not be transferred and are subject to forfeiture. Potential events of forfeiture include early termination of employment. The holder is otherwise usually treated as a registered stockholder with the right to receive dividends and vote the shares during the restriction period. Restricted stock units are similar to restricted stock except that the award takes the form of stock units instead of shares. During the restriction period, a holder of restricted stock units may be paid cash (dividend equivalents) that are equal in timing and amount to share dividends, but does not have voting or other stockholder rights. The units may be settled in cash or shares. The Committee determines which participants may receive awards of restricted stock or restricted stock units, the number of shares or units to be granted to each participant, the duration of the restriction period, the conditions under which the restricted stock or units may be forfeited, and other terms and conditions of the awards.
     Stock Options and Stock Appreciation Rights. Stock options give the holder the right to purchase shares at the exercise price specified in the award. SARs give the holder the right to receive an amount in cash or shares equal to the spread between the exercise price specified in the award and the market price of a share at the time of exercise. SARs may be granted alone or with stock options. Stock options and SARs granted under the Plan are subject to the terms and conditions determined by the Committee, except that the exercise price cannot be less than 100 percent of the fair market value of a share at the time of the grant and the maximum term is 10 years. The Committee determines the form in which payment of the exercise price may be made. Incentive Stock Options, (“ISO’s”) may be granted, provided that they meet the requirements of the Internal Revenue Code. Stock options and SAR’s are subject to forfeiture upon a participant’s termination of employment or service.
     Performance Awards. Performance awards that may be granted under the Plan may consist of a right payable in cash, shares, other securities or other property upon the achievement of certain performance goals. Dividends or dividend equivalents may not be paid on unvested performance shares. The Committee shall determine the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award, and the amount of any payment or transfer to be made pursuant to any performance award. Performance awards may be paid in a lump sum, installments, on a deferred basis or otherwise as prescribed by the Committee. Performance awards are subject to forfeiture upon a participant’s termination of employment or service.
     Performance goals may be particular to a plan participant, may relate to the performance of Valero or one of its subsidiaries or divisions, or a combination thereof. Performance goals may be based on achievement of balance sheet or income statement objectives, or any other objectives established by the Committee. The extent to which such performance goals are met will determine the number and/or value of the performance award to the participant. Performance goals may include the following: increased revenue; net income measures; stock price measures (including growth measures and total stockholder return); market share; earnings per share (actual or targeted growth); earnings before interest, taxes, depreciation, and amortization; economic value added; cash flow measures; return measures (including return on equity, return on assets, return on capital, return on equity); operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency); expense measures; margins; total stockholder return; production volumes; refinery runs or refinery utilization; total market value; and corporate values measures (including ethics compliance, environmental, and safety).
     Performance awards granted under the Plan to “covered employees” are intended to qualify as “performance-based compensation” (within the meanings given in Section 162(m) of the Code). For any performance award that is intended to comply with Section 162(m), specification of the performance goal(s) must be made prior to the beginning of the performance period or not later that the date permitted under Section 162(m) and must otherwise satisfy the parameters of Section 162(m). The Committee must certify prior to payment that the previously established performance goal has been met. The Committee has discretion to decrease but not increase the value of a performance award during the performance period and prior to certification that the established performance goal has been met.
     Stock Compensation and Other Stock-Based Awards. The Committee may grant other forms of awards based on, payable in, or otherwise related in whole or in part to shares under the Plan. Subject to the terms of the Plan, the Committee shall determine the terms and conditions of any such other stock-based awards. The number and type of shares to be distributed in lieu of the cash compensation applicable to any award as well as the terms and conditions of any bonus awards shall be determined by the Committee.
     Adjustments. The Committee may make appropriate adjustments in the number of shares available under the Plan to reflect any stock split, stock dividend, recapitalization, reorganization, consolidation, merger, combination or exchange of shares, distribution to stockholders, liquidation, dissolution, or other similar event.
     Change of Control. Upon a change of control as defined in the Plan, the Committee is authorized to cause outstanding awards to be assumed, or new rights substituted therefor, by the surviving entity in the change of control. In addition, for participants whose employment has been terminated in connection with the change of control, the Committee may accelerate vesting periods, provide for extended exercise periods (for options), or waive other conditions applicable to the outstanding awards so that the terminated participant’s outstanding awards may be vested, exercised, paid, or distributed in full on or before a date fixed by the Committee. Also in connection with a participant’s termination of employment as a result of the change of control, the Committee may provide for the purchase of outstanding awards from the participant for cash.
     Amendment/Limitations on Amendments. The Committee, or as applicable, the Board, may terminate or amend the Plan without participant or stockholder approval, except that stockholder approval is required for any amendment that would require stockholder approval under the rules of the NYSE or would be necessary in order for the Plan or an award to comply with Section 162(m) of the Code, or as otherwise may be required by applicable rule or regulation. No option or SAR may be canceled and replaced with an option or SAR having a lower exercise price, except in connection with a stock dividend, stock split or similar event as specified in the Plan in order to prevent dilution or enlargement of benefits intended under the Plan.
     Effective Date and Termination. The Plan will become effective on the date of its approval by the stockholders. If the Plan is approved at the 2011 annual meeting, it will continue in force for a period of ten years, after which no additional awards may be made under the Plan.
Federal Income Tax Consequences
     The following discussion summarizes certain federal income tax consequences of the issuance and receipt of Plan awards under the law as in effect on the date of this proxy statement. The rules governing the tax treatment of such awards are complex, so the following discussion of tax consequences is necessarily general in nature and is not complete. In addition, statutory provisions are subject to change, as are their interpretations, and their application may vary in individual circumstances. This summary does not purport to cover all federal employment tax or other federal tax consequences associated with the Plan, nor does it address state, local, or non-U.S. taxes. The Plan is not qualified under the provisions of

Section 401(a) of the Code, and is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974.
     Options, SARs, Performance Unit Awards, Restricted Stock Unit Awards and Other Stock-Based Awards. A participant generally is not required to recognize income on the grant of an option, SAR, restricted stock unit award, performance unit award or other stock-based award. Instead, ordinary income generally is required to be recognized on the date the option or SAR is exercised (but see ISO discussion below), or in the case of restricted stock unit awards, performance unit awards or other stock-based awards, upon the issuance of shares and/or the payment of cash pursuant to the terms of the award when the award vests. In general, the amount of ordinary income required to be recognized is: (a) in the case of an option, an amount equal to the excess, if any, of the fair market value of the shares on the exercise date over the exercise price; (b) in the case of a SAR, the fair market value of any shares or cash received upon exercise; and (c) in the case of restricted stock unit awards, performance unit awards or other stock-based awards, the amount of cash and/or the fair market value of any shares received in respect thereof.
     ISO’s. When a participant is granted an ISO, or when the participant exercises the ISO, the participant will generally not recognize taxable income (except for purposes of alternative minimum tax). If the participant holds the shares for at least two years from the date of grant, and one year from the date of exercise, then any gain or loss will be treated as long-term capital gain or loss. If, however, the shares are disposed of during this period, the option will be treated as a non-qualified stock option, and the participant will recognize ordinary income equal to the lesser of the fair market value of the shares on the exercise date minus the exercise price or the amount realized on disposition minus the exercise price. Any gain in excess of the ordinary income portion will be taxable as long-term or short-term capital gain.
     Cash-Based Awards. Upon payment of a cash-based award, a participant is required to recognize ordinary income in the amount of the award.
     Restricted Stock and Performance Share Awards. Unless a participant who receives an award of restricted stock or performance shares makes an election under Section 83(b) of the Code as described below, the participant generally is not required to recognize ordinary income on the award of restricted stock or performance shares. Instead, on the date the shares vest (i.e., become transferable and no longer subject to forfeiture), the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares on such date over the amount, if any, paid for such shares. If a Section 83(b) election has not been made, any dividends received with respect to restricted stock or performance shares that are subject at that time to a risk of forfeiture or restrictions on transfer generally will be treated as compensation that is taxable as ordinary income to the recipient. If a participant makes a Section 83(b) election within 30 days of the date of transfer of the restricted stock or performance shares, the participant will recognize ordinary income on the date the shares are awarded. The amount of ordinary income required to be recognized is an amount equal to the excess, if any, of the fair market value of the shares on the date of award over the amount, if any, paid for such shares. In such case, the participant will not be required to recognize additional ordinary income when the shares vest.
     Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of shares granted or awarded under the Plan will be treated as capital gain or loss, provided that the shares are held as capital assets at the time of the sale or exchange.

     Deductibility by Valero. To the extent that a participant recognizes ordinary income in the circumstances described above, Valero will be entitled to a corresponding deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Section 280G of the Code and is not disallowed by the $1 million limitation on certain executive compensation under Section 162(m) of the Code (see “Performance Based Compensation” and “Parachute Payments” below).
     Performance Based Compensation. In general, under Section 162(m) of the Code, remuneration paid by a public corporation to certain “covered employees” is not deductible to the extent it exceeds $1 million for any year. Taxable payments or benefits under the Plan may be subject to this deduction limit. However, under Section 162(m), qualifying performance-based compensation, including income from share options, SARs and other performance-based awards that are made under stockholder-approved plans and that meet certain other requirements, are generally exempt from the deduction limitation. The Plan has been designed so that the Committee in its discretion may grant qualifying exempt “performance-based” compensation under the Plan. We believe that awards intended and structured as such by the Committee will meet the requirements for “performance-based” compensation under Section 162(m), and that the amount of ordinary income to the participant with respect to such awards generally will be allowed as a deduction for federal income tax purposes to Valero. Other awards that may be subject to the attainment of performance measures but that do not meet the requirements of Section 162(m) will not qualify as “performance-based” compensation and, in such event, would be subject to Section 162(m)’s deduction restrictions.
     Parachute Payments. Under the so-called “golden parachute” provisions of the Code, the accelerated vesting of options and benefits paid under other awards in connection with a change of control of a corporation, as described under Section 280G of the Code, may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change of control, in excess of certain limits. It these limits are exceeded, a portion of the amounts payable to the participant may be subject to an additional 20 percent federal tax and may be nondeductible to the corporation.
     Withholding. Awards under the Plan may be subject to tax withholding. When an award results in income subject to withholding, we may require the participant to remit the withholding amount to Valero or cause our shares to be withheld from issuance or sold in order to satisfy the tax withholding obligations.
     Section 409A. Section 409A of the Code applies to compensation plans providing deferred compensation to employees, directors and consultants, and potentially could apply to the different awards available under the Plan. Generally, to the extent that deferrals of these awards fail to meet certain requirements under Section 409A of the Code, such awards will be subject to immediate taxation and tax penalties in the year they vest unless the requirements of Section 409A of the Code are satisfied. It is the intent of Valero that awards under the Plan will be structured and administered in a manner that either complies with or is exempt from the requirements of Section 409A of the Code. If any Plan provision or award under the Plan would result in the imposition of an applicable tax under Section 409A and related regulations and Treasury pronouncements, that Plan provision or award may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an award.

PROPOSAL NO. 5 – APPROVE, BY NONBINDING VOTE, COMPENSATION OF NAMED EXECUTIVE OFFICERS
(Item 5 on the Proxy Card)
On January 25, 2011, the SEC adopted a new rule requiring issuers, not less frequently than once every three years, to provide a stockholder advisory vote to approve the compensation of the issuers’ named executive officers. Under the new rule, stockholders are to vote to approve the compensation of the issuer’s named executive officers as such compensation is disclosed pursuant to Item 402 of the SEC’s Regulation S-K, including the Compensation Discussion and Analysis, the compensation tables, and other narrative compensation disclosures required by Item 402. This proxy statement contains all of these required disclosures. The compensation of our directors is not subject to this advisory vote.
This new rule effectively supersedes our own so-called “say on pay” policy that we adopted in 2009, which provides that each year we will submit to our stockholders an advisory resolution to ratify the compensation of our named executive officers.
In accordance with the new rule, we request the stockholders to approve the following resolution:
“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.”
Because the vote on this proposal is advisory in nature, it will not affect any compensation already paid or awarded to any named executive officer and will not be binding on Valero, the Board or the Compensation Committee. However, the Board and Compensation Committee will review the voting results and take into account the outcome in determining future annual compensation for the named executive officers.
The Board recommends that the stockholders vote “FOR” this proposal. Proxies will be voted FOR approval of the proposal unless otherwise specified.

PROPOSAL NO. 6 – RECOMMEND, BY NONBINDING VOTE, THE FREQUENCY OF STOCKHOLDER VOTES ON EXECUTIVE COMPENSATION
(Item 6 on the Proxy Card)
On January 25, 2011, the SEC adopted a new rule requiring issuers, not less frequently than once every six calendar years, to provide a separate stockholder advisory vote to determine whether the advisory stockholder vote on compensation (as described in Proposal No. 5 above) will occur every one, two, or three years. We are therefore presenting this proposal to give stockholders the opportunity to express their preferred frequency for an advisory vote on compensation.
When voting on this proposal, you may make your choice among one year, two years, three years, or abstain, by marking the box on your proxy card that corresponds to your choice.
As noted above, we adopted a say-on-pay policy in 2009 that provides for an annual advisory vote for stockholders to ratify the compensation paid to our named executive officers. In keeping with the sentiment of that policy, the Board recommends that stockholders have an annual vote on executive compensation and requests that the stockholders approve the following resolution.
“RESOLVED, that the stockholders recommend that Valero include, pursuant to Section 14A of the Securities Exchange Act of 1934, an advisory vote on the compensation of Valero’s named executive officers every:
☑	year.

☐	two years.

☐	three years.

☐	abstain
The Board recommends that the stockholders vote for the stockholder advisory vote on executive compensation to occur every year. Uninstructed proxy cards will be voted for approval of the proposal as marked above (i.e., for an “every-year” frequency) unless otherwise specified.
You are not voting to approve or disapprove the Board’s recommendation, but you are being asked to recommend to the Board your preference from among four choices (one year, two years, three years, or abstain) on the frequency of stockholder votes on executive compensation.
Because the vote on this proposal is advisory in nature, it will not be binding on Valero, the Board or the Compensation Committee. However, the Board and Compensation Committee will review the voting results and take into account the outcome in determining the frequency of future advisory votes on executive compensation.

STOCKHOLDER PROPOSALS
We expect the following proposals to be presented by stockholders at the Annual Meeting. Following SEC rules, except for minor formatting changes, we have reprinted each proposal and its supporting statement as it was submitted by the sponsor(s) of the proposal. We assume no responsibility for the statements made by the sponsors in connection with the proposals.
After review, our management and the Board have concluded that they do not support the proposals, and the Board recommends that you vote AGAINST the proposals for the reasons explained below.
PROPOSAL NO. 7 STOCKHOLDER PROPOSAL – DISCLOSURE OF POLITICAL CONTRIBUTIONS
(Item 7 on the Proxy Card)
This proposal is sponsored by Catholic Healthcare West and The Nathan Cummings Foundation. The address and number of voting securities held by each co-sponsor will be provided to any stockholder upon request.
RESOLVED, that the shareholders of Valero Energy Corporation (“Valero” or the “Company”) hereby request that the Company provide a report, updated semi-annually, disclosing:
Monetary and non-monetary political contributions and expenditures made in connection with participation in, or intervention in, any political campaign on behalf of or in opposition to any candidate for public office, including but not limited to any portion of any dues or similar payments made to any tax exempt organization that is used by the organization for the an expenditure or contribution made in connection with participation in, or intervention in, any political campaign on behalf of or in opposition to any candidate for public office.
The report shall include an accounting through an itemized report that includes the identity of the recipient as well as the amount paid to each recipient of the Company’s funds that is used for political contributions or expenditures as described above.
The report shall be posted on the Company’s website to reduce costs to shareholders.
Stockholder Supporting Statement: As long-term shareholders of Valero, we support transparency and accountability in corporate spending on political activities. These activities include direct and indirect political contributions to candidates, political parties or political organizations; independent expenditures; or electioneering communication on behalf of a federal, state or local candidate.
Disclosure is in the best interest of the Company and its shareholders and is critical for compliance with recent federal ethics legislation. Absent a system of accountability, corporate assets can be used for policy objectives that may be inimical to the long-term interests of the Company and its shareholders.
Valero Energy Corporation has contributed at least $1.9 million in corporate funds since the 2002 election cycle. (See CQ’s PoliticalMoneyLine, http://moneyline.cq.com/pml/home.do and the National Institute on Money in State Politics, http://www.followthemoney.org/index.phtml.) Publicly available data does not, however, provide a complete picture of the Company’s political expenditures. For example, payments to trade associations used for political activities are undisclosed and unknown. In many cases, not even a corporation’s management knows how trade associations use their company’s money for political purposes.
The proposal asks the Company to disclose all of its political contributions, including payments to trade associations and other tax exempt organizations. Doing so would bring our Company in line with a growing number of leading companies, including Pfizer, Aetna and eBay, that support political disclosure and accountability and present this information on their websites.
We urge your support for this critical governance reform. The Company’s Board and its shareholders need complete disclosure to be able to fully evaluate political use of corporate assets.
END OF STOCKHOLDER PROPOSAL
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BOARD RECOMMENDATION:
The Board recommends that you vote “AGAINST” this proposal for the following reasons:
This proposal, in substantially the same form, was considered by Valero stockholders at last year’s annual meeting. The proposal failed to receive the support of a majority of stockholders voting on it at last year’s annual meeting.
In 2009, in view of the evident desire of some Valero stockholders to receive certain information about our participation in the political process, the Board adopted our Political Contributions Disclosures policy. Our policy, and our disclosures under that policy, are available on our website (www.valero.com) under the “Corporate Governance” tab in the “Investor Relations” section.
When adopting the Political Contributions Disclosures policy, the Board determined that it would be in the best interest of Valero and its stockholders to refrain from adopting one element of the proposal: a requirement that the company disclose contributions or payments to trade associations and other tax-exempt organizations. The Board continues to believe that our membership in trade associations that may engage in political activity is not necessarily representative of the corporate positions of Valero. We may join trade associations principally for the business, technical, and industry expertise that these organizations provide, and not necessarily because we endorse some or all of their lobbying or other political activities. We monitor the appropriateness and effectiveness of the political activities that the most significant trade associations to which we belongs undertake. Valero’s corporate positions do not align with all positions taken by trade associations. As a result, the additional reporting requirement sought by the proponent, over and beyond the significant initiatives that we have already put in place regarding disclosure of political contributions, would serve no useful purpose, would be burdensome, could lead to misleading representations of our political positions, and would result in unnecessary expense.
Therefore, the Board recommends that you vote AGAINST this proposal.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

PROPOSAL NO. 8 STOCKHOLDER PROPOSAL – REVIEW POLITICAL CONTRIBUTIONS
(Item 8 on the Proxy Card)
This proposal is sponsored by The Unitarian Universalist Association of Congregations. Its address and number of voting securities held will be provided to any stockholder promptly upon request.
Whereas: The issue of “political spending” by companies is increasingly controversial. The Citizens United Supreme Court decision, which allows companies to make independent expenditures in favor of or in opposition to candidates, only added to the controversy. So too has the use of shareholder money to support Proposition 23, a controversial ballot initiative in California.
In Valero’s case, the Company’s political spending includes support for California Proposition 23. Valero contributed at least $4 million promoting the Proposition, which would suspend a law requiring companies to cap their emissions and cut carbon in gasoline until state unemployment falls to and remains at 5.5% or lower for four consecutive quarters. This requirement would have the effect of killing the law as this condition has only been achieved three times over the last 40 years.
The debate about Proposition 23 has split the business community and a number of oil majors have remained neutral. Some believe the attempt to roll back this law, which sets an economy-wide cap on greenhouse gases, will harm employment and investment in clean technologies. It could also cause California to lose investment and jobs to areas that have strong commitments to clean energy policy, thereby harming the business environment in California, a state in which our company has both refining and retail operations.
We are concerned when shareholder funds are used in confrontational and controversial political initiatives of this sort. We are also concerned that management may use the Citizens United decision to intervene in controversial election contests that could eventually harm the Valero brand. Since Valero management is using shareholder monies for political spending on initiatives and potentially for candidates in the aftermath of Citizens United, we believe it prudent to undertake a comprehensive review of the implications of such expenditures on our company’s reputation and business competitiveness.
Over the past five years, investor support for the disclosure of corporate political spending has steadily increased, and in 2010 support for proposals requesting this type of disclosure averaged 30 percent. Disclosure and oversight of political spending, both directly and indirectly, is considered good governance.
Resolved: Shareholders request that the independent members of the Board of Directors institute a comprehensive review of Valero’s political expenditures and spending processes and present a summary report for investors by September 2011. Items for review include:
•	The process used for determining the approval of expenditures supporting or opposing candidates and an assessment of the impact such expenditures may have on the company’s reputation, public image, business sales and profitability;

•	Direct or indirect expenditures, including payments made to trade associations such as the U.S. Chamber of Commerce, social welfare organizations and political organizations, supporting or opposing candidates, or for issue ads aimed at affecting political races;

•	Expenditures for state-level ballot initiatives, including an analysis of the impact on the company of any such initiatives;

•	Oversight processes by management and Board for all political spending.
END OF STOCKHOLDER PROPOSAL
*      *      *      *      *      *
BOARD RECOMMENDATION:
As noted in our response to Proposal No. 7 above, we have an existing Political Contributions Disclosures policy. Our policy, and our disclosures under that policy, are available on our website (www.valero.com) under the “Corporate Governance” tab in the “Investor Relations” section. Our policy does not include a requirement to disclose our contributions or payments to trade associations and other tax-exempt organizations. The Board continues to believe that our membership in trade associations that may engage in political activity is not necessarily representative of the corporate positions of Valero. We may join trade associations principally for the business, technical, and industry expertise that these organizations provide, and not necessarily because we endorse some or all of their lobbying or other political activities. We monitor the appropriateness and effectiveness of the political activities that the most significant trade associations to which we belongs undertake. Our corporate positions do not align with all positions taken by trade associations. As a result, the additional reporting requirements sought by the proponent, over and beyond the significant initiatives that we have already put in place regarding disclosure of political contributions, would serve no useful purpose, would be burdensome, could lead to misleading representations of our political positions, and would result in unnecessary expense.
For the reasons that we describe above and under the caption “Proposal No. 7, Stockholder Proposal — Disclosure of Political Contributions — Board Recommendation,” the Board recommends that you vote AGAINST this Proposal No. 8.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

PROPOSAL NO. 9 STOCKHOLDER PROPOSAL – REPORT ON STEPS TAKEN TO REDUCE RISK OF ACCIDENTS
(Item 9 on the Proxy Card)
This proposal is sponsored by the AFL-CIO Reserve Fund. Its address and number of voting securities held will be provided to any shareholder promptly upon request.
RESOLVED, that the shareholders of Valero Energy Corporation (the “Company”) urge the Board of Directors (the “Board”) to prepare a report, within ninety days of the 2011 annual meeting of stockholders, at reasonable cost and excluding proprietary and personal information, on the steps the Company has taken to reduce the risk of accidents. The report should describe the Board’s oversight of process safety management, staffing levels, inspection and maintenance of refineries and other equipment.
Stockholder Supporting Statement:
The 2010 BP Deepwater Horizon explosion and oil spill in the Gulf of Mexico resulted in the largest and most costly human and environmental catastrophe in the history of the petroleum industry. Eleven workers were killed when the BP Deepwater Horizon drilling platform exploded. This was not the first major accident for BP. In 2005, an explosion at BP’s refinery in Teas City, Texas, cost the lives of 15 workers, injured 170 others and resulted in the largest fines ever levied by the Occupational, Safety and Health Administration (“OSHA”) (“BP Faces Record Fine for ’05 Refinery Explosion,” New York Times, 10/30/2009).
BP’s accidents are not unique in the petroleum industry. For example, a 2010 explosion at the Tesoro refinery in Anacortes, Washington, killed seven workers and resulted in more than six months of downtime at the 120,000 barrels per day refinery (“Tesoro Sees Anacortes at Planned Rates by mid-Nov.,” Reuters, 11/5/2010). The director of the Washington State Department of Labor and Industry stated that “The bottom line is this incident, the explosion and these deaths were preventable,” and levied an initial penalty of $2.39 million (“State Fines Tesoro $2.4 Million in Deadly Refinery Blast,” Skagit Valley Herald, 10/4/2010).
We believe that OSHA’s National Emphasis Program for petroleum refineries has revealed an industry-wide pattern of non-compliance with safety regulations. In the first year of this program, inspections of 14 refineries exposed 1,517 violations, including 1,489 for process safety management, prompting OSHA’s director of enforcement to declare “The state of process safety management is frankly just horrible” (“Process Safety Violations at Refineries ‘Depressingly’ High, OSHA Official Says,” BNA Occupational Safety and Health Reporter, 8/27/2009). OSHA has also recorded safety violations at our Company. Over the past five years, OSHA inspectors have revealed 59 safety violations with 49 related to process safety management, including 31 “serious,” 6 “repeat,” and 12 “other” violations at our Company’s refineries (OSHA Inspectors 312920192, 311074058, 311072169, 312237456, 310264221, 310690086, 310258470, 309086973, 309924355, 309924314, 309921955, 309488666, 312920226, 311805519, 310265830, 310263504 available at www.osha.gov).
In our opinion, the cumulative effect of petroleum industry accidents, safety violation citations from federal and state authorities, and the public’s heightened concern for safety and environmental hazards in the petroleum industry represents a significant threat to our Company’s stock price performance. We believe that a report to shareholders on the steps our Company has taken to reduce the risk of accidents will provide transparency and increase investor confidence in our Company.
END OF STOCKHOLDER PROPOSAL
*      *      *      *      *      *

BOARD RECOMMENDATION:
The Board recommends that you vote “AGAINST” this proposal for the following reasons:
The proposal asks the Board to submit a report to stockholders that would provide information regarding steps Valero has taken to reduce the risk of accidents, including the Board’s oversight of process safety management, staffing levels, inspection, and maintenance of refineries and other equipment.
The Board acknowledges and shares the proponent’s concern for reducing the risk of accidents. The safety of our employees, our operations, and our communities is Valero’s highest priority and is our most important measure of success. Occupational and process safety is integrated into every facet of our operations, and protecting people and the environment is a core element of our Commitment to Excellence Management System (CTEMS), our company-wide framework for operational excellence. The Board and senior management closely oversee these matters. We have established key indicators for occupational safety and process safety performance, and results are reviewed and responded to on a daily basis by our operating facilities. Performance is also formally reviewed with senior management on at least a monthly basis. In addition, we have staff at each of our refineries and in our corporate office dedicated to maintaining effective occupational and process safety programs as well as ensuring plant reliability.
The depth of our commitment to safety is demonstrated by the fact that our total recordable-injury rate (TRIR) has long been among the lowest in the industry. In 2010, we achieved our second-lowest TRIR ever for refinery employees at 0.79, and we achieved our best ever TRIR for refinery contractors at 0.59. In 2009 and 2008, our refining systems employee TRIR’s were 0.82 and 0.55, respectively. The TRIR measures are based on incidents per 200,000 working hours, and they compare favorably with that of our industry peers. We work closely with our contract work force to ensure that its members adopt the same high safety standards. Ten of our refineries are “Star Sites,” the highest safety recognition under the U.S. Occupational Safety and Health Administration’s Voluntary Protection Program (a distinction held by fewer than 30 refineries nationwide), and all of our U.S. refineries have won numerous safety awards from the National Petrochemical and Refiners Association.
While we are proud of our achievements, Valero is constantly working to improve. All of our refineries continuously assess their existing safety programs against the expectations defined in our CTEMS framework and establish plans to close any identified gaps. These efforts are supported by 27 technical networks we have established to organize and align resources and help our personnel share information across the enterprise to capture and manage our collective technical and organizational know-how. We are also deeply committed to emergency preparedness and security and have implemented comprehensive programs to help ensure effective response readiness for almost any emergency.
We welcome stockholders and the company’s other constituencies to learn more about Valero’s commitment to reducing the risk of accidents by visiting our website, www.valero.com (under the “environment & safety” tab), and by accessing our annual Social Responsibility Report (available on our website under the same tab). Since Valero already makes available pertinent information regarding the steps the company has taken to reduce the risk of accidents, we believe that the proposal’s reporting requirements are unnecessary. A separate report including operational detail as requested by the proponent would serve no useful purpose, would be burdensome, and would result in an unnecessary expense for Valero’s stockholders.
The affirmative vote of a majority of the voting power of the shares present in person or by proxy and entitled to vote is required for adoption of this proposal.

MISCELLANEOUS
GOVERNANCE DOCUMENTS AND CODES OF ETHICS
We adopted a Code of Ethics for Senior Financial Officers that applies to our principal executive officer, principal financial officer, and controller. The code charges these officers with responsibilities regarding honest and ethical conduct, the preparation and quality of the disclosures in documents and reports we file with the SEC, and compliance with applicable laws, rules and regulations. We also adopted a Code of Business Conduct and Ethics which applies to all of our employees and directors.
We post the following documents on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section. A printed copy of any of these documents is available to any stockholder upon request. Requests for documents must be in writing and directed to Valero’s Secretary at the address indicated on the cover page of this proxy statement.
Restated Certificate of Incorporation
Bylaws
Code of Business Conduct and Ethics
Code of Ethics for Senior Financial Officers
Corporate Governance Guidelines
Audit Committee Charter
Compensation Committee Charter
Executive Committee Charter
Nominating/Governance and Public Policy Committee Charter
Say on Pay Policy
Compensation Consultant Disclosures Policy
Policy on Executive Compensation in Restatement Situations
Political Contributions Disclosures
STOCKHOLDER COMMUNICATIONS
Stockholders and other interested parties may communicate with the Board, its non-management directors, or the Lead Director by sending a written communication addressed to “Board of Directors,” “Non-Management Directors,” or “Lead Director” in care of Valero’s Secretary at the address indicated on the cover page of this proxy statement. Additional requirements for certain types of communications are stated under the caption “Stockholder Nominations and Proposals” below.
STOCKHOLDER NOMINATIONS AND PROPOSALS
If you wish to submit a stockholder proposal to be included in our proxy statement for the 2012 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, we must receive your written proposal on or before November 18, 2011. Please address your proposal to Valero’s Secretary at the address shown on the cover page of this proxy statement. The proposal must comply with Rule 14a-8, which lists the requirements for the inclusion of stockholder proposals in company-sponsored proxy materials.
If you wish to present a stockholder proposal at the 2012 annual meeting of stockholders that is not the subject of a proposal pursuant to Rule 14a-8 of the Exchange Act, or if you wish to recommend to the Board’s Nominating/Governance Committee the nomination of a person for election to the Board, you must follow the procedures outlined in Article I, Section 9 (or Section 10, as applicable) of our bylaws. These procedures include the requirement that your proposal must be delivered to Valero’s Secretary at the address shown on the cover page of this proxy statement not later than the close of business on the 60th day or earlier than the close of business on the 90th day prior to the first anniversary of the preceding year’s annual meeting. If the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, your notice must be delivered not earlier than the close of business on the 90th day prior to such annual meeting and not later than the close of business on the later of the 60th day prior to such annual meeting or the 10th day following the day we publicly announce the date of the 2012 annual meeting of stockholders.

A copy of our bylaws is available on our website at www.valero.com under the “Corporate Governance” tab in the “Investor Relations” section. Stockholders are urged to review all applicable rules and consult legal counsel before submitting a nomination or proposal to Valero.
OTHER BUSINESS
If any matters not referred to in this proxy statement properly come before the Annual Meeting or any adjournments or postponements thereof, the enclosed proxies will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by proxy in accordance with their best judgments. The Board is not currently aware of any other matters that may be presented for action at the Annual Meeting.
FINANCIAL STATEMENTS
Consolidated financial statements and related information for Valero, including audited financial statements for the fiscal year ended December 31, 2010, are contained in Valero’s Annual Report on Form 10-K. We have filed our Annual Report on Form 10-K with the SEC. You may review this report on the internet as indicated in the Notice and through our website (www.valero.com in the “Investor Relations” section under “Financial Reports & SEC Filings”).
HOUSEHOLDING
The SEC’s rules allow companies to send a single Notice or single copy of annual reports, proxy statements, prospectuses and other disclosure documents to two or more stockholders sharing the same address, subject to certain conditions. These “householding” rules are intended to provide greater convenience for stockholders, and cost savings for companies, by reducing the number of duplicate documents that stockholders receive. If your shares are held by an intermediary broker, dealer or bank in “street name,” your consent to householding may be sought, or may already have been sought, by or on behalf of the intermediary. If you wish to revoke a consent to householding obtained by a broker, dealer or bank which holds shares for your account, you may do so by calling (800) 542-1061, or you may contact your broker.
TRANSFER AGENT
Computershare Investor Services serves as our transfer agent, registrar, and dividend paying agent with respect to our Common Stock. Correspondence relating to any stock accounts, dividends, or transfers of stock certificates should be addressed to:
Computershare Investor Services
Shareholder Communications
250 Royall Street
Canton, Massachusetts 02021
(888) 470-2938
(312) 360-5261
www.computershare.com

APPENDIX A
VALERO ENERGY CORPORATION
2011 OMNIBUS STOCK INCENTIVE PLAN
The Valero Energy Corporation 2011 Omnibus Stock Incentive Plan (hereinafter called the “Plan”) was adopted by the Board of Directors of Valero Energy Corporation (the “Company”) on February 24, 2011. The Plan will be effective on April 28, 2011, pending the approval by the Company’s stockholders at the 2011 annual meeting of stockholders.
ARTICLE 1. PURPOSE
The purpose of the Plan is to attract and retain the services of employees and non-employee directors, to provide them with a proprietary interest in the Company, and to motivate them using stock-based incentives linked to long-range performance goals and the interests of the Company’s stockholders.
ARTICLE 2. DEFINITIONS
For the purpose of the Plan, unless the context requires otherwise, the following terms shall have the meanings indicated:
2.1 “Annual Incentive Bonus Plan” means the annual bonus program or successor plans of the Company, its subsidiaries or its successors.
2.2 “Award” means the grant of any Incentive Stock Option, Non-qualified Stock Option, SAR, Restricted Stock, Restricted Stock Unit, Stock Unit, Performance Share, Performance Unit, Performance Cash, or Dividend Equivalent whether granted singly, in combination or in tandem (each individually referred to herein as an “Incentive”). “Award” also means any Incentive to which an award under the Annual Incentive Bonus Plan is converted into an Award made under the Plan.
2.3 “Award Agreement” means a written agreement between a Participant and the Company, which contains the terms of the grant of an Award.
2.4 “Award Period” means the period during which one or more Incentives granted under an Award may be exercised or earned.
2.5 “Board” means the board of directors of the Company.
2.6 “Cause” means the:
(a)	conviction of the Participant by a state or federal court of (i) a felony involving moral turpitude or (ii) embezzlement or misappropriation of funds of the Company,

(b)	the Company’s reasonable determination that the Participant has (i) committed an act of fraud, embezzlement, theft, or misappropriation of funds in connection with such Participant’s duties in the course of his or her employment with the Company (or applicable Subsidiary), or (ii) engaged in gross mismanagement, negligence or misconduct that causes or could potentially cause material loss, damage or injury to the Company, any of its Subsidiaries, or their respective employees, or

(c)	the Company’s reasonable determination that (i) the Participant has violated any company policy, including but not limited to, policies regarding sexual harassment, insider trading, confidentiality, substance abuse and/or conflicts of interest, which violation could result in the termination of the Participant’s employment or service as a Non-employee Director, or (ii) the Participant has failed to satisfactorily perform the material duties of the Participant’s position with the Company or any of its Subsidiaries.

2.7 “Change of Control.” A Change of Control shall be deemed to occur when:
(a)	following approval by the stockholders of the Company, an agreement or transaction is consummated pursuant to which: (i) the Company merges or consolidates with any other Person (other than a wholly owned subsidiary of the Company) and is not the surviving entity (or in which the Company survives only as the subsidiary of another entity); (ii) the Company sells all or substantially all of its assets to any other Person (other than a wholly owned subsidiary of the Company); or (iii) the Company is liquidated or dissolved; or

(b)	any “person” or “group” shall commence a tender offer or exchange offer for 20 percent or more of the Shares then outstanding, or for any number or amount of Shares which, if the tender or exchange offer were to be fully subscribed and all Shares for which the tender or exchange offer is made were to be purchased or exchanged pursuant to the offer, would result in the acquiring person or group directly or indirectly beneficially owning 50 percent or more of the Shares then outstanding; or

(c)	individuals who, as of any date, constitute the Board (the “Incumbent Board”) thereafter cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person or group other than the Board.
2.8 “Code” means the Internal Revenue Code of 1986, as amended, together with the published rulings, regulations, and interpretations promulgated thereunder.
2.9 “Committee” means the Compensation Committee of the Board or such other Committee appointed or designated by the Board to administer the Plan in accordance with Article 3 of this Plan.
2.10 “Common Stock” means the Company’s $0.01 par value common stock, which the Company is currently authorized to issue or may in the future be authorized to issue.
2.11 “Company” means Valero Energy Corporation, a Delaware corporation, and any successor entity.
2.12 “Covered Participant” means a Participant who is a “covered employee” as defined in Section 162(m)(3) of the Code, and any individual the Committee determines should be treated as such a covered employee.
2.13 “Date of Grant” means the effective date on which an Award is made to a Participant as set forth in the applicable Award Agreement.
2.14 “Dividend Equivalent” means an Award, designated as a Dividend Equivalent, granted to Participants pursuant to Section 6.8 hereof, or in conjunction with other Awards, the value of which is determined, in whole or in part, by the value of payments tied to or based on the payment of dividends to holders of Common Stock and may be conditioned on the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award Agreement.
2.15 “Employee” means common law employee (as defined in accordance with the Regulations and Revenue Rulings then applicable under Section 3401(c) of the Code) of the Company or any Subsidiary, or an individual who has agreed to become an employee of the Company or any Subsidiary and actually becomes such an employee within the following six months.
2.16 “Fair Market Value” of a share of Common Stock is the mean of the highest and lowest prices per share on the New York Stock Exchange on the pertinent date, or in the absence of reported sales on such day, then on the next following day for which sales were reported.

2.17 “Good Reason” means that the Participant’s employment may be terminated by the Employee for Good Reason following a Change of Control, or anytime within two years following the date of Change of Control, when Good Reason means:
(a)	The assignment to the Employee of any duties inconsistent in any respect with the Employee’s position (including status, offices, titles and reporting requirements), authority, duties, or responsibilities or any other action by the Company that results in a diminution in such position’s, authority, duties, or responsibilities, excluding for this purpose an isolated, insubstantial , and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Employee;

(b)	Any reduction in the Employee’s base salary, annual incentive target opportunity, and/or long-term incentive target opportunity below the level at which the Employee was awarded compensation immediately prior to the Change of Control;

(c)	The Company’s requiring that the Employee to be based at any office or location other than the location at which the Employee was based immediately preceding the Change of Control or a location other than the principal executive offices of the Company, without the Employee’s written consent; or

(d)	Any requirement for the Employee to travel on Company business to a substantially greater extent than required immediately prior to the Change of Control.
2.18 “Incentive” means an Award under the Plan as defined by Section 2.2 of Article 2.
2.19 “Incentive Stock Option” or “ISO” means an incentive stock option within the meaning of Section 422 of the Code, granted pursuant to this Plan.
2.20 “Limited SAR” or “Limited Stock Appreciation Right” means an Award designated as an SAR as defined in this Article 2, which is granted with certain limiting features as determined by the Committee and as set forth in the Award Agreement at the time of grant.
2.21 “Non-Employee Director” means a member of the Board who is not an Employee.
2.22 “Non-qualified Stock Option” or “NQSO” means a stock option, granted pursuant to this Plan that is not intended to comply with the requirements set forth in Section 422 of the Code.
2.23 “NYSE” means the New York Stock Exchange.
2.24 “Option Price” means the price which must be paid by a Participant upon exercise of a Stock Option to purchase a share of Common Stock.
2.25 “Participant” shall mean an Employee or Non-Employee Director to whom an Award is granted under this Plan.
2.26 “Performance Award” means an Award made pursuant to this Plan to a Participant that is subject to the attainment of one or more Performance Goals. Performance Awards may be in the form of Performance Shares, Performance Units, Performance Cash, or Dividend Equivalents.
2.27 “Performance Cash” means an Award, designated as Performance Cash and denominated in cash, granted to a Participant pursuant to Section 6.7 hereof, the value of which is conditioned, in whole or in part, by the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award Agreement.
2.28 “Performance Criteria” or “Performance Goals” or “Performance Measures” mean the objectives established by the Committee for a Performance Period, for the purpose of determining when an Award subject to such objectives is earned.
2.29 “Performance Period” means the time period designated by the Committee during which performance goals must be met.

2.30 “Performance Share” means an Award, designated as a Performance Share in the form of shares of Common Stock or other securities of the Company, granted to a Participant pursuant to Section 6.7 hereof, the value of which is determined, in whole or in part, by the value of Common Stock and/or conditioned on the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award Agreement.
2.31 “Performance Unit” means an Award, designated as a Performance Unit, granted to a Participant pursuant to Section 6.7 hereof, the value of which is determined, in whole or in part, by the attainment of Performance Goals in a manner deemed appropriate by the Committee and described in the Award Agreement.
2.32 “Person” shall mean any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.
2.33 “Plan” means the Valero Energy Corporation 2011 Omnibus Stock Incentive Plan, as amended from time to time.
2.34 “Restricted Stock” means shares of Common Stock issued or transferred to a Participant pursuant to Section 6.4 of this Plan that are subject to restrictions or limitations set forth in this Plan and in the related Award Agreement.
2.35 “Restricted Stock Unit” means a fixed or variable dollar-denominated right to acquire Common Stock, which may or may not be subject to restrictions, contingently awarded under Section 6.4 of the Plan.
2.36 “Retirement” means any termination of service due to retirement upon attainment of certain age and/or service requirements as specified by the Company’s qualified retirement program(s) or successor programs or as determined by the Committee in the event of early retirement.
2.37 “SAR” or “Stock Appreciation Right” means the right to receive a payment, in cash and/or Common Stock, equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the SAR is exercised over the SAR Price for such shares, and may be granted as a Limited SAR.
2.38 “SAR Price” means the Fair Market Value of each share of Common Stock covered by a SAR, determined by the Committee on the Date of Grant of the SAR.
2.39 “SEC” shall mean the Securities and Exchange Commission.
2.40 “Stock Option” means a Non-qualified Stock Option or an Incentive Stock Option.
2.41 “Stock Unit Award” means awards of Common Stock or other awards pursuant to Section 6.8 hereof that are valued in whole or in part by reference to, or are otherwise based on, shares of Common Stock or other securities of the Company.
2.42 “Subsidiary” means any entity for which Valero Energy Corporation is the ultimate parent company and in which all of the equity, partnership, member or other interests are owned by Valero Energy Corporation or another one of its Subsidiaries. “Subsidiaries” means more than one of any such entities.
ARTICLE 3. ADMINISTRATION
3.1 The Committee shall administer the Plan unless otherwise determined by the Board. The administering Committee shall consist of not fewer than two persons. Any member of the Committee may be removed at any time, with or without cause, by resolution of the Board; and any vacancy occurring in the membership of the Committee may be filled by appointment by the Board.
3.2 The Committee shall select one of its members to act as its Chair. A majority of the Committee shall constitute a quorum, and the act of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the act of the Committee.

3.3 The Committee shall determine and designate from time to time the eligible persons to whom Awards will be granted and shall set forth in each related Award Agreement the Award Period, the Date of Grant, and such other terms and conditions as may be approved by the Committee not inconsistent with the Plan. The Committee shall determine whether an Award shall include one type of Incentive, two or more Incentives granted in combination, or two or more Incentives granted in tandem.
3.4 The Committee, in its discretion, shall (i) interpret the Plan, (ii) prescribe, amend, and rescind any rules and regulations necessary or appropriate for the administration of the Plan, and (iii) make such other determinations and take such other action as it deems necessary or advisable in the administration of the Plan. Any interpretation, determination, or other action made or taken by the Committee shall be final, binding, and conclusive on all interested parties.
3.5 With respect to restrictions in the Plan that are based on the requirements of Rule 16b-3 under the Securities Exchange Act of 1934, Section 422 of the Code, Section 162(m) of the Code, the rules of the NYSE or any exchange or inter-dealer quotation system upon which the Company’s securities are listed or quoted, or any other applicable law, rule or restriction (collectively, “applicable law”), to the extent that any such restrictions are no longer required by applicable law, the Committee shall have the sole discretion and authority to grant Awards that are not subject to such mandated restrictions and/or to waive any such mandated restrictions with respect to outstanding Awards.
ARTICLE 4. ELIGIBILITY
Employees (including Employees who are also a director or an officer) and Non-Employee Directors are eligible to participate in the Plan. The Committee, in its discretion, may grant, but shall not be required to grant, an Award to any Employee or Non-Employee Director. Awards may be granted by the Committee at any time and from time to time selectively to one or more new Participants, or to then Participants, or to a greater or lesser number of Participants, and may include or exclude previous Participants, all as the Committee shall determine. Except as may be required by the Plan, Awards need not be uniform.
ARTICLE 5. SHARES SUBJECT TO PLAN
5.1 Total Shares Available. Subject to adjustment as provided in Articles 14 and 15, the maximum number of shares of Common Stock that may be delivered pursuant to Awards granted under the Plan is (a) 20,800,000, plus (b) shares of Common Stock previously subject to Awards under the Plan that are forfeited, terminated, cancelled or rescinded, settled in cash in lieu of Common Stock, or exchanged for Awards that do not involve Common Stock, or expire unexercised.
5.2 Source of Shares. Shares to be issued may be made available from authorized but unissued Common Stock, Common Stock held by the Company in its treasury, or Common Stock purchased by the Company on the open market or otherwise. During the term of this Plan, the Company will at all times reserve and keep available a number of shares of Common Stock that shall be sufficient to satisfy the requirements of this Plan.
5.3 Restoration and Retention of Shares (“Share Counting”). If any shares of Common Stock subject to an Award shall not be issued or transferred to a Participant and shall cease to be issuable or transferable to a Participant because of the forfeiture, termination, expiration or cancellation, in whole or in part, of such Award or for any other reason, or if any such shares shall, after issuance or transfer, be reacquired by the Company because of the Participant’s failure to comply with the terms and conditions of an Award or for any other reason, the shares not so issued or transferred, or the shares so reacquired by the Company, as the case may be, shall no longer be charged against the limitation provided for in Section 5.1 and may be used thereafter for additional Awards under the Plan. The following additional parameters shall apply:
(a)	To the extent an Award under the Plan is settled or paid in cash, shares subject to such Award will not be considered to have been issued and will not be applied against the maximum number of shares of Common Stock provided for in Section 5.1.

(b)	If an Award may be settled in shares of Common Stock or cash, such shares shall be deemed issued only when and to the extent that settlement or payment is actually made in shares of Common Stock. To the extent an Award is settled or paid in cash, and not shares of Common

Stock, any shares previously reserved for issuance or transfer pursuant to such Award will again be deemed available for issuance or transfer under the Plan, and the maximum number of shares of Common Stock that may be issued or transferred under the Plan shall be reduced only by the number of shares actually issued and transferred to the Participant.

(c)	Notwithstanding the foregoing: (i) Shares withheld or tendered to pay withholding taxes or the exercise price of an Award shall not again be available for the grant of Awards under the Plan, and (ii) the full number of Shares subject to a Stock Option or SAR granted that are settled by the issuance of Shares shall be counted against the Shares authorized for issuance under this Plan, regardless of the number of Shares actually issued upon the settlement of such Stock Option or SAR.

(d)	Any Shares repurchased by the Company on the open market using the proceeds from the exercise of an Award shall not increase the number of Shares available for the future grant of Awards.
5.4 Uncertificated Shares. Shares issued under the Plan will be registered in uncertificated book-entry form (unless a holder of Common Stock requests a certificate representing such holder’s shares of Common Stock). As a result, instead of receiving Common Stock certificates, holders of Common Stock will receive account statements reflecting their ownership interest in shares of Common Stock. The book-entry shares will be held with the Company’s transfer agent, which will serve as the record keeper for all shares of Common Stock being issued in connection with the Plan. Any stockholder who wants to receive a physical certificate evidencing shares of Common Stock issued under the Plan will be able to obtain a certificate by contacting the Company’s transfer agent. Computershare Investor Services, Chicago, Illinois, currently serves as transfer agent, registrar and dividend paying agent for the Common Stock. Correspondence relating to any stock accounts, dividends or transfers of Common Stock should be addressed to: Computershare Investor Services Shareholder Communications, 250 Royall Street, Canton, Massachusetts 02021, (888) 470-2938 or (312) 360-5261, www.computershare.com.
ARTICLE 6. GRANT OF AWARDS
6.1 In General.
(a)	The grant of an Award shall be authorized by the Committee and may be evidenced by an Award Agreement setting forth the Incentive or Incentives being granted, the total number of shares of Common Stock subject to the Incentive(s) or the value of the Performance Award (if applicable), the Option Price (if applicable), the Award Period, the Date of Grant, and such other terms as are approved by the Committee not inconsistent with the Plan. The Company may execute an Award Agreement with a Participant after the Committee approves the issuance of an Award. Any Award granted pursuant to this Plan must be granted within 10 years of the date of adoption of this Plan or within 10 years following the date upon which the Plan was last amended and approved by its stockholders. The grant of an Award to a Participant shall not be deemed either to entitle the Participant to, or to disqualify the Participant from, receipt of any other Award under the Plan.

(b)	If the Committee establishes a Date of Grant purchase price for an Award, the Participant must pay such purchase price within 30 days (or such shorter period as the Committee may specify) after the Date of Grant.
6.2 Limitations on Awards
(a)	The Plan is subject to the following additional limitations:
(i)	The Option Price of Stock Options cannot be less than 100 percent of the Fair Market Value of a share of Common Stock on the Date of Grant of the Stock Option.

(ii)	The SAR Price of a SAR cannot be less than 100 percent of the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR.

(iii)	Repricing of Stock Options and SAR’s or other downward adjustments in the Option Price or SAR Price of previously granted Stock Options or SAR’s, respectively, are prohibited, except in connection with a corporate transaction involving the Company such as any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination, or exchange of shares, provided that the terms of outstanding Awards may not be amended without stockholder approval to reduce the exercise price of outstanding Stock Options or SAR’s or cancel outstanding Stock Options or SAR’s in exchange for cash, other awards or Stock Options or SAR’s having an exercise price that is less than the exercise price of the original Stock Option or SAR.

(iv)	Not more than 90 percent of the available shares pursuant to Awards under the Plan may be in the form of time-lapse Restricted Stock, time-lapse Restricted Stock Units, Stock Units, Performance Shares, Performance Units, Performance Cash, and Dividend Equivalents.

(v)	No Participant may receive during any calendar year Awards that are to be settled in Shares of Common Stock covering an aggregate of more than 1,000,000 Shares.

(vi)	No Participant may receive during any calendar year Awards that are to be settled in cash covering an aggregate of more than $20,000,000.

(vii)	The term of Awards may not exceed 10 years.
(b)	Limited SAR’s granted in tandem with Stock Options or other Awards shall not be counted towards the maximum individual grant limitation set forth in this Section, as the Limited SAR will expire based on conditions described in Section 6.5(b), below.
6.3 Rights as Stockholder. Except as provided in Section 6.4 of this Plan, until the issuance of the Shares of Common Stock (as evidenced by the appropriate entry on the books of the Company or its transfer agent), no right to vote or receive dividends or any other rights as a stockholder of the Company shall exist with respect to such Shares, notwithstanding the exercise of any Incentive or Award. No adjustment will be made for a dividend or other rights for which the record date is prior to the date Shares are issued, except as otherwise provided in this Plan.
6.4 Restricted Stock/Restricted Stock Units. If Restricted Stock and/or Restricted Stock Units are granted to a Participant under an Award, the Committee shall establish: (i) the number of shares of Restricted Stock and/or the number of Restricted Stock Units awarded, (ii) the price, if any, to be paid by the Participant for such Restricted Stock and/or Restricted Stock Units, (iii) the time(s) within which such Award may be subject to forfeiture, (iv) specified Performance Goals of the Company, a Subsidiary, any division thereof or any group of Employees of the Company, or other criteria, if any, which the Committee determines must be met in order to remove any restrictions (including vesting) on such Award, and (v) all other terms of the Restricted Stock and/or Restricted Stock Units, which shall be consistent with this Plan. The provisions of Restricted Stock and/or Restricted Stock Units need not be the same with respect to each Participant.
(a)	Record of Shares. Each Participant who is awarded Restricted Stock shall be issued the number of shares of Common Stock specified in the Award Agreement for such Restricted Stock, and such shares shall be recorded in the share transfer records of the Company and ownership of such shares shall be evidenced by a book entry notation in the share transfer records of the Company’s transfer agent. Such shares shall be registered in the name of the Participant, subject to any restrictions in effect for the Award.

(b)	Restrictions and Conditions. Shares of Restricted Stock and Restricted Stock Units shall be subject to the following restrictions and conditions:
(i)	Subject to the other provisions of this Plan and the terms of the particular Award Agreements, during such period as may be determined by the Committee commencing on the Date of Grant (the “Restriction Period”), the Participant shall not be permitted to sell, transfer, pledge or assign shares of Restricted Stock and/or Restricted Stock Units. Any Restricted Stock or Restricted Stock Units not granted pursuant to a Performance Award shall have a minimum Restriction Period of three years from the Date of Grant, provided that the Committee may provide for earlier vesting following a Change in Control or upon an Employee’s termination of employment by reason of death, disability or Retirement. Except for these limitations, the Committee may in its sole discretion, remove any or all of the restrictions on such Restricted Stock and/or Restricted Stock Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date of the Award, such action is appropriate.

(ii)	Except as provided in subparagraph (i) above and subject to the terms of a Participant’s Award Agreement, the Participant shall have, with respect to his or her Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any dividends thereon. Certificates or other evidence of ownership of shares of Common Stock free of restriction under this Plan shall be delivered to the Participant promptly after, and only after, the Restriction Period shall expire without forfeiture in respect of such shares of Common Stock. Each Participant, by his or her acceptance of Restricted Stock, shall irrevocably grant to the Company a power of attorney to transfer any forfeited shares to the Company and agrees to execute any documents requested by the Company in connection with such forfeiture and transfer.

(iii)	The Restriction Period of Restricted Stock and/or Restricted Stock Units shall commence on the Date of Grant and, subject to Article 15 of the Plan, unless otherwise established by the Committee in the Award Agreement setting forth the terms of the Restricted Stock and/or Restricted Stock Units, shall expire upon satisfaction of the conditions set forth in the Award Agreement; such conditions may provide for vesting based on (i) length of continuous service, (ii) achievement of specific business objectives, (iii) increases in specified indices, (iv) attainment of specified growth rates, or (v) other comparable Performance Measurements, as may be determined by the Committee in its sole discretion.
(c)	Forfeiture. Except as otherwise determined by the Committee or the Chief Executive Officer, the provisions of Article 9 shall apply with respect to Restricted Stock granted hereunder.
6.5 SAR’s and Limited SAR’s.
(a)	An SAR shall entitle the Participant at his or her election to surrender to the Company the SAR, or portion thereof, as the Participant shall choose, and to receive from the Company in exchange therefore cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the SAR) per share over the SAR Price per share specified in such SAR, multiplied by the total number of shares of the SAR being surrendered. In the discretion of the Committee, the Company may satisfy its obligation upon exercise of an SAR by the distribution of that number of shares of Common Stock having an aggregate Fair Market Value (as of the date of the exercise of the SAR) equal to the amount of cash otherwise payable to the Participant with a cash settlement to be made for any fractional share interests, or the Company may settle such obligation in part with shares of Common Stock and in part with cash.

(b)	A Limited SAR shall allow the Participant to receive from the Company cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the Limited SAR) per share over the Limited SAR Price per share specified in such Limited SAR, multiplied by the total number of shares of the Limited SAR being surrendered. The Company will satisfy its obligation with a cash settlement to be made for any fractional Limited SAR. Limited SAR’s will expire without consideration upon the vesting, exercise, or settlement, in shares and/or in cash, of Awards for which the Limited SAR was granted in tandem.
6.6 Tandem Awards. The Committee may grant two or more Incentives in one Award in the form of a “tandem award,” so that the right of the Participant to exercise one Incentive shall be canceled if, and to the extent, the other Incentive is exercised. For example, if a Stock Option and an SAR are issued in a tandem Award, and the Participant exercises the SAR with respect to 100 shares of Common Stock, the right of the Participant to exercise the related Stock Option shall be canceled to the extent of 100 shares of Common Stock.

6.7 Performance Based Awards.
(a)	Grant of Performance Awards. The Committee may issue Performance Awards in the form of Performance Units, Performance Shares, Performance Cash, or Dividend Equivalents to Participants subject to the Performance Goals and Performance Period as it shall determine. The terms and conditions of each Performance Award will be set forth in the Award Agreement. The Committee shall have complete discretion in determining the number and/or value of Performance Awards granted to each Participant. Any Performance Units or Performance Shares granted under the Plan shall have a minimum Restriction Period of one year from the Date of Grant, provided that the Committee may provide for earlier vesting following a Change in Control or upon a Participant’s termination of service by reason of death, disability or Retirement. Participants receiving Performance Awards are not required to pay the Company therefor (except for applicable tax withholding) other than the rendering of services.

(b)	Value of Performance Awards. The Committee shall set Performance Goals in its discretion for each Participant who is granted a Performance Award. Such Performance Goals may be particular to a Participant, may relate to the performance of the Subsidiary or division which employs him or her, may be based on the performance of the Company generally, or a combination of the foregoing. The Performance Goals may be based on achievement of financial statement objectives, or any other objectives established by the Committee. The Performance Goals may be absolute in their terms or measured in relationship to other companies similarly or otherwise situated. The extent to which such Performance Goals are met will determine the number and/or value of the Performance Award to the Participant.

(c)	Form of Payment. Payment of the amount to which a Participant shall be entitled upon the settlement of a Performance Award shall be made in a lump sum or installments in cash, shares of Common Stock, or a combination thereof as determined by the Committee. Dividend Equivalents may not be paid on unvested Performance Shares.
6.8 Other Stock Based Awards.
(a)	Grant of Other Stock Based Awards. The Committee may issue to Participants, either alone or in addition to other Awards made under the Plan, Stock Unit Awards which may be in the form of Common Stock or other securities. The value of each such Award shall be based, in whole or in part, on the value of the underlying Common Stock or other securities. The Committee, in its discretion, may determine that an Award, either in the form of a Stock Unit Award under this Section or as an Award granted pursuant to the other provisions of this Article, may provide to the Participant (i) dividends or Dividend Equivalents (payable on a current or deferred basis, except not for Stock Options and unvested SAR’s) and (ii) cash payments in lieu of or in addition to an Award. The Committee shall determine the terms, restrictions, conditions, vesting requirements, and payment rules (all of which are sometimes hereinafter collectively referred to as “rules”) of the Award and shall set forth those rules in the related Award Agreement.

(b)	Rules for Stock Unit Awards. The Committee, in its sole and complete discretion, may grant a Stock Unit Award subject to the following rules:
(i)	All rights with respect to such Stock Unit Awards granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant or his or her guardian or legal representative.

(ii)	Stock Unit Awards may require the payment of cash consideration by the Participant in receipt of the Award or provide that the Award, and any Common Stock or other securities issued in conjunction with the Award be delivered without the payment of cash consideration.

(iii)	The Committee, in its sole and complete discretion, may establish certain Performance Criteria that may relate in whole or in part to receipt of the Stock Unit Awards.

(iv)	Stock Unit Awards may be subject to a deferred payment schedule and/or vesting over a specified employment period.

(v)	The Committee as a result of certain circumstances may waive or otherwise remove, in whole or in part, any restriction or condition imposed on a Stock Unit Award at the time of Award.
ARTICLE 7. [reserved]
ARTICLE 8. AWARD PERIOD; VESTING
8.1 Award Period. Subject to the other provisions of this Plan, no Incentive granted under the Plan may be exercised at any time after the end of its Award Period.
8.2 Vesting. The Committee, in its sole discretion, may determine that an Incentive will be immediately exercisable, in whole or in part, or that all or any portion may not be exercised until a date, or dates, subsequent to its Date of Grant, or until the occurrence of one or more specified events, subject in any case to the terms of the Plan. If the Committee imposes conditions upon exercise, then subsequent to the Date of Grant, the Committee may, in its sole discretion, accelerate the date on which all or any portion of the Incentive may be exercised, consistent with the terms of this Plan.
ARTICLE 9. TERMINATION OF SERVICE
9.1 Termination of Service.
(a)	Vesting and Exercise. Except as otherwise provided in the Plan, or otherwise determined by the Committee and included in the applicable Award Agreement, a Stock Option, SAR or other Award having an exercise provision (each, an “Exercisable Award”) vests in and may be exercised by a Participant only while the Participant is and has continually been since the date of the grant of the Exercisable Award an Employee or Non-Employee Director.

(b)	Voluntary Termination by Participant (Exercisable Awards). If a Participant’s employment or service as a Non-Employee Director is voluntarily terminated by the Participant (other than through retirement, death or disability; see Section 9.3 below), then: (i) that portion of any Exercisable Award that has not vested on or prior to such date of termination shall automatically lapse and be forfeited, and (ii) all vested but unexercised Exercisable Awards previously granted to that Participant under the Plan shall automatically lapse and be forfeited at the close of business on the 30th day following that date of such Participant’s termination, unless an Exercisable Award expires earlier according to its original terms.

(c)	Involuntary Termination for Cause (Exercisable Awards). If a Participant’s employment or service as a Non-Employee director is involuntarily terminated by the Company for Cause: (i) that portion of any Exercisable Award that has not vested on or prior to such date of termination shall automatically lapse and be forfeited, and (ii) all vested but unexercised Exercisable Awards previously granted to that Participant under the Plan shall automatically lapse and be forfeited at the close of business on the 30th day following that date of such Participant’s termination, unless an Exercisable Award expires earlier according to its original terms.

(d)	Involuntary Termination Other Than For Cause (Exercisable Awards). If a Participant’s employment or service as a Non-Employee Director is involuntarily terminated by the Company other than for Cause: (i) that portion of any Exercisable Award that has not vested on or prior to such date of termination shall automatically lapse and be forfeited, and (ii) all vested but unexercised Exercisable Awards previously granted to that Participant under the Plan shall automatically lapse and be forfeited at the close of business on the last business day of the twelfth month following the date of the Participant’s termination, unless an Exercisable Award expires earlier according to its original terms.
9.2 Awards Other Than Exercisable Awards. Except as otherwise provided in the Plan, or otherwise determined by the Committee and included in the applicable Award Agreement, if a Participant’s employment or service as a Non-Employee Director is voluntarily terminated by the Participant (other than through retirement, death or disability; see Section 9.3 below), or is terminated by the Company with or without Cause, then any Award other than an Exercisable Award previously granted to that Participant under the Plan which remains unvested shall automatically lapse and be forfeited at the close of business on the date of such Participant’s termination of employment or service.
9.3 Retirement, Death, Disability. Except as otherwise provided in the Plan, or otherwise determined by the Committee and included in the applicable Award Agreement, if a Participant’s employment or service as a Non-Employee Director is terminated because of retirement, death or disability (with the determination of disability to be made within the sole discretion of the Committee), any Award held by the Participant shall remain outstanding and vest or become exercisable according to the Award’s original terms, provided that any Restricted Stock or Restricted Stock Units held by the Participant that remain unvested as of the date of retirement, death or disability shall immediately vest and become non-forfeitable as of such date.
9.4 Amendment. Subject to the limitations set forth in Section 6.2 above, the Committee or the Chief Executive Officer may prescribe new or additional terms for the vesting, exercise or realization of any Award, provided that no such action shall deprive a Participant or beneficiary, without his or her consent, of the right to any benefit accrued to his or her credit at the time of such action.
ARTICLE 10. EXERCISE OF INCENTIVE
10.1 In General. (a) A vested Incentive may be exercised during its Award Period, subject to limitations and restrictions set forth therein and in Article 9. A vested Incentive may be exercised at such times and in such amounts as provided in this Plan and the applicable Award Agreement, subject to the terms and conditions of the Plan.
     (b) An Incentive may not be exercised or shares of Common Stock be issued pursuant to an Award if a necessary listing or quotation of the shares of Common Stock on a stock exchange or inter-dealer quotation system or any registration under state or federal securities laws required under the circumstances has not been accomplished. No Incentive may be exercised for a fractional share of Common Stock.
10.2 Stock Options. (a) Subject to such administrative regulations as the Committee may from time to time adopt, a Stock Option may be exercised by the delivery of written notice to the Company setting forth the number of shares of Common Stock with respect to which the Stock Option is to be exercised (the “Exercise Notice”) and the date of exercise thereof (the “Exercise Date”) in accordance with procedures established by the Company. On the Exercise Date, the Participant shall deliver to the Company consideration with a value equal to the total Option Price of the shares to be purchased, payable as follows: (a) cash, check, bank draft, or money order payable to the order of the Company, (b) Common Stock (including Restricted Stock) owned by the Participant on the Exercise Date, valued at its Fair Market Value on the Exercise Date, (c) by delivery (including by fax) to the Company or its designated agent of an executed irrevocable option exercise form together with irrevocable instructions from the Participant to a broker or dealer, reasonably acceptable to the Company, to sell certain of the shares of Common Stock purchased upon exercise of the Stock Option and promptly deliver to the Company the amount of sale proceeds necessary to pay such purchase price, and/or (d) in any other form of valid consideration that is acceptable to the Company in its sole discretion. If shares of Restricted Stock are tendered as consideration for the exercise of a Stock Option, a number of shares of Common Stock issued upon the exercise of the Stock Option equal to the number of shares of Restricted Stock used as consideration therefor shall be subject to the same restrictions and provisions as the Restricted Stock so submitted, as well as any additional restrictions that may be imposed by the Committee.
     (b) Upon payment of all amounts due from the Participant, the Company shall cause shares of the Common Stock then being purchased to be delivered as directed by the Participant (or the person exercising the

Participant’s Stock Option in the event of his death) at its principal business office promptly after the Exercise Date, provided that if the Participant has exercised an Incentive Stock Option, the Company may at its option retain possession of the shares acquired upon exercise until the expiration of the holding periods described in Section 422(a)(1) of the Code. The obligation of the Company to deliver shares of Common Stock shall, however, be subject to the condition that if at any time the Committee shall determine in its discretion that the listing, registration, or qualification of the Stock Option or the Common Stock upon any securities exchange or inter-dealer quotation system or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Stock Option or the issuance or purchase of shares of Common Stock thereunder, the Stock Option may not be exercised in whole or in part unless such listing, registration, qualification, consent, or approval shall have been effected or obtained free of any conditions not acceptable to the Committee.
     (c) If the Participant fails to pay for any of the Common Stock specified in such notice or fails to accept delivery thereof, the Participant’s right to purchase such Common Stock may be terminated by the Company.
10.3 SAR’s. Subject to the conditions of this Section and such administrative regulations as the Committee may from time to time adopt, an SAR may be exercised by the delivery (including by fax) of written notice to the Committee setting forth the number of shares of Common Stock with respect to which the SAR is to be exercised and the date of exercise thereof in accordance with procedures established by the Company. On the SAR exercise date, the Participant shall receive from the Company in exchange therefore cash in an amount equal to the excess (if any) of the Fair Market Value (as of the date of the exercise of the SAR) per share of Common Stock over the SAR Price per share specified in such SAR, multiplied by the total number of shares of Common Stock of the SAR being surrendered. In the discretion of the Committee, the Company may satisfy its obligation upon exercise of an SAR by the distribution of that number of shares of Common Stock having an aggregate Fair Market Value (as of the date of the exercise of the SAR) equal to the amount of cash otherwise payable to the Participant, with a cash settlement to be made for any fractional share interests, or the Company may settle such obligation in part with shares of Common Stock and in part with cash.
10.4 Tax Payment Election. Subject to the approval of the Committee, and to any rules and limitations as the Committee may adopt, a person exercising an Incentive may make the payment of the amount of any taxes required to be collected or withheld by the Company in connection with such exercise in whole or in part by electing, at or before the time of exercise, either (i) to have the Company withhold from the number of Shares otherwise deliverable a number of Shares whose value equals the amount of the applicable supplemental wage withholding required plus any required state, local or employment tax withholdings, or (ii) to deliver certificates for other Shares owned by the person exercising the Award, endorsed in blank with appropriate signature guarantee, having a value equal to the amount otherwise to be collected or withheld.
10.5 Valuation. Any calculation with respect to a Participant’s income, required tax withholding or other matters required to be made by the Company upon the exercise of an Incentive shall be made using the Fair Market Value of the shares of Common Stock on the Exercise Date, whether or not the Exercise Notice is delivered to the Company before or after the close of trading on that date, unless otherwise specified by the Committee. Notwithstanding the foregoing, for Stock Option exercises using the Company’s “same-day-sale for cash method” or “broker sale for stock method,” a Participant’s taxable gain and related tax withholding on the exercise will be calculated using the actual market price at which Shares were sold in the transaction.
ARTICLE 11. SPECIAL PROVISIONS
APPLICABLE TO COVERED PARTICIPANTS
Awards subject to Performance Criteria paid to Covered Participants under this Plan shall be governed by the conditions of this Article 11 in addition to the requirements of Article 6, above. If the conditions set forth under this Article 11 conflict with the requirements of Article 6, the conditions of this Article 11 shall prevail.
11.1 Establishment of Performance Measures, Goals or Criteria. All Performance Measures, Goals, or Criteria relating to Covered Participants for a relevant Performance Period shall be established by the Committee in writing prior to the beginning of the Performance Period, or by such other later date for the Performance Period as may be permitted under Section 162(m) of the Code. The Performance Goals may be identical for all Participants or, at the discretion of the Committee, may be different to reflect more appropriate measures of individual performance.

11.2 Performance Goals. The Committee shall establish the Performance Goals relating to Covered Participants for a Performance Period in writing. Performance Goals may include alternative and multiple Performance Goals and may be based on one or more business and/or financial criteria. In establishing the Performance Goals for the Performance Period, the Committee in its discretion may include one or any combination of the following criteria in either absolute or relative terms, for the Company or any Subsidiary:
(a)	Increased revenue;

(b)	Net income measures (including but not limited to income after capital costs and income before or after taxes);

(c)	Stock price measures (including but not limited to growth measures and total stockholder return);

(d)	Market share;

(e)	Earnings per share (actual or targeted growth);

(f)	Earnings before interest, taxes, depreciation, and amortization (“EBITDA”);

(g)	Economic value added (“EVA®”);

(h)	Cash flow measures (including but not limited to net cash flow and net cash flow before financing activities);

(i)	Return measures (including but not limited to return on equity, return on average assets, return on capital, risk-adjusted return on capital, return on investors’ capital and return on average equity);

(j)	Operating measures (including operating income, funds from operations, cash from operations, after-tax operating income, sales volumes, production volumes, and production efficiency);

(k)	Expense measures (including but not limited to cost-per-barrel, overhead cost and general and administrative expense);

(l)	Margins;

(m)	Stockholder value;

(n)	Total stockholder return;

(o)	Proceeds from dispositions;

(p)	Production volumes;

(q)	Refinery runs or refinery utilization;

(r)	Total market value; and

(s)	Corporate values measures (including ethics compliance, environmental, and safety).
11.3 Compliance with Section 162(m). The Performance Goals must be objective and must satisfy third party “objectivity” standards under Section 162(m) of the Code, and the regulations promulgated thereunder. In interpreting Plan provisions relating to Awards subject to Performance Goals paid to Covered Participants, it is the intent of the Plan to conform with the standards of Section 162(m) of the Code and Treasury Regulation §1.162-27(e)(2)(i), and the Committee in establishing such goals and interpreting the Plan shall be guided by such provisions.
11.4 Adjustments. The Committee is authorized to make adjustments in the method of calculating attainment of Performance Goals in recognition of: (i) extraordinary or non-recurring items, (ii) changes in tax laws, (iii) changes in generally accepted accounting principles or changes in accounting principles, (iv) charges related to restructured or discontinued operations, (v) restatement of prior period financial results, and (vi) any other unusual, non-recurring gain or loss that is separately identified and quantified in the Company’s financial statements. Notwithstanding the foregoing, the Committee may, at its sole discretion, reduce the performance results upon which Awards are based under the Plan, to offset any unintended result(s) arising from events not anticipated when the Performance Goals were established, or for any other purpose, provided that such adjustment is permitted by Section 162(m) of the Code.
11.5 Discretionary Adjustments. The Performance Goals shall not allow for any discretion by the Committee as to an increase in any Award, but discretion to lower an Award is permissible.
11.6 Certification. The Award and payment of any Award under this Plan to a Covered Participant with respect to a relevant Performance Period shall be contingent upon the attainment of the Performance Goals that are applicable to such Covered Participant. The Committee shall certify in writing prior to payment of any such Award that such applicable Performance Goals relating to the Award are satisfied. Approved minutes of the Committee may be used for this purpose.

11.7 Other Considerations. All Awards to Covered Participants under this Plan shall be further subject to such other conditions, restrictions, and requirements as the Committee may determine to be necessary to carry out the purpose of this Article 11.
ARTICLE 12. AMENDMENT OR DISCONTINUANCE
12.1 In General. Subject to the limitations set forth in this Article 12, the Committee may at any time and from time to time, without the consent of the Participants, alter, amend, revise, suspend, or discontinue the Plan in whole or in part, provided that no amendment that requires stockholder approval under the rules of the national exchange on which the shares of Common Stock are listed (or in order for the Plan and Incentives awarded under the Plan to continue to comply with Section 162(m) of the Code, including any successors to such Section), shall be effective unless such amendment shall be approved by the requisite vote of the stockholders of the Company entitled to vote thereon. Any such amendment shall, to the extent deemed necessary or advisable by the Committee, be applicable to any outstanding Incentives theretofore granted under the Plan, notwithstanding any contrary provisions contained in any Award Agreement. In the event of any such amendment to the Plan, the holder of any Incentive outstanding under the Plan shall, upon request of the Committee and as a condition to the exercisability thereof, execute a conforming amendment in the form prescribed by the Committee to any Award Agreement relating thereto.
12.2 Amendments to Awards. Subject to the limitations set forth in the Plan, the Committee may waive any conditions or rights under, amend any terms of, or alter any Award theretofore granted, provided that, unless required by law, no action contemplated or permitted by this Article 12 shall adversely affect any rights of Participants or obligations of the Company to Participants with respect to any Incentive theretofore granted under the Plan without the consent of the affected Participant.
12.3 Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms, conditions, and criteria of Awards in recognition of unusual or nonrecurring events (including the events described in Section 14 of the Plan) affecting the Company, any Subsidiary, or the financial statements of the Company, or in recognition of changes in applicable laws, regulations, or accounting principles, whenever the Committee determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.
ARTICLE 13. EFFECTIVE DATE AND TERM
The Plan shall become effective on the date of its approval by the stockholders of the Company, and shall continue in existence and force for a period of 10 years thereafter, subject to earlier termination as prescribed under Article 12 above. After termination of the Plan no future Awards may be granted hereunder, but any Awards or Incentives granted before the date of termination will continue to be in effect in accordance with their terms and conditions.
ARTICLE 14. CAPITAL ADJUSTMENTS
14.1 In General. If at any time while the Plan is in effect, or Incentives are outstanding, there shall be any increase or decrease in the number of issued and outstanding shares of Common Stock resulting from (i) the declaration or payment of a stock dividend, (ii) any recapitalization resulting in a stock split-up, combination, or exchange of shares of Common Stock, or (iii) other increase or decrease in such shares of Common Stock effected without receipt of consideration by the Company, then:
(a)	An appropriate adjustment shall be made in the maximum number of shares of Common Stock then subject to being awarded under the Plan and in the maximum number of shares of Common Stock that may be awarded to a Participant to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock shall continue to be subject to being so awarded.

(b)	Appropriate adjustments shall be made in the number of shares of Common Stock and the Option Price thereof then subject to purchase pursuant to each such Stock Option previously granted and unexercised, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each such instance shall remain subject to purchase at the same aggregate Option Price.

(c)	Appropriate adjustments shall be made in the number of SAR’s and the SAR Price thereof then subject to exercise pursuant to each such SAR previously granted and unexercised, to the end that the same proportion of the Company’s issued and outstanding shares of Common Stock in each instance shall remain subject to exercise at the same aggregate SAR Price.

(d)	Appropriate adjustments shall be made in the number of outstanding shares of Restricted Stock with respect to which restrictions have not yet lapsed prior to any such change.

(e)	Appropriate adjustments shall be made with respect to shares of Common Stock applicable to any other Incentives previously awarded under the Plan as the Committee, in its sole discretion, deems appropriate, consistent with the event.
14.2 Issuance of Stock or Other Convertible Securities. Except as otherwise expressly provided herein, the issuance by the Company of shares of its capital stock of any class, or securities convertible into shares of capital stock of any class, either in connection with direct sale or upon the exercise of rights or warrants to subscribe therefor, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to (i) the number of or Option Price of shares of Common Stock then subject to outstanding Stock Options granted under the Plan, (ii) the number of or SAR Price or SAR’s then subject to outstanding SAR’s granted under the Plan, (iii) the number of outstanding shares of Restricted Stock, or (iv) the number of shares of Common Stock otherwise payable under any other Incentive.
14.3 Notification. Upon the occurrence of each event requiring an adjustment with respect to any Incentive, the Company shall notify each affected Participant its computation of such adjustment, which shall be conclusive and shall be binding upon each such Participant.
ARTICLE 15. RECAPITALIZATION, MERGER AND CONSOLIDATION;
CHANGE OF CONTROL
15.1 Adjustments, Recapitalizations, Reorganizations, or Other Adjustments. The existence of this Plan and Incentives granted hereunder shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations, or other changes in the Company’s capital structure and its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or preference stocks ranking prior to or otherwise affecting the Common Stock or the rights thereof (or any rights, options, or warrants to purchase same), or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
15.2 Acquiring Entity. Subject to any required action by the stockholders, if the Company shall be the surviving or resulting corporation in any merger, consolidation or share exchange, any Incentive granted hereunder shall pertain to and apply to the securities or rights (including cash, property, or assets) to which a Participant would have been entitled.
15.3 Acquired Entity. In the event of any merger, consolidation or share exchange pursuant to which the Company is not the surviving or resulting corporation, there shall be substituted for each share of Common Stock subject to the unexercised portions of such outstanding Incentives, that number of shares of each class of stock or other securities or that amount of cash, property, or assets of the surviving, resulting or consolidated company that were distributed or distributable to the stockholders of the Company in respect to each share of Common Stock held by them, such outstanding Incentives to be thereafter exercisable for such stock, securities, cash, or property in accordance with their terms.

15.4 Change of Control. Unless otherwise specifically prohibited under applicable laws, or by the rules of any governing governmental agency or authority or national securities exchange, the Committee may, in its sole discretion, at the time an Award is made or granted hereunder or at any time prior to, coincident with, or after the time of a Change of Control, take one of the following actions which shall apply only upon the occurrence of a Change of Control or, if later, upon the action being taken:
(a)	Provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment, or distribution of an Award so that any Award to a Participant whose employment has been terminated as a result of a Change in Control may be vested, exercised, paid, or distributed in full on or before a date fixed by the Committee, and in connection therewith the Committee may (i) provide for an extended period to exercise Options (not to exceed the original term) and (ii) determine the level of attainment of any applicable performance goals;

(b)	Provide for the purchase of any Awards from a participant whose employment has been terminated as a result of a Change of Control, upon the Participant’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment, or distribution of such rights had such Award been currently exercisable or payable; or

(c)	Cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change of Control.
For purposes of sub-paragraphs (a) and (b) above, any Participant whose employment is either (i) terminated by the Company other than for “Cause,” or (ii) terminated by the Participant for “Good Reason” (each as defined in this Plan) in either case upon, or on or prior to the second anniversary of a Change of Control, shall be deemed to have been terminated as a result of the Change of Control.
ARTICLE 16. LIQUIDATION OR DISSOLUTION
In case the Company shall, at any time while any Incentive under this Plan shall be in force and remain unexpired, sell all or substantially all of its property, or dissolve, liquidate, or wind up its affairs (each, a “Dissolution Event”), then each Participant shall be thereafter entitled to receive, in lieu of each share of Common Stock of the Company which such Participant would have been entitled to receive under the Incentive, the same kind and amount of any securities or assets as may be issuable, distributable, or payable upon any such sale, dissolution, liquidation, or winding up with respect to each share of Common Stock of the Company. If the Company shall, at any time prior to the expiration of any Incentive, make any partial distribution of its assets, in the nature of a partial liquidation, whether payable in cash or in kind (but excluding the distribution of a cash dividend payable out of earned surplus and designated as such) then in such event the Option Prices or SAR Prices then in effect with respect to each Stock Option or SAR shall be reduced, on the payment date of such distribution, in proportion to the percentage reduction in the tangible book value of the shares of the Company’s Common Stock (determined in accordance with generally accepted accounting principles) resulting by reason of such distribution.
ARTICLE 17. ADDITIONAL AUTHORITY OF COMMITTEE
In addition to the Committee’s authority set forth elsewhere in this Plan, in order to maintain a Participant’s rights in the event of any Change of Control or Dissolution Event described under Articles 15 and 16, the Committee, as constituted before the Change of Control or Dissolution Event, is hereby authorized, and has sole discretion, as to any Incentive, either at the time the Award is made hereunder or any time thereafter, to take any one or more of the following actions:
(a)	provide for the purchase of any Incentive, upon the Participant’s request, for an amount of cash equal to the amount that could have been attained upon the exercise of the Incentive or realization of the Participant’s rights in the Incentive had the Incentive been currently exercisable or payable;

(b)	adjust any outstanding Incentive as the Committee deems appropriate to reflect the Change of Control or Dissolution Event; or

(c)	cause any outstanding Incentive to be assumed, or new rights substituted therefor, by the acquiring or surviving corporation after a Change of Control or successor following a Dissolution Event.

(d)	The Committee may in its discretion include other provisions and limitations in any Award Agreement as it may deem equitable and in the best interests of the Company.
ARTICLE 18. INCENTIVES IN SUBSTITUTION FOR
INCENTIVES GRANTED BY OTHER CORPORATIONS
Incentives may be granted under the Plan from time to time in substitution for similar instruments held by employees of a corporation who become or are about to become Employees of the Company or any Subsidiary as a result of a merger or consolidation of the employing corporation with the Company or the acquisition by the Company of stock of the employing corporation. The terms and conditions of the substitute Incentives so granted may vary from the terms and conditions set forth in this Plan to such extent as the Board at the time of grant may deem appropriate to conform, in whole or in part, to the provisions of the Incentives in substitution for which they are granted.
ARTICLE 19. MISCELLANEOUS PROVISIONS
19.1 Code Section 409A. Notwithstanding anything in this Plan to the contrary, if any Plan provision or Award under the Plan would result in the imposition of an applicable tax under Section 409A of the Internal Revenue Code of 1986, as amended and related regulations and Treasury pronouncements (“Section 409A”), that Plan provision or Award may be reformed to avoid imposition of the applicable tax and no action taken to comply with Section 409A shall be deemed to adversely affect the Participant’s rights to an Award. This Plan is intended to comply, and shall be administered consistently in all respects, with Section 409A, and the regulations and additional guidance promulgated thereunder to the extent applicable. Accordingly, the Company shall have the authority to take any action, or refrain from taking any action, with respect to this Plan or any Award hereunder that is reasonably necessary to ensure compliance with Code Section 409A (provided that the Company shall choose the action that best preserves the value of payments and benefits provided to Participant that is consistent with Code Section 409A); this Plan shall be interpreted in a manner that is consistent with Code Section 409A. In furtherance, but not in limitation of the foregoing:
(a)	in no event may Participant designate, directly or indirectly, the calendar year of any payment to be made hereunder;

(b)	to the extent the Participant is a “specified employee” within the meaning of Code Section 409A, payments, if any, that constitute a “deferral of compensation” under Code Section 409A and that would otherwise become due during the first six months following Participant’s termination of employment shall be delayed and all such delayed payments shall be paid in full in the seventh month after such termination date, provided that the above delay shall not apply to any payment that is excepted from coverage by Code Section 409A, such as a payment covered by the short-term deferral exception described in Treasury Regulations
Section 1.409A-1(b)(4).
19.2 Investment Intent. The Company may require that there be presented to and filed with it by any Participant under the Plan, such evidence as it may deem necessary to establish that the Incentives granted or the shares of Common Stock to be purchased or transferred are being acquired for investment and not with a view to their distribution.
19.3 No Right to Continued Employment. Neither the Plan nor any Incentive granted under the Plan shall confer upon any Participant any right with respect to continuance of employment by the Company or any Subsidiary.
19.4 Delegation. Subject to the terms of the Plan and applicable law, the Committee may delegate to one or more officers or managers of the Company or any Affiliate, or to a committee of such officers or managers, the authority, subject to the terms and limitations the Committee shall determine, to grant Awards or to cancel, modify or waive rights with respect to, or to amend, suspend, or terminate Awards.

19.5 Indemnification of Board and Committee. No member of the Board or the Committee, nor any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee of the Company acting on their behalf shall, to the fullest extent permitted by law, be fully indemnified and protected by the Company in respect of any such action, determination, or interpretation.
19.6 Effect of the Plan. Neither the adoption of this Plan nor any action of the Board or the Committee shall be deemed to give any person any right to be granted an Award or any other rights except as may be evidenced by an Award Agreement, or any amendment thereto, duly authorized by the Committee and executed on behalf of the Company, and then only to the extent and upon the terms and conditions expressly set forth therein.
19.7 Compliance with Laws and Regulations. Notwithstanding anything contained herein to the contrary, the Company shall not be required to sell or issue shares of Common Stock under any Incentive if the issuance thereof would constitute a violation by the Participant or the Company of any provisions of any law or regulation of any governmental authority or any national securities exchange or inter-dealer quotation system or other forum in which shares of Common Stock are quoted or traded (including without limitation Section 16 of the Securities Exchange Act of 1934 and 162(m) of the Code), and, as a condition of any sale or issuance of shares of Common Stock under an Incentive, the Committee may require such agreements or undertakings, if any, as the Committee may deem necessary or advisable to assure compliance with any such law or regulation. The Plan, the grant and exercise of Incentives hereunder, and the obligation of the Company to sell and deliver shares of Common Stock, shall be subject to all applicable federal and state laws, rules and regulations and to such approvals by any government or regulatory agency as may be required, and the grant or making of any Award shall be conditional and shall be granted or awarded subject to acceptance of the Shares deliverable pursuant to the Award for listing on the NYSE.
19.8 Severability. If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
19.9 Tax Requirements, Withholding. The Company or any Affiliate is hereby authorized to withhold from any Award, from any payment due or transfer made under any Award or under the Plan or from any compensation or other amount owing to a Participant the amount (in cash, Shares, other securities, other Awards or other property) of any applicable withholding taxes with respect to an Award, its exercise, the lapse of restrictions thereon, payment or transfer under an Award or under the Plan, and to take any other action necessary in the opinion of the Company to satisfy all obligations for the payment of the taxes. Notwithstanding the foregoing, in the event of an assignment of a Non-qualified Stock Option or SAR, the Participant who assigns the Non-qualified Stock Option or SAR shall remain subject to withholding taxes upon exercise of the Non-qualified Stock Option or SAR by the transferee to the extent required by the Code or the rules and regulations promulgated thereunder. Such payments shall be required to be made prior to the delivery of any shares of Common Stock. Such payment may be made in cash, by check, or through the delivery of shares of Common Stock owned by the Participant (which may be effected by the actual delivery of shares of Common Stock by the Participant or by the Company’s withholding a number of shares to be issued upon the exercise of a Stock Option, if applicable), which shares have an aggregate Fair Market Value equal to the required minimum withholding payment, or any combination thereof.
19.10 Assignability. (a) Incentive Stock Options may not be transferred or assigned other than by will or the laws of descent and distribution and may be exercised during the lifetime of the Participant only by the Participant or the Participant’s legally authorized representative, and each Award Agreement in respect of an Incentive Stock Option shall so provide. The designation by a Participant of a beneficiary will not constitute a transfer of the Stock Option. The Committee may waive or modify any limitation contained in the preceding sentences of this Section 19.10 that is not required for compliance with Section 422 of the Code.
     (b) The Committee may, in its discretion, authorize all or a portion of a Non-qualified Stock Option or SAR to be granted to a Participant to be on terms which permit transfer by such Participant to (i) the spouse, children or grandchildren of the Participant (“Immediate Family Members”), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, (iv) an entity exempt from federal income tax pursuant to Section 501(c)(3) of the Code or any successor provision, or (v) a split interest trust or pooled income fund described in Section 2522(c)(2) of the Code or any successor provision, provided that (a) there shall be no consideration for any such transfer, (b) the Award Agreement pursuant to which such Non-qualified Stock Option or SAR is granted must be approved by the Committee and must expressly provide for transferability in a manner consistent with this Section, and (c) subsequent transfers of transferred Non-qualified Stock Options or SAR’s shall be prohibited except those by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended. Following transfer, any such Non-qualified Stock Option and SAR shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Articles 10, 12, 14, 16 and 18 hereof the term “Participant” shall be deemed to include the transferee. The events of Termination of Service shall continue to be applied with respect to the original Participant, following which the Non-qualified Stock Options and SAR’s shall be exercisable by the transferee only to the extent and for the periods specified in the Award Agreement. The Committee and the Company shall have no obligation to inform any transferee of a Non-qualified Stock Option or SAR of any expiration, termination, lapse or acceleration of such Option. The Company shall have no obligation to register with any federal or state securities commission or agency any Common Stock issuable or issued under a Non-qualified Stock Option or SAR that has been transferred by a Participant under this Section 19.10.
19.11 No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or any fiduciary relationship between the Company or any Affiliate and a Participant or any other Person. To the extent that any Person acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or any Affiliate.
19.12 Governing Law. The validity, construction and effect of the Plan and any actions taken or relating to the Plan shall be determined in accordance with the laws of the State of Texas and applicable federal law.
19.13 Successors and Assigns. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, expressly to assume and agree to perform the Company’s obligations under this Plan in the same manner and to the same extent that the Company would be required to perform them if no such succession had taken place. As used herein, the “Company” shall mean the Company as herein before defined and any aforesaid successor to its business and/or assets.
19.14 No Fractional Shares. No fractional Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities, or other property shall be paid or transferred in lieu of any fractional Shares or whether fractional Shares or any rights thereto shall be canceled, terminated, or otherwise eliminated.

VALERO ENERGY CORPORATION
ONE VALERO WAY
SAN ANTONIO, TEXAS 78249
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and to request electronic delivery of information until 11:59 p.m., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions until 11:59 p.m., Eastern Time, the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Valero Energy Corporation c/o Broadridge, 51 Mercedes Way, Edgewood, New York 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M20934-P90977-Z51971	KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY
VALERO ENERGY CORPORATION

Vote on Directors

The Board of Directors recommends that you vote
“FOR” all nominees.

1.	Elect four Class II directors to serve until the 2014 Annual Meeting of Stockholders or until their respective successors are elected and have been qualified:
The Board of Directors recommends that you vote

	Nominees:		For	Against	Abstain	“AGAINST” proposals 7, 8 and 9.		For	Against	Abstain

	1a.	Ronald K. Calgaard	☐	☐	☐	7.	Vote on a stockholder proposal entitled, “Disclosure of Political Contributions.”	☐	☐	☐

	1b.	Stephen M. Waters	☐	☐	☐	8.	Vote on a stockholder proposal entitled, “Review of Political Contributions.”	☐	☐	☐

	1c.	Randall J. Weisenburger	☐	☐	☐	9.	Vote on a stockholder proposal entitled, “Report on Steps Taken to Reduce Risk of Accidents.”	☐	☐	☐

	1d.	Rayford Wilkins, Jr.	☐	☐	☐

Vote on Proposals						The above proposals are in addition to any other business properly brought before the meeting.

The Board of Directors recommends that you vote			For	Against	Abstain
“FOR” proposals 2, 3, 4 and 5.

2.	Approve amendment of our Certificate of Incorporation to eliminate classified board.		☐	☐	☐

3.	Ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2011.		☐	☐	☐

4.	Approve the 2011 Omnibus Stock Incentive Plan.		☐	☐	☐

5.	Approve, by nonbinding vote, the 2010 compensation of our named executive officers.		☐	☐	☐

The Board of Directors recommends that you vote for “1 Yr” on proposal 6.

			1 Yr	2 Yrs	3 Yrs	Abstain
6.	Recommend, by nonbinding vote, the frequency of stockholder votes on executive compensation.		☐	☐	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com.

M20934-P90977-Z51971
VALERO ENERGY CORPORATION
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF STOCKHOLDERS
April 28, 2011
The stockholder(s) hereby revoke(s) all previous proxies and appoint(s) William R. Klesse and Jay D. Browning, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Valero Energy Corporation that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held on Thursday, April 28, 2011 at 10:00 a.m., Central Time, at the Valero Energy Corporation offices located at One Valero Way, San Antonio, Texas 78249, and any adjournment or postponement thereof.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES FOR DIRECTOR, “FOR” PROPOSALS 2, 3, 4 AND 5, FOR “EVERY YEAR” ON PROPOSAL 6, AND “AGAINST” PROPOSALS 7, 8 AND 9. IF ANY OTHER MATTERS ARE VOTED ON AT THE MEETING, THIS PROXY WILL BE VOTED BY THE NAMED PROXIES ON SUCH MATTERS IN THEIR SOLE DISCRETION.
YOUR TELEPHONE OR INTERNET VOTE AUTHORIZES THE NAMED PROXIES TO VOTE THE SHARES IN THE SAME MANNER AS IF YOU MARKED, SIGNED AND RETURNED YOUR PROXY CARD.
Continued and to be signed on reverse side